AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON
OCTOBER 5, 2009

REGISTRATION NO. 333-152691

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST EFFECTIVE AMENDMENT NO.  3 TO
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LEGEND INTERNATIONAL HOLDINGS, INC
(name of issuer in its charter)

DELAWARE	1041	23-3067904
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Mr. Peter Lee
LEGEND INTERNATIONAL HOLDINGS, INC
Level 8, 580 St Kilda Road
Melbourne  Victoria  3004
Australia
Telephone: 613-8532-2866
Facsimile: 613-8532-2805
(Name, address, including zip code, and
telephone number, including
area code, of agent for service)

Copies of communications to:
R. Brian Brodrick, Esq.
Phillips Nizer LLP
666 Fifth Avenue
New York  NY
Telephone: 212-841-0700

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No.  3 relates to the Registration Statement on Form  S-1 (File No. 333-152691) of Legend International Holdings, Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”) pertaining to 42,840,000 shares of common stock, par value $.001 per share (the “Common Stock”) which was filed with the Securities and Exchange Commission on August 1, 2008, as amended. The Registration Statement became effective on September 30, 2008.

This Post-Effective Amendment No.  3 is being filed to update certain financial and other information contained in the prospectus in accordance with section 10(a)(3) of the Securities Act of 1933, as amended.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION

DATED OCTOBER 5, 2009

LEGEND INTERNATIONAL HOLDINGS, INC

 42,840,000 SHARES OF COMMON STOCK

This prospectus relates to the sale of up to 42,000,000 shares of Legend’s Common Stock by certain persons who are stockholders of Legend. Please refer to "Selling Stockholders" beginning on page 15.

We are also registering 840,000 shares of Common Stock that are issuable upon exercise of outstanding warrants at an exercise price of US$2.50 per share.

Legend is not selling any shares of Common Stock in this offering and therefore will not receive any proceeds from this offering.  Legend will however receive proceeds from the sale of Common Stock upon exercise of the warrants. All costs associated with this registration will be borne by Legend.

The shares of Common Stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. On September 29, 2009 , the last reported sale price of our Common Stock was $0.64 per share. Our Common Stock is quoted on the Over-the-Counter Bulletin Board under the symbol "LGDI."  These prices will fluctuate based on the demand for the shares of Common Stock.

Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under the applicable state law or that an exemption from registration is available.

These securities are speculative and involve a high degree of risk.
Please refer to "Risk Factors" beginning on page 11.
No other underwriter or person has been engaged to facilitate the sale of shares of Common Stock in this offering. This offering will terminate 24 months after the accompanying registration statement is declared effective by the Securities and Exchange Commission. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY HAVE THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is October 5, 2009 .

TABLE OF CONTENTS

We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of shares of Common Stock means that information contained in this prospectus is correct after the dates of this prospectus.  This prospectus is not an offer to sell or a solicitation of an offer to buy these shares of Common Stock in any circumstances under which the offer or solicitation is unlawful.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains numerous forward-looking statements relating to our business. such forward-looking statements are identified by the use of words such as believes, intends, expects, hopes, may, should, plan, projected, contemplates, anticipates or similar words. Actual production, operating schedules, results of operations, ore reserve and mineral deposit estimates and other projections and estimates could differ materially from those projected in the forward-looking statements.  The factors that could cause actual results to differ materially from those projected in the forward-looking statements include:

•	The risk factors set forth herein,

•	The possibility that the phosphates we find are not commercially economical to mine,

•	The possibility that we do not find diamonds or that the diamonds we find are not commercially economical to mine,

•	The risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions),

•	Changes in the market price of phosphate, base metals and diamonds,

•	The uncertainties inherent in our production, exploratory and developmental activities, including risks relating to permitting and regulatory delays,

•	The uncertainties inherent in the estimation of ore reserves,

•	The effects of environmental and other governmental regulations, and

•	Uncertainty as to whether financing will be available to enable further exploration and mining operations.

Investors are cautioned not to put undue reliance on forward-looking statements.  We disclaim any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

PROSPECTUS SUMMARY

This summary is not complete and does not contain all of the information that you should consider before investing in our Common Stock. This summary highlights selected information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the more detailed information regarding our company, the risks of purchasing our Common Stock discussed under “Risk Factors”, and our financial statements and the accompanying notes, before making an investment decision.

Our Business

General

Our name is Legend International Holdings, Inc. and we sometimes refer to ourselves in this Prospectus as “Legend,” “Company”, or as “we”, “our”, and “us”.

We are an exploration stage mining company. Our objective is to exploit our interest in certain mining tenements which are in Queensland and the Northern Territory of Australia. Our principal exploration target is for phosphate, base metals and diamonds and we are seeking to determine whether they are present in commercially economic quantities on our tenements to develop an operating mine.

We sometimes refer to our tenements collectively in this Prospectus as either the “Queensland Phosphate tenements”, “Lady Jane”, “Lady Annie”, “D-Tree”, “Thorntonia”, “Drifter”, “Quita Creek”, “Highlands Plains”, “Lily Creek”, and the “North Australian diamond tenements”, “Calvert Hills Project”, “Foelsche”, “Selby”, “Cox” or “Abner Range”. Our tenements are registered in the Department of Mines & Energy in Queensland and Department of Primary Industry, Fisheries and Mines in the Northern Territory of Australia, and give us the right to explore and mine minerals from the tenements.

We were incorporated in the State of Delaware on January 2, 2001 as Sundew International, Inc. and changed our name to Legend on March 13, 2003. We registered Legend as a foreign corporation in Australia on August 8, 2006. Our executive offices are at Level 8, 580 St Kilda Road, Melbourne, Victoria, 3004, Australia. Our website is www.lgdi.net. Information included on our website shall not be deemed to be incorporated in this Prospectus.

Stock Split

Effective November 17, 2006, Legend issued one (1) new bonus share of Common Stock for every two (2) shares of Common Stock outstanding on the record at that date. The issue of the new bonus shares of Common Stock were on a pro-rate basis to all shareholders. As a result, the Company issued 27,599,722 shares of its Common Stock. Effective December 31, 2006, Legend issued one (1) new bonus share of Common Stock for every two (2) shares of Common Stock outstanding on the record at that date. The issue of the new bonus shares of Common Stock were on a pro-rata basis to all shareholders. As a result, the Company issued 41,934,337 shares of its Common Stock.

The Company has accounted for these bonus issues as a stock split (the “Stock Split”) and accordingly, all share and per share data included in this Prospectus has been retroactively restated.

The Offering

This offering relates to the sale of 42,840,000 shares of Common Stock by certain selling stockholders. Of these shares being offered:

•	42,000,000 are currently held by selling stockholders;

•	840,000 shares issuable upon exercise of outstanding warrants at an exercise price of US$2.50 per share.

Our shares are quoted on the "over-the-counter" ("OTC") Bulletin Board maintained by the Financial Industry Regulatory Authority Inc. (“FINRA”). The shares may be sold at prevailing market prices or privately negotiated prices.

Risk Factors

You should read the "RISK FACTORS" section as well as the other cautionary statements throughout this prospectus so that you understand the risks associated with an investment in our securities. Any investment in our Common Stock should be considered a high-risk investment because of the nature of mineral exploration. Only investors who can afford to lose their entire investment should invest in these securities.

Use of Proceeds.

We will not receive any proceeds from the shares offered by the selling stockholders.  See "Use of Proceeds."  We will, however, receive proceeds from the sale of Common Stock upon exercise of the warrants. We are paying all of the expenses relating to the registration of the shares for the selling stockholders.

Defined Terms.

A number of technical and industry terms, as well as other defined terms used in this prospectus, are defined in the GLOSSARY at the end of this prospectus. Generally, we have provided a definition of each such defined term in the first instance that it is used in this prospectus and again in the GLOSSARY.

Currency

We use the Australian dollar as our reporting currency, since we are headquartered in Australia and our administrative expenses are incurred in Australian dollars.  References to dollars are to Australian dollars (A$) unless otherwise indicated as being United States dollars (US$). For the convenience of the reader, the Australian Dollar figures for the year ended December 31, 2007 have been translated into United States Dollars (“US$”) using the rate of exchange at December 31, 2007 of A$1.00=US$0.8767, the Australian Dollar figures for the year ended December 31, 2008 have been translated into United States Dollars (“US$”) using the rate of exchange at December 31, 2008 of A$1.00= US$0.6907 and the Australian Dollar figures for the six months ended June 30, 2009 have been translated into United States Dollars (“US$”) using the rate of exchange at June 30, 2009 of A$1.00=US$ 0.80480 . Prior to July 31, 2006, the Company’s functional currency was the US dollar. However, as a result of the purchase of diamond mining tenements in Northern Australia in July 2006, the Company’s 2006 revenue and expenses were primarily denominated in Australian dollars (A$). Statement of Financial Accounting Standards (“SFAS”) No. 52, Foreign Currency Translation, states that the functional currency of an entity is the currency of the primary economic environment in which the entity operates. Accordingly the Company determined that from August 1, 2006 the functional currency of the Company is the Australian dollar. Assets, liabilities and equity were translated at the rate of exchange at July 31, 2006. Revenue and expenses were translated at actual rates. Transaction gains and losses were included as part of accumulated other comprehensive gain.

Restatement of comparative numbers was made for the change in functional and reporting currency. The change was adopted prospectively beginning July 31, 2006 in accordance with SFAS No. 52.

Agreements with IFFCO

Effective July 14, 2008, the Company entered into a Shares Option Agreement with the Indian Farmers Fertilizer Cooperative Limited (“IFFCO”).

Share Options Agreement

Under the Share Options Agreement, IFFCO received options to purchase 30 million shares of Common Stock of the Company on the following terms:

a.	5,000,000 options, at an exercise price of $2.50 per share and expiring 60 days from July 11, 2008;
b.	8,000,000 options, at an exercise price of $3.00 per share and expiring 12 months from July 11, 2008;
c.	8,000,000 options, at an exercise price of $3.50 per share and expiring 18 months from July 11, 2008;
d.	9,000,000 options, at an exercise price of $4.00 per share and expiring 24 months from July 11, 2008.

During the third quarter of 2008, the 5,000,000 options issued to IFFCO, at an exercise price of US$2.50 per share and expiring 60 days from July 11, 2008 were exercised on August 11, 2008 and pursuant to the Share Options Agreement, IFFCO received a 1.2% discount on the exercise price. The total amount received was A$13,672,091 (US$12,350,000) and the Company issued 5,000,000 shares of common stock.

During the third quarter of 2009, the 8,000,000 options issued to IFFCO, at an exercise price of US$3.00 per share and expiring 12 months from July 11, 2008, expired.

The total remaining proceeds amount to US$ 64 million, and when exercised will be utilized to fund expenditure related to the Company’s phosphate project.

The Company accounts for these options as a financing activity and accordingly, records all proceeds upon exercise of such options within shareholders equity.

Rock Off-Take Agreement

Pursuant to the Share Options Agreement, the parties agreed to enter into a long-term rock off-take agreement (“ROTA”), which shall be separately negotiated but which shall be based on the following principles:

•
IFFCO shall off-take on a long term and the Company shall deliver to IFFCO to off-take directly or through its Affiliates 4 million tonnes of concentrated rock phosphate produced by the Company every year.

•	The long term rock off-take agreement (the “ROTA”) shall be based on, among others, the following principles:

-	The concentrated rock phosphate should conform to specifications reasonably acceptable to IFFCO; such specifications shall be agreed to between the Company and IFFCO in the ROTA.

-	The supplies are FOB at one or more agreed ports in Australia.

-	The Price of the concentrate rock phosphate shall be at a discount of at least 5% to the Benchmark Price of rock.

-	At the Company’s option, however:

–	The ROTA can have provisions for compensation to the Company in case IFFCO does not lift the contracted quantities and to IFFCO if the Company is unable to supply the contracted quantities.

–
In case the Benchmark Price falls below a value that reduces the return on investment of the project below an agreed amount, IFFCO can convert the entire discount into a subordinated loan at a nominal interest to be repaid in years when the market price is good. The details of this mechanism shall be agreed in the ROTA.

–
The minimum quantity supplied below which compensation claims can arise shall be 90% of the guaranteed quantities. Quantities below such minimum but not below 70% of the contracted quantity shall be rolled over to the following two years without any compensation, provided the Company does not sell the deficient quantity in the spot market.

–	In case the Benchmark Price becomes such as it materially adversely affects the financial viability of either Party, the Parties will work together to mitigate the situation.

in which case the discount shall equal 10%.

-	IFFCO shall provide no other support to the Company under the ROTA if the discount is 5%.

-
The benchmark Price (the “Benchmark Price”) shall be derived based on the price of equivalent quality of rock imported into India by IFFCO and other large importers. For this purpose only those buyers who import more than 350,000 tonnes per year will be considered. The Parties shall mutually decide transparent indices and adjustment formulas for different rock specifications for this purpose.

-
In case the agreed indices are not available, the Benchmark Price shall be derived based on the international market price of phosphoric acid delivered in India less cost of sulphur, fixed costs and other variable costs of phosphoric acid production, cost of transportation of rock from Australia to India and reasonable return on the production of phosphoric acid, divided by the specific consumption of rock of the specifications agreed in the ROTA. The details of this pricing structure shall be agreed in the ROTA.

•
IFFCO shall be the marketing agent of the Company and act on the instructions of the Company in relation to the 20% of annual production that the Company may sell yearly on the spot market after the Company has fulfilled its annual obligations under its long-term supply agreement with IFFCO. IFFCO shall conduct these transactions on behalf of the Company in the spot market on an arm’s length basis.

•
For so long as IFFCO is a shareholder in the Company, either Party shall have a right of first refusal to participate with the other Party in the production, sale, marketing, distribution or in any other manner making available any fertilizer or related product in Australia (e.g., urea plant or triple super phosphate) on terms that shall be agreed to between the Company and IFFCO.

•
IFFCO shall facilitate the Company in procuring financing for the development and construction of the Company’s phosphate mines and related infrastructure (the “Project”), including introducing the Company to sources of project financing.

•	IFFCO shall also assist the Company by providing technical and personnel assistance on an arm’s length basis.

•
The Parties agree to use their reasonable best efforts to enter into a ROTA within 9 months following the closing.  Unless mutually agreed, neither Party shall be obliged to enter into a ROTA if the Parties have not been able to execute a ROTA within 24 months of the closing and the Party seeking not to enter into the ROTA is not in breach of this Agreement. IFFCO shall also not be obliged to off take rock if the deliveries of the contracted quantities for the first year of operations, agreed in the ROTA, do not commence within 5 years of the Closing Date.

Other

In connection with the execution of the Shares Option Agreement, IFFCO entered into a Shareholders Agreement with Joseph Gutnick, the Company’s Chairman of the Board, President and Chief Executive Officer pursuant to which IFFCO purchased 15 million shares of Common Stock from an affiliate of Mr. Gutnick at $1.87 per share.  The parties agreed to vote in favor of the election of their respective Board nominees, including four nominees selected by Mr. Gutnick and two by IFFCO, subject to adjustment based upon their proportionate share ownership.  The parties granted each other certain rights of first refusal and tag-along rights with respect to future sale of shares by each other and their respective affiliates.  In addition, the parties agreed to vote by mutual agreement with respect to certain material actions requiring stockholder approval.

In connection with the execution of the Shares Option Agreement and the Shareholders’ Agreement, the Company agreed to increase the size of its Board of Directors from two members to six within 30 days following the closing and to appoint two nominees of IFFCO to the Company’s Board of Directors, including the Managing Director of IFFCO, Dr. Awasthi and two additional nominees to be selected by Mr. Joseph Gutnick, the Company’s Chairman of the Board, President and Chief Executive Officer. Mr. Gutnick’s nominees are subject to the approval of BMO Nesbitt Burns in accordance with that certain Agency Agreement dated as of June 3, 2008. The Company also agreed to amend its Bylaws to require that certain material actions by the Company shall require the unanimous approval of the Board of Directors.

North Australian Diamonds Takeover Bid

On May 12, 2009, Legend announced it was making an on market takeover offer for all of the shares in North Australian Diamonds Limited, an Australian corporation (ASX: NAD) that it does not already own.

The offer  was an unconditional on market cash offer at $A0.012 per NAD share, which expires on June 27, 2009 unless extended in the sole discretion of Legend.

On June 18, 2009, the Company increased its offer to A$0.015 per NAD share as a final offer. The offer period was also extended to July 24, 2009.
On July 23, 2009, the Company’s voting power in NAD exceeded 50% and in accordance with subsection 624(2) of the Australian Corporations Act 2001 the offer was automatically extended for an addtional period of 14 days.
As of August 6, 2009 (close of offer), the Company held 55% of the issued and outstanding shares of NADL for a total cost of A$11.6 million (approx. US$9.3 million). As a result, NADL became a subsidiary of the Company post June 30, 2009 and will be consolidated into the financial statements of the Company during the quarter ended September 30, 2009.

Mr. Joseph Gutnick, the Chairman of the Board, President and Chief Executive Officer of the Company, is also a director of NAD. In addition, Mr. Gutnick is a director and officer (and members of his family are beneficial stockholders) of Yahalom International Resources Corporation ("Yahalom") , which  was a 19% stockholder of NAD. Mr. Gutnick  did not take part in any material decision made by either the Company or NAD relating to the Offer and/or the Takeover Bid. Yahalom tendered 378,275,603 NAD shares to the Company for which it received A$3,058,660, or A$0.008 per share, which represented its cost of purchase for the NAD shares and was less than the A$0.015 per share purchase price paid to the non-affiliated shareholders of NAD.

Summary Financial Data

The following summary financial data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

Statement of Operations Data
	Year ended December 31				Six months ended June 30
	2006	2007	2008	2008 Conv. Transl	2008	2009	2009 Conv. Transl
	A$000s	A$000s	A$000s	US$000s	A$000s	A$000s	US$000s

Revenues	-	-	-	-	-	-

Other income (loss)	2	22	3,726	2,573	350	1,198	1,608

Costs and expenses	(4,537)	(8,540)	(23,337)	(16,119)	(8,638)	(15,456)	(12,439)

Loss from operations	(4,535)	(8,518)	(19,611)	(13,545)	(8,288)	(13,458)	(10,831)

Foreign currency gain (loss))	(40)	(120)	5,390	3,723	(1,884)	(2,963)	(2,385)

Net gain on sale of trading securities	-	-	-	-	-	114	92

Profit (loss) before income taxes and equity in losses of unconsolidated entity	(4,575)	(8,638)	(14,221)	(9,822)	(10,172)	(16,307)	(13,124)

Equity in losses of unconsolidated entity	-	-	-	-	-	(141)	(113)

Provision for income taxes	-	-	-	-	-	-	-

Net profit (loss)	(4,575)	(8,638)	(14,221)	(9,822)	(10,172)	(16,448)	(13,237)

	A$	A$	A$	$US	A$	A$	$US

Net profit (loss) per share on continuing operations	(0.06)	(0.06)	(0.07)	(0.05)	(0.0 6)	(0.0 7)	(0.0 6)

Weighted average number of shares outstanding (000s)	75,230	146,740	204,501	204,501	171,152	226,322	182,144

Balance Sheet Data	A$000s	A$000s	A$000s	US$000s	A$000s	A$000s	US$000s
Total assets	1,150	17,994	130,076	89,843	114,910	116,271	93,575

Total liabilities	1,881	1,035	3,317	2,291	995	537	2,847

Stockholders’ equity	(731)	16,959	126,759	87,552	113,915	112,734	90,728

Convenience translation at December 31, 2008 using December 31, 2008 exchange rate, and June 30, 2009 using June 30, 2009 exchange rate.

RISK FACTORS

You should carefully consider each of the following risk factors and all of the other information provided in this prospectus before purchasing our Common Stock.  An investment in our Common Stock involves a high degree of risk, and should be considered only by persons who can afford the loss of their entire investment. The risks and uncertainties described below are not the only ones we face. There may be additional risks and uncertainties that are not known to us or that we do not consider to be material at this time.  If the events described in these risks occur, our business, financial condition and results of operations would likely suffer. Additionally, this prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. This section discusses the risk factors that might cause those differences.

Risks of Our Business

We Lack an Operating History And Have Losses Which We Expect To Continue Into the Future.

To date we have had no material source of revenue. We have no operating history as a mineral exploration or mining company upon which an evaluation of our future success or failure can be made. Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

-	exploration and development of any mineral property we identify;

-	our ability to locate economically viable mineral reserves in any mineral property we identify;

-	our ability to generate revenues and profitably operate a mine on any mineral property we identify.

We Have No Mineral Reserves And We Cannot Assure You That We Will Find Such Reserves. If We Develop A Mineral Reserve, There Is No Guarantee That Production Will Be Profitable.

We cannot guarantee we will ever find any or that we will be successful in locating commercial mineral reserves on any exploration properties that we may obtain.  Even if we find a commercial mineral reserve, there is no assurance that we will be able to mine them. Even if we develop a mine, there is no assurance that we will make a profit. If we do not find commercial minerals you could lose part or all of your investment.

We May Need Further Financing To Determine If There Is Commercial Minerals, Develop Any Minerals We Identify And To Maintain The Mineral Claims.

Our success may depend on our ability to raise further capital. We may require further substantial additional funds to conduct mineral exploration and development activities on all of our tenements. There is no assurance whatsoever that funds will be available from any source or, if available, that they can be obtained on terms acceptable to us to make investments. If funds are not available in the amounts required to achieve our business strategy, we would be unable to reach our objective. This could cause the loss of all or part of your investment.

World Economic Conditions Could Adversely Affect Our Results of Operations and Financial Condition

In 2008 and 2009, world economic conditions have experienced a downturn due to the sequential effects of the subprime lending crisis, general credit market crisis, the general unavailability of financing, collateral effects on the finance and banking industries, volatile energy and commodity costs, concerns about inflation, slower economic activity, decreased consumer confidence, reduced corporate profits and capital spending, adverse business conditions, increased unemployment and liquidity concerns. These adverse conditions may make it harder for the Company to raise additional funds to finance the continued development of its business and may reduce the demand for phosphate, which, at least in the short term, could reduce the value of the Company's mineral exploration properties. Continued adverse economic conditions could adversely affect our liquidity, results of operations and financial condition.

We Could Encounter Delays Due To Regulatory And Permitting Delays.

We could face delays in obtaining mining permits and environmental permits. Such delays, could jeopardize financing, if any, in which case we would have to delay or abandon work on the properties.

There Are Uncertainties Inherent In The Estimation Of Mineral Reserves.

Reserve estimates, including the economic recovery of ore, will require us to make assumptions about recovery costs and market prices. Reserve estimation is, by its nature, an imprecise and subjective process and the accuracy of such estimates is a function of the quality of available data and of engineering and geological interpretation, judgment and experience. The economic feasibility of properties will be based upon our estimates of the size and grade of ore reserves, metallurgical recoveries, production rates, capital and operating costs, and the future price of diamonds. If such estimates are incorrect or vary substantially it could affect our ability to develop an economical mine and would reduce the value of your investment.

If We Define An Economic Ore Reserve And Achieve Production, It Will Decline In The Future. An Ore Reserve Is A Wasting Asset.

Our future ore reserve and production, if any, will decline as a result of the exhaustion of reserves and possible closure of any mine that might be developed.  Eventually, at some unknown time in the future, all of the economically extractable ore will be removed from the properties, and there will be no ore remaining unless this Company is successful in near mine site exploration to extend the life of the mining operation. This is called depletion of reserves. Ultimately, we must acquire or operate other properties in order to continue as an on going business. Our success in continuing to develop reserves, if any, will affect the value of your investment.

There Are Significant Risks Associated With Mining Activities.

The mining business is generally subject to risks and hazards, including quantity of production, quality of the ore, environmental hazards, industrial accidents, the encountering of unusual or unexpected geological formations, cave-ins, flooding, earthquakes and periodic interruptions due to inclement or hazardous weather conditions. These occurrences could result in damage to, or destruction of, our mineral properties or production facilities, personal injury or death, environmental damage, reduced production and delays in mining, asset write-downs, monetary losses and possible legal liability. We could incur significant costs that could adversely affect our results of operation.  Insurance fully covering many environmental risks (including potential liability for pollution or other hazards as a result of disposal of waste products occurring from exploration and production) is not generally available to us or to other companies in the industry. What liability insurance we carry may not be adequate to cover any claim.

We May Subject To Significant Environmental And Other Governmental Regulations That Can Require Substantial Capital Expenditure, And Can Be Time-Consuming.

We may be required to comply with various laws and regulations pertaining to exploration, development and the discharge of materials into the environment or otherwise relating to the protection of the environment in the countries that we operate, all of which can increase the costs and time required to attain operations. We may have to obtain exploration, development and environmental permits, licenses or approvals that may be required for our operations. There can be no assurance that we will be successful in obtaining, if required, a permit to commence exploration, development and operation, or that such permit can be obtained in a timely basis. If we are unsuccessful in obtaining the required permits it may adversely affect our ability to carry on business and cause you to lose part or all of your investment.

Mining Accidents Or Other Adverse Events At Our Property Could Reduce Our Production Levels.

If and when we reach production it may fall below estimated levels as a result of mining accidents, cave-ins or flooding on the properties. In addition, production may be unexpectedly reduced if, during the course of mining, unfavourable ground conditions or seismic activity are encountered, ore grades are lower than expected, or the physical or metallurgical characteristics of the ore are less amenable to mining or processing than expected. The happening of these types of events would reduce our profitably or could cause us to cease operations which would cause you to lose part or all of your investment.

The acquisition of mineral properties is subject to substantial competition. If we must pursue alternative properties, companies with greater financial resources, larger staffs, more experience, and more equipment for exploration and development may be in a better position than us to compete for properties. We may have to undertake greater risks than more established companies in order to compete which could affect the value of your investment.

We May Lose Our Claims If We Do Not Maintain A Minimum Level of Work On The Claims

We will be required to carry out a minimum level of work on each claim to maintain of our claims in good standing. If we cannot afford to carry out the work or pay the fees we could lose our interest in claims. The loss of some or all of our mineral claims would adversely affect the value of your investment.

We are Substantially Dependent upon AXIS Consultants To Carry Out Our Activities

We are substantially dependent upon AXIS for our senior management, financial and accounting, corporate legal and other corporate headquarters functions.  For example, each of our officers is employed by AXIS and, as such, is required by AXIS to devote time to the business and affairs of the other clients of AXIS.

Pursuant to a services agreement, AXIS provides us with office facilities, administrative personnel and services, management and geological staff and services.  No fixed fee is set in the agreement and we are required to reimburse AXIS for any direct costs incurred by AXIS for us.  In addition, we pay a proportion of AXIS indirect costs based on a measure of our utilization of the facilities and activities of AXIS plus a service fee of not more than 15% of the direct and indirect costs.  This service agreement may be terminated by us or AXIS on 60 days’ notice.  See “Certain Relationships and Related Party Transactions.”

We are one of eight affiliated companies.  Each of the companies has some common Directors, officers and shareholders. In addition, each of the companies is substantially dependent upon AXIS for its senior management and certain mining and exploration staff. A number of arrangements and transactions have been entered into from time to time between such companies. Currently, there are no material arrangements or planned transactions between the Company and any of the other affiliated companies other than AXIS. However, it is possible we may enter into such transactions in the future which could present conflicts of interest.

Future Sales of Common Stock Could Depress The Price Of Our Common Stock

Future sales of substantial amounts of Common Stock pursuant to this prospectus or Rule 144 under the Securities Act of 1933 or otherwise by certain stockholders could have a material adverse impact on the market price for the Common Stock at the time. As of the date of this prospectus, there are 226,315,392 shares of Common Stock outstanding, of which 47,000,000 shares of Common Stock are restricted securities. We are registering 42,000,000 of the restricted securities in this prospectus which will be available for sale when this prospectus becomes effective. In addition, restricted securities will be available for sale pursuant to Rule 144 under the Securities Act. In general, under rule 144, a person (or persons whose shares are aggregated) who has satisfied a six-month holding period and who is not an affiliate of the Company may sell restricted securities without limitation as long as the Company is current in its SEC reports. A person who is an affiliate of the Company may sell within any three-month period a number of restricted securities which does not exceed the greater of one (1%) percent of the shares outstanding or the average weekly trading volume during the four calendar weeks preceding the notice of sale required by Rule 144.  In addition, Rule 144 permits, under certain circumstances, the sale of restricted securities by a non-affiliate without any limitations after a one-year holding period. Any sales of shares by stockholders pursuant to this prospectus or Rule 144 may have a depressive effect on the price of our Common Stock.

Our Common Stock Is Traded Over the Counter, Which May Deprive Stockholders Of The Full Value Of Their Shares

Our Common Stock is quoted via the Over The Counter Bulletin Board (OTCBB). As such, our Common Stock may have fewer market makers, lower trading volumes and larger spreads between bid and asked prices than securities listed on an exchange such as the New York Stock Exchange or the NASDAQ Stock Market.  These factors may result in higher price volatility and less market liquidity for the Common Stock.

A Low Market Price May Severely Limit The Potential Market For Our Common Stock

Our Common Stock is currently trading at a price substantially below $5.00 per share, subjecting trading in the stock to certain SEC rules requiring additional disclosures by broker-dealers.  These rules generally apply to any equity security that has a market price of less than $5.00 per share, subject to certain exceptions (a “penny stock”).  Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and institutional or wealthy investors.  For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale.  The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock. The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in our Common Stock.

The Market Price Of Your Shares Will Be Volatile.

The stock market price of mineral exploration companies like us has been volatile. Securities markets may experience price and volume volatility. The market price of our stock may experience wide fluctuations that could be unrelated to our financial and operating results. Such volatility or fluctuations could adversely affect your ability to sell your shares and the value you might receive for those shares.

USE OF PROCEEDS

This prospectus relates to shares of our Common Stock that may be offered and sold from time to time by the selling stockholders. There will be no proceeds to us from the sale of shares of Common Stock in this offering. In addition, any proceeds that we receive from the exercise of warrants will be used for working capital and general corporate purposes.

DETERMINATION OF OFFERING PRICE

The Offering Price is estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Act”), and is based on the average of the closing bid and asked prices for the Registrant’s Common Stock as reported on the NASDAQ OTC Bulletin Board on July 25, 2008

DILUTION

The net tangible book value of our Company as of June 30, 2009 was A$ 112,733,722 or A$0.5 0 per share of Common Stock. Net tangible book value per share is determined by dividing the tangible book value of our Company (total tangible assets less total liabilities) by the number of outstanding shares of our Common Stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to our Company, our net tangible book value will be unaffected by this offering.

SELLING STOCKHOLDERS

The following table sets forth as of April 27, 2009, the number of shares of our Common Stock owned by each selling stockholder and the number of such shares included for sale in this prospectus, which in each case, except as set forth below, is equal to the number of shares owned by such person.

Except as set forth below, the shares being offered by the selling stockholders were issued or are issuable upon exercise of securities that were issued in connection with one or more of the following transactions.

In June 2008, the Company completed a private placement offering (the “BMO Offering”) of 42,000,000 shares of common stock to institutional investors at a purchase price of US$2.50 per share. BMO Nesbitt Burns Inc., Wellington West Capital Markets Inc. and BBY Limited acted as agents for the offering and received a commission of 5% of the offering proceeds and two year warrants to purchase 840,000 shares of common stock at an exercise price of US$2.50 per share.

The Company has agreed to prepare and file with the Securities and Exchange Commission (“SEC”) a registration statement covering the resale of the shares of Common Stock within forty-five (45) calendar days after the closing date of the BMO Offering (the “Filing Deadline”) (which was subsequently extended to August 1, 2008). The Company has agreed to use its best efforts to cause such registration statement to become effective as soon as possible thereafter, and within the earlier of: (i) one hundred twenty (120) calendar days after the closing date or (ii) five (5) calendar days of the SEC clearance to request acceleration of effectiveness (the “Effectiveness Deadline”). The Company agreed that in the event that the registration statement is not filed with the SEC on or before the Filing Deadline, or such registration statement is not declared effective by the SEC on or before the Effectiveness Deadline or if the effectiveness thereafter lapses (except for certain permitted grace periods)or if the Company fails to file certain SEC reports on a timely basis, the Company shall on the first day of each month thereafter until the date that the Company is in compliance with the foregoing requirements issue to the purchasers as liquidated damages and not as a penalty for such failure (the “Liquidated Damages”): shares of common stock equal to 1.2% of the shares purchased in the BMO Offering that have not been sold or cannot be sold without restriction under Rule 144.

In connection with the BMO Offering, the Company agreed not to issue any additional shares of Common Stock (other than pursuant to existing rights) for a period of 120 days following the closing without the consent of BMO, which shall not be unreasonably withheld.  The Company also agreed to appoint two additional directors and a chief operating officer with the approval of BMO and to use its reasonable best efforts to list its shares of Common Stock on the American Stock Exchange within six months following the closing date.

In connection with the BMO Offering, Joseph Gutnick, Renika Pty Ltd. and Chabad House of Caulfield Pty Ltd. (the “Gutnick Group”) generally have agreed not to acquire, transfer or dispose of any shares of Common Stock or other securities of the Company or enter into any agreements or make any announcements with respect thereto for a period of one year following the Closing, except that the Gutnick Group is not prohibited from (i) selling shares to an industry participant such as a mining company or fertilizer manufacturer or user in an off-market transaction; (ii) selling up to 2,000,000 shares commencing 180 days after the closing date; provided that BMO shall have the right to act as the broker for any sales that are made on market; and (iii)  selling shares in response to a takeover offer for all of the outstanding shares of the Company.
	Beneficial Ownership Prior to Offering			Beneficial Ownership After Offering
Selling Stockholders	Common Stock	Percentage of Outstanding Common Stock*	Shares Being Offered	Common Stock	Percentage of Outstanding Common Stock

Atticus European Fund, Ltd. (a)	29,486,201	13.02%	7,629,776	21,856,425	9.66%
Greenway Portfolio D (a)	1,143,099	0.51%	455,224	687,875	0.30%
MMCAP International Inc. (b)	275,000	0.12%	275,000	-	-
Republic Investment Management Pte Ltd - How & Co (c)	189,000	0.08%	189,000	-	-
Republic Investment Management Pte Ltd. – RBC Dexia Investor Services Bank, S.A (d)	411,000	0.18%	411,000	-	-
CF Eclectica Agriculture Fund(e)	675,000	0.30%	675,000	-	-
Craton Capital Global Resources Partnership LP	45,000	0.02%	45,000	-	-
Epoch Master Ltd. (g)	672,320	0.30%	672,320	-	-
CQS Convertible and Quantitative Strategies Master Fund Ltd.	225,000	0.10%	225,000	-	-
Libra Fund LP(i)	3,160,000	1.40%	3,160,000	-	-
Libra Offshore Ltd. (j)	740,000	0.33%	740,000	-	-
IGXG Management LLC – Series G (k)	400,000	0.18%	400,000	-	-
Perella Weinberg Partners Xerion Master Fund Ltd.# (l)	7,000,000	3.09%	3,980,000	3,020,000	1.36%
BTR Global Prospector Trading Ltd. (m)	558,000	0.25%	558,000	-	-
BTR Global Energy Trading Limited (n)	450,000	0.20%	450,000	-	-
BTR Global Arbitrage Trading Limited (o)	500,000	0.22%	500,000	-	-
Salida Multi Strategy Hedge Fund (p)	1,000,000	0.44%	1,000,000	-	-
BTR Global Opportunity Trading Limited (q)	1,050,000	0.46%	1,050,000	-	-
BTR Global Prospector II Trading Ltd. (r)	42,000	0.02%	42,000	-	-
Petercam Equities Agrivalue	1,700,000	0.75%	1,700,000	-	-
The Ospraie Portfolio Ltd.(t)	1,700,000	0.75%	1,700,000	-	-
Seamans Capital Management F/B/O Lifespan Endowment (u)	150,000	0.07%	150,000	-	-
Seamans Capital Management F/B/O Lahey Clinic (v)	110,000	0.05%	110,000	-	-
Seamans Capital Management Global Income Pref. 6% Fund (w)	240,000	0.11%	240,000	-	-
Quantum Partners LDC (x)	2,051,930	0.91%	1,946,430	105,500	0.05%
Quantum Emea Fund (y)	19,455,000	8.60%	6,062,500	13,392,500	5.92%
RS Capital Partners Ltd. (z)	1,924,250	0.85%	1,818,750	105,500	0.05%
City Natural Resources High Yield Trust (aa)	225,000	0.10%	225,000	-	-
U Capital Offshore Investments, LP (bb)	124,400	0.05%	90,000	34,400	0.02%
Map T. Segregated Portfolio – A Segregated Portfolio of LMA (cc)	146,000	0.06%	110,000	36,000	0.02%
GPC 79,LLC # (dd)	174,433	0.08%	112,190	61,493	0.03%
Weiss Multi-Strategy Partners LLC # (ee)	538,877	0.24%	340,730	180,383	0.08%
OGI Associates LLC # (ff)	197,080	0.09%	197,080	-	-
Eastern Advisors Capital, Ltd (gg)	1,700,000	0.75%	1,700,000	-	-
Luxor Capital Partners LP(ii)	470,184	0.21%	470,184	-	-
LCG Select, LLC (jj)	127,982	0.06%	127,982	-	-
Luxor Spectrum, LLC(kk)	819	0.00%	819	-	-
Luxor Capital Partners Offshore Ltd.(ll)	708,170	0.31%	708,170	-	-
LCG Select Offshore Ltd.(mm)	589,616	0.26%	589,616	-	-
Luxor Spectrum Offshore, Ltd.(nn)	28,647	0.01%	28,647	-	-
Atlas Master Fund Ltd. (oo)	74,582	0.03%	74,582	-	-
Hargreaves Hale # (pp)	320,000	0.14%	320,000	-	-
WR Multi-Strategy Master Fund Ltd. (qq)	23,615	0.01%	23,615	-	-
Enso Global Equities Levered Master Partnership LP (rr)	143,256	0.06%	143,256	-	-
Enso Global Equities Levered Master Partnership LP (ss)	426,668	0.19%	426,668	-	-
Enso Global Opportunities Master Partnership LP (tt)	70,344	0.03%	70,344	-	-
HFR HE Jade Master Trust (uu)	56,117	0.02%	56,117	-	-
BMO Nesbitt Burns Inc.^	672,000(xx)	0.30%	672,000(xx)	-	-
Wellington West Capital Markets Inc.^	84,000(xx)	0.04%	84,000(xx)	-	-
BBY Ltd (vv)	219,519(ww)	0.10%	84,000(xx)	135,519	0.06%

*	Based upon 226, 333 ,392 shares outstanding at Septebember 29, 2009.
^	Broker-dealers who received the Registrable Securities as compensation for investment banking services to the Company.
#
Affiliates of a broker-dealer and certify that they purchased the Registrable Securities in the ordinary course of business, and at the time of the purchase of the Registrable securities to be resold, had no agreements of understandings, directly or indirectly, with any person to distribute the Registrable Securities

(a)	In accordance with a Form 4 dated March 31, 2009, Atticus Capital LP, Atticus Management Limited and Mr. Timothy Barakett may be deemed to be beneficial owners of the shares of Common Stock.
(b)	MMCAP Asset Management Inc. has voting and investment control over the shares of Common Stock owned by MMCAP International Inc. SPC. Mathew MacIsaac is a director of MMCAP International Inc. SPC.
(c)	Anwar Awan has voting and investment control over the shares of Common Stock owned by Republic Investment Management Pte Ltd. – How & Co
(d)	Anwar Awan has voting and investment control over the shares of Common Stock owned by Republic Investment Management Pte Ltd. – RBC Dexia Investor Services Bank, S.A.
(e)	George Lee has voting and investment control over the shares of Common Stock owned by CF Eclectica Agriculture Fund
(f)
Macquarie Capital Investment Management Ltd (“MCIM”) has voting and investment control over the shares of Common Stock owned by Craton Capital Global Resources Partnership LP. Brenton Saunders and Mohendra Moodley are portfolio managers for MCIM. Lachlan Pike, Adam Solano and Lauren Steinberg are traders for MCIM.

(g)	Rajesh Hari Gupta has voting and investment control over the shares of Common Stock owned by Epoch Master, Ltd.

(h)	Deutsche Bank AG DTC #2428 has voting and investment control over the shares of Common Stock owned by CQS Convertible and Quantitative Strategies Master Fund Limited.
(i)	Ranjan Tandon has voting and investment control over the shares of Common Stock owned by Libra Fund LP
(j)	Ranjan Tandon has voting and investment control over the shares of Common Stock owned by Libra Offshore Ltd.
(k)	Arthur Norman Field has voting and investment control over the shares of Common Stock owned by IGXG Management LLC – Series G.
(l)	Daniel Arbess, Julio Garcia, William Kourakos and James Keyes have voting and investment control over the shares of Common Stock owned by Perella Weinberg Partners Xerion Master Fund Ltd.
(m)	Terry Bell has voting and investment control over the shares of Common Stock owned by BTR Global Prospector Trading Ltd ..
(n)	Brad White has voting and investment control over the shares of Common Stock owned by BTR Global Energy Trading Limited
(o)	Brad White has voting and investment control over the shares of Common Stock owned by BTR Global Arbitrage Trading Ltd
(p)	Brad White has voting and investment control over the shares of Common Stock owned by Salida Multi Strategy Hedge Fund
(q)	Danny Guy has voting and investment control over the shares of Common Stock owned by BTR Global Opportunity Trading Limited
(r)	Terry Bell has voting and investment control over the shares of Common Stock owned by BTR Global Prospector II Trading Ltd
(s)
Sylvie Huret, Luc Van den Brande, Guy Lerminiaux, Johnny Debschuysser, Baudouin du Parc, Leopold d’Oultremont, Georges Caballe and Geoffroy d’Aspremont representing Petercam SA, with all directors acting two by two, have voting and investment control over the shares of Common Stock owned by Petercam B Fund, Belgian limited liability company.

(t)
Dwight Anderson may be deemed to have voting and investment control over the shares of Common Stock owned by The Ospraie Portfolio Ltd. by virtue of his position as President of Ospraie Management, Inc.

(u)	Brian D. Corcoran has voting and investment control over the shares of Common Stock owned by Seamans Capital Management F/B/O Lifespan Endowment
(v)	Brian D. Corcoran has voting and investment control over the shares of Common Stock owned by Seamans Capital Management F/B/O Lahey Clinic
(w)	Brian D. Corcoran has voting and investment control over the shares of Common Stock owned by Seamans Capital Management Global Income Pref. 6% Fund
(x)
George Soros, Robert Soros and Jonathan Soros share voting and investment control over the shares of Common Stock (“Shares”) owned by Quantum Partners LDC (“Quantum Partners”) by virtue of their positions as Chairman, Deputy Chairman and Deputy Chairman/President, respectively of Soros Fund Management LLC (“SFM LLC”).  SFM LLC serves as principal investment manager to Quantum Partners.  As such, SFM LLC has been granted investment discretion over portfolio investments, including the Shares, held for the account of Quantum Partners.

(y)
George Soros, Robert Soros and Jonathan Soros share voting and investment control over the shares of Common Stock (“Shares”) owned by Quantum EMEA Fund Ltd. (“Quantum EMEA”) by virtue of their positions as Chairman, Deputy Chairman and Deputy Chairman/President, respectively of Soros Fund Management LLC (“SFM”).  SFM LLC serves as principal investment manager to Quantum EMEA.  As such, SFM LLC has been granted investment discretion over portfolio investments, including the Shares, held for the account of Quantum EMEA.

(z)
George Soros, Robert Soros and Jonathan Soros share voting and investment control over the shares of Common Stock (“Shares”) owned by RS Capital Partners Ltd. (“RS Capital”) by virtue of their positions as Chairman, Deputy Chairman and Deputy Chairman/President, respectively of Soros Fund Management LLC (“SFM”).  SFM LLC serves as principal investment manager to RS Capital.  As such, SFM LLC has been granted investment discretion over portfolio investments, including the Shares, held for the account of RS Capital.

(aa)	David Coats has voting and investment control over the shares of Common Stock owned by City NatuResources High Yield Fund.
(bb)	Jonathan Urfrig has voting and investment control over the shares of Common Stock owned by Map T. Segregated Portfolio – A Segregated Portfolio of LMA .
(cc)	Jonathan Urfrig has voting and investment control over the shares of Common Stock owned by U Capital Offshore Investments, LP.

(dd)	Weiss Multi-Strategy Advisors LLC has voting and investment control over the shares of Common Stock owned by GPC 79, LLC.
(ee)	Weiss Multi-Strategy Advisors LLC has voting and investment control over the shares of Common Stock owned by Weiss Multi-Strategy Partners LLC .
(ff)	Weiss Multi-Strategy Advisors LLC has voting and investment control over the shares of Common Stock owned by OGI Associates, LLC.
(gg)	Scott Booth has voting and investment control over the shares of Common Stock owned by Eastern Advisors Capital Ltd.
(hh)	Not used.
(ii)	Christian Leone has voting and investment control over the shares of Common Stock owned by Luxor Capital Partners, LP.
(jj)	Christian Leone has voting and investment control over the shares of Common Stock owned by LCG Select, LLC.
(kk)	Christian Leone has voting and investment control over the shares of Common Stock owned by Luxor Spectrum, LLC.
(ll)	Christian Leone, Don Seymour and Aldo Ghisletta have voting and investment control over the shares of Common Stock owned by Luxor Capital Partners Offshore, Ltd.
(mm)	Christian Leone, Don Seymour and Aldo Ghisletta have voting and investment control over the shares of Common Stock owned by LCG Select Offshore, Ltd.
(nn)	Christian Leone, Don Seymour and Aldo Ghisletta have voting and investment control over the shares of Common Stock owned by Luxor Spectrum Offshore, Ltd.
(oo)	Dmitry Balyasny has voting and investment control over the shares of Common Stock owned by Atlas Master Fund, Ltd .
(pp)
Hargreave Hale Limited has voting and investment control over the shares of Common Stock owned by Hargreave Hale Nominees Limited, Heritage Bank and HSBC Global Custody Nominees Limited. Adam Caplan is a director of Hargreave Hale Limited.

(qq)	Salina Love has voting and investment control over the shares of Common Stock owned by WR Multi-Strategy Master Fund Ltd. ..
(rr)	Salina Love has voting and investment control over the shares of Common Stock owned by Enso Global Equities Levered Master Partnership LP..
(ss)	Salina Love has voting and investment control over the shares of Common Stock owned by Enso Global Equities Levered Master Partnership LP..
(tt)	Salina Love has voting and investment control over the shares of Common Stock owned by Enso Global Opportunities Master Partnership LP..
(uu)	Salina Love has voting and investment control over the shares of Common Stock owned by HFR HE Jade Master Trust.
(vv)	Glenn Rosewall has voting and investment control over the shares of Common Stock owned by BBY Limited.
(ww)	Includes shares issuable upon exercise of two-year warrants at an exercise price of US$2.50 per share and Common Stock.
(xx)	Issuable upon exercise of two-year warrants at an exercise price of US$2.50 per share.

PLAN OF DISTRIBUTION

General

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices.  The selling stockholders may use any one or more of the following methods when selling shares:

▪	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

▪	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

▪	purchase by a broker-dealer as principal and resale by the broker-dealer for its account;

▪	an exchange distribution in accordance with the rules of the applicable exchange;

▪	privately negotiated transactions;

▪	short sales;

▪	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

▪	a combination of any such methods of sale; and

▪	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus. The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities, and may sell or deliver shares in connection with these trades. The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements.  If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser) in amounts to be negotiated.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses (excluding selling expenses) incident to the registration of the shares being registered herein.

Blue Sky Laws.  Under the securities laws of certain states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of Common Stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

Costs of Registration.  We will pay all the expenses incident to the registration, offering and sale of the shares of Common Stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We estimate that the expenses of the offering to be borne by us will be approximately US$42,663. The offering expenses consist of: a SEC registration fee of US$2,663, accounting fees of US$15,000, legal fees of US$20,000 and miscellaneous expenses of US$5,000.

Regulation M.  The selling stockholders should be aware that the anti manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of Common Stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, a selling stockholder or its agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our Common Stock while such selling stockholder is distributing shares covered by this prospectus. The selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The selling stockholders are advised that if a particular offer of Common Stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post- effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

LEGAL PROCEEDINGS

We are not a party to any pending legal proceeding or litigation and none of our property is the subject of a pending legal proceeding which the Company considers material.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, CONTROL PERSONS

The following table sets out certain information concerning the Company’s officers and directors.

Name	Age	Position(s) Held

Joseph Gutnick	5 7	Chairman of the Board President, Chief Executive Officer and Director

David Tyrwhitt	7 1	Director

Dr U.S Awasthi	6 4	Director

Manish Gupta	42	Director

Dr Allan Trench	4 6	Director

Henry Herzog	67	Director

Peter Lee	5 2	Secretary, Chief Financial Officer and Principal Accounting Officer

Craig Michael	3 2	Executive General Manager

Edward Walker	37	Project Manager

Joseph Gutnick

Mr. Gutnick has been Chairman of the Board, President and Chief Executive Officer since November 2004 and has been Chairman of the Board, President and Chief Executive Officer of numerous public listed companies in Australia and the USA specialising in the mining sector since 1980 and is currently a Director of Quantum Resources Limited.  Mr. Gutnick was previously been a Director of the World Gold Council.  He is a Fellow of the Australasian Institute of Mining & Metallurgy and the Australian Institute of Management and a Member of the Australian Institute of Company Directors.

David Tyrwhitt

Dr Tyrwhitt was appointed a Director in March 2005. He is a geologist, holding a Bachelor of Science and PhD degrees and has 50 years experience in mineral exploration and management development and operation of gold mines in Australia.  Dr Tyrwhitt has been a Director of numerous public listed companies in Australia in the mining industry and is currently a Director of Hawthorn Resources Limited, and Quantum Resources Limited and has also been a Director of Golden River Resources Corp, a Delaware corporation (GORV.OB) since 1996 and Northern Capital Resources Corp., a Nevada corporation since 2008.

U.S. Awasthi

Dr. Awasthi was appointed a Director in August 2008. Dr. Awasthi has been the Managing Director of IFFCO since February 1993, the largest producer and seller of fertilisers in India. Dr. Awasthi has worked in various pivotal positions in IFFCO & KRIBHCO and acquired all-round expertise in planning and execution of fertiliser plants and was closely associated with the construction of Hazira as well as Aonla Projects. In 1986, he joined Pyrites, Phosphates & Chemicals Limited (PPCL) as its Chairman and Managing Director. He also held additional charge as Chairman & Managing Director of Rashtriya Chemicals & Fertilisers Ltd. (RCF) from April 1991 to March 1992. Dr. Awasthi was the Chairman of the Fertiliser Association of India (FAI), New Delhi, during 1994-96. He held the position of President, International Fertiliser Industry Association (IFA), Paris during 1997-99. Dr. Awasthi has over 30 papers to his credit and has co-authored a book ‘Fertiliser Industry in India’.

Manish Gupta

Mr. Gupta was appointed a Director in August 2008. Mr Manish Gupta graduated from the Indian Institute of Technology (IIT), Delhi, India in 1988 with a Bachelor of Technology specialising in Civil Engineering and continued his studies at the Institute of Management (IIM), Calcutta, India where he gained a Post Graduate Diploma in Management in 1990 specialising in Development, Marketing, and then at the University of Pune, Pune, India where he gained a Bachelor of Laws (LLB) in 1996 excelling in Taxation and Commercial Laws. Mr Gupta has held several positions in the Indian Government including with the Indian Taxation Office and as Deputy Secretary to the Government of India, Ministry of Chemicals and Fertilisers, and as an Additional Commissioner of Income Tax and Officer on Special Duty to the Revenue Secretary, Government of India. In May 2004, he joined IFFCO and currently heads the strategic management team of IFFCO, responsible for formulating the future vision of the society and associated strategic decision making including setting up new ventures and partnerships, acquisition of existing ventures and diversification in new areas.

Allan Trench

Dr. Trench was appointed a Director in August 2008. Dr Allan Trench is a geologist/geophysicist and business management consultant with approximately 20 years experience within the Australian resources sector across a number of commodity groups. Dr Trench was the Exploration Manager for WMC for the Leinster-Mt Keith region and then managed a number of exploration companies associated with Mr. Joseph Gutnick before joining McKinsey & Company as a management consultant. In his role at McKinsey, Dr Trench was an advisor to a number of large international resources companies on strategic, organisation and operational issues. From 2004 to 2006 Dr Trench was employed in a contract role as corporate strategist and benchmarking manager at Woodside Energy, helping to building Woodside’s capability in strategy, benchmarking and performance improvement across its global asset portfolio. Dr Trench also serves as a non executive director for two other resource companies and currently holds the title of Adjunct Professor of Mineral Economics & Mine Management at the WA School of Mines, Curtin University.

Henry Herzog

Mr. Herzog was appointed a Director in August 2008. Mr Henry Herzog has served in a number of various positions as President, Vice President or Director on a number of publically listed companies in Australia and the United States, predominantly in the mining sector. Mr. Herzog has restructured and reorganised several publically listed companies including U.S. company Bayou International Limited where he served as its President and Chief Executive Office from 1986-1988 and then as a Vice President through to June, 1999. Mr Herzog has also occupied a variety of other management and consulting roles and has over forty years of business experience. Mr Herzog has spent the last six years managing a number of private investment entities and currently sits on the Board of Trustees of a non-profit college of higher education.

Peter Lee

Mr. Lee has been Chief Financial Officer since March 2005 and Secretary since November 2004.  He is a Director, Chief Financial Officer and Secretary of Golden River Resources Corp, a Delaware corporation (GORV.OB).  Mr. Lee is a Member of the Institute of Chartered Accountants in Australia, a Fellow of Chartered Secretaries Australia Ltd., a Member of the Australian Institute of Company Directors and holds a Bachelor of Business (Accounting) from Royal Melbourne Institute of Technology. He has over 25 years commercial experience and is currently General Manager Corporate and Company Secretary of several listed public companies in Australia.

Craig Michael

Mr. Michael has been Executive General Manager of the Company since September 2007 and has more than eight years experience in the mining and resources industry. From February 2004 to September 2007, he was employed by Oxiana Ltd where he was based in Laos in a Supervisor/Trainer role, both as a Mine Geologist and Resource Geologist at the Sepon Copper Gold Project. He was responsible for the geological interpretation of the Khanong copper-gold deposit and the surrounding oxide and primary gold deposits. In conjunction with training the national geologic staff in all mining and resource geology functions Mr. Michael also conducted resource estimates for public reporting. Prior to his time with Oxiana, he was a Mine Geologist at Sons of Gwalia’s Carosue Dam Gold Project in Western Australia where he also conducted his honours thesis on their flagship Karari gold deposit.

Edward Walker

Mr Walker has been Project Manager of the Company since October 2008. He has acquired extensive international experience in the mining and water sectors via a number of senior engineering and project manager roles in international organizations, including as Principal Engineer for Parsons Brinckeroff Australia from April 2007 to October 2008 and prior to that was with Bahia Minercao Limitasa as Senior Project Manager. Mr Walker spent over 10 years in senior engineering roles in Australia and the United Kingdom before spending two years as a senior project manager of an Iron Ore Mining project run by Brazilian company Bahia Mineração Limitada (BML). He then moved to a multi-disciplinary engineering firm Parsons Brinkerhoff as a Principal Engineer responsible for business development and delivery of client projects. Mr Walker has a Bachelor of Engineering (Civil) from Swinburne University of Technology and an Executive MBA from the Business School of São Paulo.

Involvement on Certain Material Legal Proceedings During the Last Five Years

No director, officer, significant employee or consultant has been convicted in a criminal proceeding, exclusive of traffic violations.  No director, officer, significant employee or consultant has been permanently or temporarily enjoined, barred, suspended or otherwise limited from involvement in any type of business, securities or banking activities. No director, officer or significant employee has been convicted of violating a federal or state securities or commodities law.

Board of Directors

Our Certificate of Incorporation provides that there must be at least one Director of the Company. Our Board of Directors currently consists of six directors.

Directors need not be stockholders of the Company or residents of the State of Delaware. Directors are elected for an annual term and generally hold office until the next Directors have been duly elected and qualified. Directors may receive compensation for their services as determined by the Board of Directors. A vacancy on the Board may be filled by the remaining Directors even though less than a quorum remains.  A Director appointed to fill a vacancy remains a Director until his successor is elected by the Stockholders at the next annual meeting of Shareholder or until a special meeting is called to elect Directors.

The executive officers of the Company are appointed by the Board of Directors.  There are no family relationships between any Directors or executive officers of the Company.

Our Board of Directors currently consists of six members, of whom three meet the independence requirement of the NASDAQ Stock Market. During fiscal 2008, our Board of Directors met nine times. The Board of Directors also uses resolutions in writing to deal with certain matters and during fiscal 2008, fourteen resolutions in writing were signed by all Directors.

The Company encourages all Directors to attend the Annual Meeting of stockholders, either in person or by telephone. Mr Gutnick, Dr Tyrwhitt and Mr Herzog attended the 2008 Annual Meeting. Dr Awasthi, Mr Gupta and Dr Trench were unavailable due to business commitments.

IFFCO Shareholders’ Agreement

In connection with the execution of the Shares Option Agreement, IFFCO entered into a Shareholders Agreement with Joseph Gutnick, the Company’s Chairman of the Board, President and Chief Executive Officer pursuant to which IFFCO purchased 15 million shares of Common Stock from an affiliate of Mr. Gutnick at $1.87 per share.  The parties agreed to vote in favor of the election of their respective Board nominees, including four nominees selected by Mr. Gutnick and two by IFFCO, subject to adjustment based upon their proportionate share ownership.  The parties granted each other certain rights of first refusal and tag-along rights with respect to future sale of shares by each other and their respective affiliates.  In addition, the parties agreed to vote by mutual agreement with respect to certain material actions requiring stockholder approval.

In connection with the execution of the Shares Option Agreement and the Shareholders’ Agreement, the Company agreed to increase the size of its Board of Directors from two members to six within 30 days following the closing and to appoint two nominees of IFFCO to the Company’s Board of Directors, including the Managing Director of IFFCO, Dr. Awasthi and two additional nominees to be selected by Mr. Joseph Gutnick, the Company’s Chairman of the Board, President and Chief Executive Officer.  Mr. Gutnick’s nominees are subject to the approval of BMO Nesbitt Burns in accordance with that certain Agency Agreement dated as of June 3, 2008. IFFCO’s nominees are Dr. Awasthi and Mr. Gupta and Mr. Gutnick’s nominees are Dr. Trench and Mr. Herzog. The Company also agreed to amend its Bylaws to require that certain material actions by the Company shall require the unanimous approval of the Board of Directors.

Nominating Committee

At a meeting of the Board of Directors on August 12, 2008, it was resolved that Dr. Allan Trench, Dr. David Tyrwhitt and Mr. Henry Herzog be appointed to the Nominating Committee and that Dr. David Tyrwhitt be the Chair of the Committee. The Nominating Committee has authority and responsibilities as vested in it by the Board of Directors at a Directors Meeting held on June 27, 2008.

Audit and Compensation Committees

At a meeting of the Board of Directors on August 12, 2008, it was resolved that Dr. Allan Trench, Dr. David Tyrwhitt and Mr. Henry Herzog be appointed to the Audit Committee and the Compensation Committee and that Dr. Allan Trench be the Chair of both of the Committees..  It is the opinion of the Board of Directors that Dr. David Tyrwhitt, Dr. Allan Trench and  Mr. Henry Herzog are independent directors as defined in Rule 10A-3 of the Securities Exchange Act of 1934. In addition, the Board believes that Dr. David Tyrwhitt, Dr. Allan Trench and  Mr. Henry Herzog would meet the director independence requirements of the Nasdaq Stock Market if we were listed on such Market.

Code of Ethics

We have adopted a Code of Conduct and Ethics and it applies to all Directors, Officers and employees. A copy of the Code of Conduct and Ethics will be posted on our website and we will provide a copy to any person without charge. If you require a copy, you will be able to download it from our website at www.lgdi.net or alternatively, contact us by facsimile or email and we will send you a copy.

Stockholder Communications with the Board

Stockholders who wish to communicate with the Board of Directors should send their communications to the Chairman of the Board at the address listed below. The Chairman of the Board is responsible for forwarding communications to the appropriate Board members.

Mr. Joseph Gutnick
Legend International Holdings, Inc.
PO Box 6315 St Kilda Road
Central Melbourne, Victoria 8008 Australia

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, our Directors, executive officers and beneficial owners of more than 10% of the outstanding Common Stock are required to file reports with the Securities and Exchange Commission concerning their ownership of and transactions in our Common Stock and are also required to provide to us copies of such reports. Based solely on such reports and related information furnished to us, we believe that in fiscal 2008 all such filing requirements were complied with in a timely manner by all Directors and executive officers and 10% stockholders, except that except that Messrs. Herzog, Gupta, Awasthi, Trench and Walker filed Form 3’s after the respective due dates of such forms.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS.

The following table sets out, to the best of our knowledge, the numbers of shares of Common Stock beneficially owned as at May 10, 2009 by:

(i)	each of our present Executive Officers and Directors,

(ii)	each person (including any “group” as that term is defined in Section 13(d)(3) of the Securities Exchange Act) who beneficially owns more than 5% of our Common Stock, and

(iii)	all of our present Directors and officers as a group.

Name	Number of Shares Owned		Percentage of Shares (1)
Joseph and Stera Gutnick *	72,593,393	(2)(3)(4)(5)	32.07
David Tyrwhitt *	-333,333	(6)	-
U.S. Awasthi	-	(7)	-
Manish Gupta	-	(8)	-
Allan Trench	-116,667	(9)	-
Henry Herzog	884,940	(10)(11)	**
Peter Lee *	908,333	(12)	**
Craig Michael	16,666	(13)	**
Edward Walker	-	(14)	-

All officers and Directors As a Group	74,453,332		33.78
Atticus European Fund, Ltd 767 Fifth Avenue – 12th Fl. New York, NY 10153	29,486,201	(15)	13.02
Green Way Portfolio D 767 Fifth Avenue – 12th Fl. New York, NY 10153	1,143,099	(15)	0.51
Kisan International Trading, FZE Emaar Business Park No.2, Office 562, Jebel Ali Dubai, UAE Post Box 261835	51,300,464	(16)	72.66
Soros Fund Management LLC 888 Seventh Avenue New York, NY 10106	23,431,180	(17)	10.35

*	unless otherwise indicated, the address for each person is C/- Legend International Holdings, Inc., Level 8, 580 St Kilda Road, Melbourne, Victoria 3004, Australia.
**

(1)	Based on 226,333,392 shares outstanding as of September 29, 2009.

(2)	Includes 48,755,476 shares of Common Stock owned by Renika Pty. Ltd., of which Mr. Joseph Gutnick, Stera M. Gutnick and members of their family are officers, Directors and principal stockholders.

(3)
Includes 750,000 shares issuable to Mr Joseph Gutnick upon exercise of stock options of which vested on September 19, 2007, 750,000 options which vested on September 19, 2008 . 1,666,667 options which vested on February 7, 2009 and   750,000 options which vested on September 19, 2009 . Mr Gutnick holds a further 1,666,667 options which vest on February 7, 2010 and 1,666,666 options which vest on February 7, 2011.

(4)	Joseph Gutnick and Stera Gutnick are husband and wife.

(5)
Includes 19,901,250 shares of Common Stock owned by Chabad House of Caulfield Pty Ltd. (“Chabad House”), a private corporation that is the trustee of the Heichal Menachem Community Centre Fund, a charitable organization. Joseph Gutnick and Stera Gutnick are directors of Chabad House but disclaim any beneficial interest in the shares of Common Stock owned by Chabad House.

(6)
Includes 333,333  shares issuable to Mr David Tyrwhitt upon exercise of stock options of which vested on July 11, 2009 . Does not include  333,333 options which vest on July 11, 2010 and 333,334 options which vest on July 11, 2011.

(7)	Does not include 116,667 options which vest on December 4, 2009, 116,667 options which vest on December 4, 2010 and 116,666 options which vest on December 4, 2011.

(8)	Does not include 116,667 options which vest on December 4, 2009, 116,667 options which vest on December 4, 2010 and 116,666 options which vest on December 4, 2011.

(9)
Includes 116,667  shares issuable to Mr Allan Trench upon exercise of stock options of which vested on August 11, 2009.  Does not include  116,667 options which vest on August 11, 2010 and 116,666 options which vest on August 11, 2011.

(10)	Includes 884,940 shares of Common Stock owned by Riccalo Pty. Ltd., of which Mr Henry Herzog and members of his family are officers, Directors and principal stockholders.

(11)	Does not include 116,667 options which vest on December 4, 2009, 116,667 options which vest on December 4, 2010 and 116,666 options which vest on December 4, 2011.

(12)
Includes 525,000 shares issuable to Mr. Peter Lee upon exercise of stock options which vested on September 19, 2007, 525,000 options which vested on September 19, 2008 . 333,333 options which vested on December 28, 2008 and 525,000 options which vested on September 19, 2009.  Mr Lee holds a further 333,333 options which vest on December 28, 2009 , and  333,334, options which vest on December 28, 2010.

(13)
Includes 100,000 shares issuable to Mr. Craig Michael upon exercise of stock options which vested on September 10, 2008 . 416,666 options which vested on December 28, 2008 and 100,000 options which vested on September 10, 2009 . Mr Michael holds a further 416,667 options which vest on December 28, 2009, 100,000 options which vest on September 10, 2010 and 416,667 options which vest on December 28, 2010.

(14)	Does not include 166,667 options which vest on December 4, 2009, 166,667 options which vest on December 4, 2010 and 166,666 options which vest on December 4, 2011.

(15)	In accordance with a Form 4 dated March 31, 2009, Atticus Capital LP, Atticus Management Limited and Mr. Timothy Barakett may be deemed to be beneficial owners of the shares of Common Stock.

(16)
Includes 34,300,464 shares of common stock owned by Kisan International Trading, FZE, a subsidiary of Indian Farmers Fertilizer Cooperative Limited (“IFFCO”). Also includes share issuable upon exercise of the following stock options: 8,000,000 options which were granted to IFFCO which are exercisable no later than January 14, 2010, and 9,000,000 options which are exercisable no later than July 14, 2010.

(17)
Based upon a Schedule 13G/A filed with the SEC on February 17, 2009:  Represents Shares held for the account of Quantum Partners LDC, a Cayman Islands exempted limited duration company (“Quantum Partners”) Quantum EMEA Fund Ltd., a Cayman Islands exempted limited liability company (“Quantum EMEA”), and RS Capital Partners Ltd., a Cayman Islands exempted limited liability company (“RE Capital”).  Soros Fund Management LLC (“SFM LLC”) serves as principal investment manager to Quantum Partners, Quantum EMEA, and RS Capital.  As such, SFM LLC has been granted investment discretion over portfolio investments, including the Shares, held for the account of Quantum Partners, Quantum EMEA, and RS Capital.  George Soros serves as Chairman of SFM LLC, Robert Soros serves as Deputy Chairman of SFM LLC, and Jonathan Soros serves as President and Deputy Chairman of SFM LLC.

Transfer Agent

The transfer agent and registrar for the Company's Common Stock is Continental Stock Transfer & Trust Company of 17 Battery Place, 8th Floor, New York, NY 10004.

DESCRIPTION OF SECURITIES

The following description of our Common Stock is a summary of the material terms of our Common Stock. This summary is subject to and qualified in its entirety by our Certificate of Incorporation as amended, our Bylaws and by the applicable provisions of the State of Delaware law.

Our authorized capital stock consists of 20,000,000 shares of preferred stock and 300,000,000 shares of Common Stock having a par value of $0.001 per share, of which 226, 333 ,392 shares were issued and outstanding as of September 29, 2009 .

There is no cumulative voting for the election of directors. There are no preemptive rights to purchase shares. The holders of shares of Common Stock are entitled to dividends, out of funds legally available therefore, when and as declared by the Board of Directors. The Board of Directors has never declared a dividend and does not anticipate declaring a dividend in the future. Each outstanding share of Common Stock entitles the holder thereof to one vote per share on all matters. In the event of liquidation, dissolution or winding up of our affairs, holders are entitled to receive, ratably, our net assets available to shareholders after payment of all creditors. All of our issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid, and non-assessable. To the extent that our unissued shares of Common Stock are subsequently issued, the relative interests of existing shareholders may be diluted.

INTEREST OF NAMED EXPERTS AND COUNSEL

Not applicable

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT

The Delaware Business Corporation Act and our by-laws, provide that we shall indemnify our officers and directors and hold harmless each person who was, is or is threatened to be made a party to or is otherwise involved in any threatened proceedings by reason of the fact that he or she is or was our director or officer, against losses, claims, damages, liabilities and expenses actually and reasonably incurred or suffered in connection with such proceeding.  However, the statutory indemnity does not apply to: (a) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law; (b) unlawful distributions; or (c) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the forgoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

ORGANIZATION WITHIN LAST FIVE YEARS

Not Applicable

DESCRIPTION OF BUSINESS

The Company has never generated any significant revenues from operations and is still considered an exploration stage company.  The Company was initially formed to engage in the business of selling compatible inkjet cartridges and refill kits on the Internet for the consumer printer market.  In March 2003, management of the Company decided to engage in the business of building and acquiring controlling or other interests in one or more companies engaged in the contract sales and distribution of specialty medical products, and raise additional capital for this purpose. Neither business was successful and operations of both were eventually discontinued.  During fiscal 2004, management of the Company developed a plan of operations to acquire income-producing real property. The Company did not acquire any properties pursuant to such plan.

Following the change of management in November 2004, the Company developed a new plan of operations, which was to engage in mineral exploration and development activities. Legend's business plan calls for the identification of mineral properties where it can obtain secure title to exploration, development and mining interests.

Legend’s Land Holdings and Projects

The Legend landholdings, prospective for phosphate, diamonds and base metals cover 40,525 acres in Queensland, Australia and 4.7 million acres in the Northern Territory, Australia. In Queensland, Legend’s holdings are historical phosphate deposits located in the Mt. Isa district, along the margin of the Georgina Basin which is host to major base metal and phosphate deposits.

Legend’s mining tenements are divided into the following project areas:

•	Phosphate Projects:

▪	The Queensland Phosphates

•	Diamond Projects:

▪	Glyde River, Northern Territory.

▪	Foelsche, Northern Territory

▪	Abner Range, Northern Territory.

▪	Cox, Northern Territory.

•	Base Metals

▪	McArthur River, Northern Territory

▪	Selby Project, Northern Territory

Queensland Projects

Tenement Status, Details & Commitments (Projected) Queensland, Australia

Lease	Lease Status	Project	Grant Date	Expiry Date	Area (Ha)	Anni. Date (2009)	Legend Interest	GST Inclusive
								Rent $ (2009)	Commit. $ (2009)
EPM14753	Granted	D-Tree	21/04/2008	20/04/2013	6,771	20/04/2009	80%	$2,749	$50,000
EPM15763	Granted	D-Tree West	26/06/2008	25/06/2013	25,500	25/06/2009	80%	$10,341	$40,000
EPM14905	Granted	Quita Creek	12/12/2006	11/12/2011	29,250	11/12/2009	0%*	$12,043	$70,000
EPM14906	Granted	Highland Plains	24/08/2007	23/08/2012	32,484	23/08/2009	0%*	$13,090	$50,000
EPM14912	Granted	Lily & Sherrin Creek	30/01/2007	29/01/2012	32,118	29/01/2009	0%*	$13,090	$50,000
EPM16942	Granted	Paradise South	28/08/2009	27/08/2014	5,802		100%	$2,383.20	$75,000
EPM17330	Granted	Paradise North	23/07/2009	22/07/2014	1,291		100%	$529.60	$180,000
EPM17333	Application 5/02/2008	Thorntonia			12,265		80%
EPM17437	Application 3/03/2008	West Thornton Creek			645		80%
EPM17441	Application 3/03/2008	Johnstones Creek			5,806		100%
EPM17443	Application 3/03/2008	East Galah Creek			1,290		80%
EPM17446	Application 3/03/2008	Epsom Creek			2,258		80%
EPM17447	Application 3/03/2008	Paradise East			2,900		100%

* earning 80% interest

Landholdings

Some of Legend’s landholdings (tenements) are held under licence from the Queensland Government in Australia. Tenements are granted as either exploration permits, mineral development licences or mining leases.

Exploration permits can only be applied for over available ground.  Applications consist of a prescribed application form, proposed exploration programme with estimated expenditure and the prescribed application fee.  An exploration permit number is assigned when the application is received.  The Department then assesses the application to determine whether a company is a suitable candidate and proposes to spend sufficient funds on exploration on the licence.  If the Department considers a company to be a suitable candidate, the Department then assesses the environmental impact of the proposed exploration programme and also commences the native title process.  The native title process involves advertising the application for the purpose of determining whether there are any objections to the licence being granted. If there are no objections, the permit is granted. EPM’s 16942, 17330, 17333, 17441, 17446 and 17447 were all advertised as part of the native title process on January 14, 2009. Applications EPM17087, 17437 and 17443 have not yet been advertised by the Department.

The exploration permit is granted for five years provided the company continues to comply with the licences conditions.  There is a statutory requirement to reduce the area of the exploration licence by fifty percent before the end of years three, four and five.

Rent is required to be paid each year in advance.

An annual expenditure report is due each year, as a statement of the amount that has been spent on the ground.  An annual technical report is also due each year, as a statement of the exploration work that has been undertaken on the ground and what work is proposed to be undertaken for the coming year.

The exploration permit is due to expire at the end of year five but a renewal application can be lodged prior to the expiry to, if granted, extend the permit for up to another five years.  A summary of work completed on the ground together with a detailed explanation of the work proposed for the ground is required to accompany the renewal application.

If the company proposes to mine a measured resource it will need to apply for a Mining Lease.  As the Exploration Permit holder it has automatic priority to the ground to be the subject of the mining Lease.  Applications consist of a prescribed application form, details of the proposed development, the financial resources to fund the proposal and the prescribed application fee.  A mining lease number is assigned when the application is received.  The Department then assesses the application to determine the suitability of the proposal.  The application will then pass through the environmental and native title process.  An agreement will need to be negotiated with the native title holders/claimants as part of the native title process.

A mineral lease may be granted for such term as the Minister thinks fit.  The company is required to state the term of the lease required at the time of application.  The term required is stated on the application form.

Rent is required to be paid each year in advance.

An annual expenditure report is due each year, as a statement of what has been spent on the ground.  An annual technical report is also due each year, as a statement of what work has been done on the ground and what work is proposed for the coming year.

Geological History of the Georgina Basin of Queensland.

The Georgina Basin hosts a number of phosporite deposits near Mt Isa. In particular, the Beetle Creek Formation and Thorntonia Limestone contain three key phosporite ore-types: pelletal, microsphorite and replacement-types. The Lady Annie, Lady Jane, D-Tree & Thorntonia phosphate deposits lie within the Beetle Creek Formation and its lateral facies equivalents. (Howard, 1986)

The Inca Formation is the youngest unit, composed of laminated siltstones and shales and conformably overlies Thorntonia Limestone. The Thorntonia Limestone is a dolomitic limestone with increasing chert bands toward top. It is the lateral facies equivalent to the Beetle Creek Formation, with which it intertongues. The Beetle Creek Formation hosts the phosphate deposits, composed predominately of interbedded coarse to fine grained phosphorites, siltstone, claystone, chert and some descrete carbonate lenses. Locally, karst-like surfaces are filled with chalky high-grade phosphate that appear to replace the underlying limestone. This unit conformably and gradationally overlies Mt Hendry Formation which is a discontinuous conglomerate and sandstone. (Cook & Elgueta, 1986)

All the deposits formed under coastal, shallow marine conditions. These Cambrian sediments are covered by up to 71 metres of Mesozoic claystone and sandstone and Cainozoic alluvium and eluvium. Coarse to medium grained skeletal-ovulitic grainstone and packstone phosphorites are thought to have formed through reworking, transport and accumulation grains.  Phosphatic microsphorite are thought to have formed from the suspension of very fine grained detrital material or precipitation from the water column in very shallow supratidal areas. (Cook & Elgueta, 1986) The replacement phosphates are thought to have occurred due to post-depositional phosphate replacement of carbonate, such as found at D-Tree.

DARWIN
Land Holdings
TOWNSVILLE
MT ISA
ALICE SPRINGS
BRISBANE
PERTH
BROKEN HILL
SYDNEY
ADELAIDE
CANBERRA
BALLARAT
MELBOURNE
HOBART
N
0 250 500 1 000
Kilometres

LEGEND

Legend Tenements as at 01/01/09

Comp.:	Date: 29.01.09
File: Legend tenements as at 010109	Author:
Plot: Legend tenements	Figure:

Exploration History and Forward Work Program

The Lady Annie, Lady Jane, D-Tree & Thorntonia phosphate deposits are located approximately 130km north west of Mt Isa in the Georgina Basin. The historically published deposits lie within the same geological rock unit and their size and tonnages are as follows:

Deposit	Classification	Estimated million tonnes	% P2O5
Lady Annie	Non-reserve mineralized material*	293	16.61
Lady Jane	Non-reserve mineralized material*	193	17.61
D-Tree	Non-reserve mineralized material*	3392	15.9
Thorntonia	Non-reserve mineralized material*	16	18.11

* Such non-reserve mineralized material would not qualify as a reserve until a comprehensive evaluation based upon unit cost, grade, recoveries and other material factors concludes being both legal and economic feasibility

1 Source of Information
Historically published resources & reserves in Queensland Minerals Mines & Projects, 4th Edition. From:1 1990 Freeman, M.J., Shergold, J.H., Morris, D.G., & Walter, M.R. Late Proterozoic And Palaeozoic Basins of Central and Northern Australia- Regional Geology And Mineralisation. 21996 Draper, J.J Phosphate- Queensland Mineral Commodity Report, Queensland Government Mining Journal, 97 (1131) 14-25.

2 Legend has an 80% interest in these deposits.

Past feasibility studies by BH South Ltd (Rogers J.K, 1988) occurred in 1974 on a phosphate rock beneficiation plant and slurry pipeline to the Queensland coast. Beneficiation test shafts and mining scale trenches were dug. A pilot plant built in 1973 produced 34% P205 concentrate at Lady Annie from 17% P205 rock (Cook, P.J. 1989). Feasiblity was concluded at that time at a production rate of 4-5 million tonnes per year (Cook, P.J. 1989).

A thorough Open File Historical data review has commenced. Past exploration and reserve estimation data is being acquired and compiled into a global database for use in re-validating the past surveys, drilling and sampling. Appropriate Heritage, Environmental and Proposals for Works approvals are being sought. A detailed field sampling and drilling program is being developed in full awareness of quality control and compliance procedures to verify past data and re-establish the volumes and percentage of phosphate in these deposits. Fieldwork commenced during 2008.

Current Work

A drilling program at the D-Tree deposit commenced in September 2008. Up to 3 drill rigs were used on the drill program to complete stage one. All three types of drilling have been summarized below.

Drill Type	No. of Holes	Metres
RC	476	12,520
Sonic	11	300
Diamond	13	324

Drilling and Sampling Methodology

The phosphate drilling program was drilled on a nominal 300 metre by 300 metre grid pattern. Some areas, such as the Galah Creek area were drilled on a 100 metre by 100 metre spacing to better define the areas of higher grade.

Three types of drilling have been conducted in the deposit to date. Reverse circulation (RC) drilling is used as the base for all results reported in this document and is the most extensive type of drilling. The second type is Diamond drilling, which mainly consists of holes to twin current RC drilling for quality control purposes. A third type, Sonic drilling was also used to obtain larger samples which are appropriate for metallurgical sampling and testing. Sonic drilling uses an ultra-high frequency oscillating drill bit to cut through the rock giving full sample recovery as there is no high pressure air or water required in the process.

All RC samples were collected using a 3-tier riffle splitter over 1 meter intervals, yielding a 2-3 kilogram (“kg”) sample for subsequent assaying. A second split has also been collected from some high grade intervals to use in quality assurance of the sampling process. Assay results from all such field duplicate samples received so far show very good correlation between assays from original and duplicate samples.

The RC holes drilled have been completed using either a 4.5” (114.3mm) or 5” (127mm) drill bit. All Diamond core has been drilled at HQ triple tube size and Sonic core was drilled at 6” (152mm) drill bit. Sample recoveries for the diamond drilling have been logged and recorded.

All phosphate samples have been submitted to either one of two commercial laboratories located in either Mt Isa or Brisbane. The analytical technique used was fused bead XRF, but some samples were also tested using a fused bead ICP method for comparison. All samples were analyzed for P2O5, Al2O3, Fe2O3, MgO, CaO and SiO2.

A series of pulp duplicates were taken at the preparation stage to test for laboratory accuracy and precision with all results showing good correlation and within acceptable limits. A series of matrix matched phosphate reference standards have also been submitted with the samples to ensure accuracy and precision of assaying. The results of these standards came back within acceptable limits.

Results

Legend has received results for 470 of the 476 RC holes drilled. A total of 12,520 metres of drilling is complete with results received so far totalling approximately 12,100 assays.

For all RC drilling a total of more than 250 holes have an intercept of greater than 8% P2O5. As some holes have up to 3 separate intercepts at this grade there is a total of 332 intervals representing three main identified zones within the Project area (see Figure 2). All intercept results were calculated with an 8% minimum P2O5 cut, minimum 2 metre intercept and maximum of 2 metres contiguous internal dilution and are listed in Appendix A.

Table 3 shows all significant intercepts of greater than 25% P2O5. All drilling has been done with vertical holes which, as the deposit is nominally flat lying gives a true width for each mineralized zone. These zones were calculated using a minimum width of two metres and a maximum internal dilution of two contiguous metres. See Appendix A for collar coordinates of these holes. This table represents the drill intercepts that have the greatest potential for delivering high grade direct shipping ore or material that requires little dry beneficiation through crushing, screening or magnetic separation. These high grade zones are clustered in two main areas, North D-Tree and Galah Creek as depicted in figure 2.

Two east-west cross sections through the deposit are also shown in figure 3. The section lines chosen are depicted on figure 2. The sections show the mineralization continuity over east-west widths of 2-3 kilometres and figure 2 shows the continuity in the north-south direction of well over 10 km. These diagrams clearly show the massive extent of the D-Tree mineralization and therefore the approximate magnitude of an exploration target that may exist within any given part of the overall phosphate deposit area. The deposit is known from historical drilling to extend in north, south and west directions into other landholdings granted or under application by Legend which combine to form the D-Tree project. The D-Tree project was subject to a Joint Venture with Mt Isa Metals Ltd (“MET”) whereby Legend held an 80% interest. Effective from September 30, 2009, MET exited from the joint venture thereby increasing Legend’s interest to 100%, with MET retaining a royalty of A$0.50 per tone.

Hole_ID	From (m)	To (m)	Width (m)	P2O5%	Fe2O3%	Al2O3%	*R2O3%	MgO %	SiO2%	CaO %	CaO:P2O5 Ratio
DTRC0034	1	3	2	25.80	5.80	2.05	7.85	0.15	27.80	34.95	1.35
DTRC0053	2	5	3	30.67	5.50	2.50	8.00	0.10	6.87	40.97	1.34
DTRC0076	6	9	3	28.60	5.50	3.37	8.87	-0.03	18.43	38.23	1.34
DTRC0076	15	17	2	30.50	2.35	2.05	4.40	0.00	18.85	41.35	1.36
DTRC0083	27	29	2	33.85	1.50	1.75	3.25	0.20	11.18	46.10	1.36
DTRC0090	10	12	2	26.45	4.35	2.85	7.20	0.25	23.45	36.30	1.37
DTRC0098	9	11	2	32.30	0.35	2.00	2.35	0.20	15.34	44.20	1.37
DTRC0112	27	30	3	28.87	1.77	2.10	3.87	0.13	23.00	39.43	1.37
DTRC0113	13	15	2	27.60	4.05	2.95	7.00	0.20	22.15	37.50	1.36
DTRC0127	20	23	3	27.87	1.87	4.23	6.10	0.23	23.70	37.77	1.36
DTRC0132	15	17	2	29.55	2.85	2.69	5.54	0.17	20.45	39.85	1.35
DTRC0133	13	16	3	27.20	10.73	2.97	13.70	0.20	17.13	36.83	1.35
DTRC0133	28	31	3	26.93	5.97	3.60	9.57	0.23	20.83	36.70	1.36
DTRC0139	23	25	2	26.75	4.45	2.85	7.30	0.25	24.10	36.30	1.36
DTRC0147	8	12	4	30.22	0.45	2.83	3.28	0.20	19.95	41.02	1.36
DTRC0148	6	8	2	27.50	2.55	4.05	6.60	0.20	22.70	37.30	1.36
DTRC0157	12	14	2	33.65	2.70	3.04	5.74	0.12	9.35	45.90	1.36
DTRC0158	14	16	2	29.20	5.23	2.66	7.89	0.14	18.65	39.45	1.35
DTRC0188	4	8	4	29.48	1.80	4.80	6.60	0.52	18.29	40.15	1.36
DTRC0212	17	20	3	32.30	14.43	0.77	15.20	0.03	2.93	43.37	1.34
DTRC0244	4	6	2	32.55	0.90	2.00	2.90	0.15	15.65	43.85	1.35
DTRC0258	18	20	2	34.55	4.35	2.20	6.55	0.00	5.87	45.85	1.33
DTRC0292	14	16	2	30.60	7.00	3.30	10.30	0.05	12.21	40.70	1.33
DTRC0300	7	9	2	30.40	9.26	2.34	11.60	0.13	11.98	41.25	1.36
DTRC0302	7	9	2	28.40	12.55	4.38	16.93	0.17	10.86	37.45	1.32
DTRC0338	16	18	2	26.80	6.17	3.93	10.10	0.20	21.15	36.05	1.35
DTRC0339	11	13	2	27.65	4.28	5.70	9.98	0.18	19.00	37.20	1.35
DTRC0352	13	16	3	34.47	1.77	2.01	3.78	0.07	11.30	46.70	1.35
DTRC0375	13	15	2	28.20	16.30	2.30	18.60	0.15	10.01	37.60	1.33
DTRC0384	19	21	2	34.75	5.21	1.53	6.74	0.10	6.02	47.85	1.38
DTRC0387	8	10	2	28.05	23.02	2.20	25.22	0.15	3.09	37.60	1.34
DTRC0432	2	4	2	26.40	5.78	3.40	9.18	0.20	22.95	35.75	1.35
DTRC0451	14	16	2	33.55	1.20	1.61	2.81	0.07	14.73	45.50	1.36
DTRC0461	3	5	2	27.95	17.40	1.51	18.91	0.21	8.11	38.15	1.36
DTRC0463	11	15	4	35.92	6.54	1.29	7.83	0.10	3.54	48.60	1.35
DTRC0472	13	15	2	31.35	12.46	1.29	13.75	0.13	6.26	43.10	1.37
Min				25.80	0.35	0.77	2.35	-0.03	2.93	34.95	1.32
Max				35.92	23.02	5.70	25.22	0.52	27.80	48.60	1.38
Weighted Average				30.02	5.95	2.51	8.75	0.15	16.90	39.36	1.35
Table 3: Significant intercepts >25% P2O5, calculated using 25% P2O5 cut, minimum width of 2 metres and maximum contiguous dilution of 2 metres. *R2O5 = Fe2O3 + Al2O3

Legend
Section Lines
Tenements
Water Course Lines
Grade
Greater than 25%
Greater than 8%
Less than 8%
Results pending
Bulk Sampling Trenches
Access Tracks
Reporting Areas
N
GDA94/MGA54
Kilometres
LEGEND
D-Tree North
D-Tree South
Galah Creek
Areas of high grade. Potential DSO
YT27
A
A'
B
B'

D-Tree
EPM14573
Significant Intercepts % phosphate

Comp : Legend International Holdings, Inc.
Date : 16/02/09

Plot : Phosphate %
Loc. Melbourne

Figure 2

Figure 2: Map showing significant intercept locations for the D-Tree Project

Figure 3: Cross-Sections through D-Tree North (A-A’) and Galah Creek (B-B’)

Metallurgy

Five large samples of phosphate rock were collected at D-Tree from two historic trenches and one small pit, YT-27, YT-141 and Galah Pit 3; these sites can be seen on figure 2. These trenches and pits were excavated in the 1970’s by IMC Development Corporation for beneficiation testwork. The Legend samples were collected using hand tools (jack hammer and picks) and weighed around 400kg each when shipped.

These five samples are from 3 localised areas within the D-Tree deposit as shown on figure 2 and are not necessarily representative of the entire deposit.

Phosphate rock beneficiation tests on YT27 and YT141 samples have been completed at bench scale using standard comminution and flotation techniques. The beneficiation process consisted of crushing, grinding, scrubbing to remove the -20 micron fraction and flotation.  A coarse fraction consisting of particle size -1.18mm to +150 micron and a fine fraction of -150 micron to +20 micron were floated separately giving excellent concentrate grades.  Results are tabulated below.

	Concentrate Sample
	YT-27		YT-27(Fe)		YT-141		YT-141(Fe)
Constituent	Coarse	Fine	Coarse	Fine	Coarse	Fine	Coarse	Fine
P2O5%	32.13	34.10	33.66	33.65	38.61	36.04	38.95	36.09
Fe2O3%	0.84	0.40	0.53	0.37	0.24	0.58	1.61	4.96
Acid Insol %	12.20	10.12	13.16	8.06	3.29	6.20	2.29	4.17
Flotation Recovery %	67.6	76.0	89.9	87.3	69.1	91.3	41.5	89.2
Table 2: Results from metallurgical test-work

Legend is currently assessing methods of recovering the ultrafine particle fraction (minus 20 micron) using flotation, so that the entire range of particle sizes may be considered as feed to the processing plant. Further test-work is planned using specialised ultrafine particle flotation techniques to increase the phosphate grade and recovery to the concentrate, while optimising iron rejection.

The sample from Galah Creek (Galah Pit 3 on figure 2 below) is an example of potential direct shipping ore.  The sample required no beneficiation and when assayed gave results of 38.7% P2O5 and 1.4% combined Fe2O3 and Al2O3.

In partial areas of the D-Tree deposit the elements of iron (Fe2O3) and aluminium (Al2O3) have been identified (in consultation with Legend’s customer and partner IFFCO (Indian Farmers Fertiliser Cooperative)) as possible deleterious elements which may affect the phosphoric acid manufacturing process. The levels of these elements need to be within a certain range and the maximum and minimum limits will be identified in future phosphoric acid tests. Control of these contaminants will be addressed through either selective mining such as areas in part of North D-Tree, which have been identified as having lower levels of these elements, or by using common dry beneficiation techniques such as crushing, screening, ore sorting or magnetic separation. Each phosphate rock deposit around the world is unique and will have its own limits on the levels of deleterious elements which can be acceptable in the phosphoric acid manufacturing process. Individual phosphoric acid plants will also have their own unique specifications. Legend has an advantage in this regard as it has formed a clear expectation as to which plant will be taking its phosphate rock which will be IFFCO’s Paradeep Unit in India. This means testwork on the rock in the near term will be aimed at meeting the Paradeep plants individual requirements.

Trace elements and other impurities such as (but not limited to) cadmium, uranium, lead, fluorine, sodium and magnesium have been tested throughout the deposit and found to exist in quantities that are insignificant to both Legend’s customer and partner IFFCO and in general when compared to other phosphate rock from around the world.

Future Work

Legend will use these results to develop an estimate of the non-reserve mineralized deposit, that is compliant with Australian JORC 2004 and United States SME 2005 guidelines. This estimate will form part of the preliminary work that will be used to inform any future estimates of Probable or Proven Mineral Reserves for the D-Tree Project in conjunction with appropriate mining, metallurgical, economic, marketing, legal, environmental, social and governmental modifying factors. Other work will include further drilling around some of the higher grade areas to test for possible direct shipping ore (DSO) or material that requires little dry beneficiation such as crushing, screening or magnetic separation.

Access

Access to the Queensland project areas is by commercial airline to Mount Isa, a mining district in Queensland. From Mount Isa it is approximately 96 kilometres by road via the Barkly Highway, however helicopter is often used due to rugged terrain. Mount Isa has substantial infrastructure, accommodation and other facilities. Between April to November, in the dry season, four wheel drive vehicles can be used on dirt roads.

Government Regulations, Declarations & Conditions

The Company’s exploration operations are subject to federal and state laws and regulations governing the method of acquisition and ownership of mining rights, exploration, development, mining, production, taxes, labour standards, occupational health, mine safety, toxic substances other matters. Federal and State legislation also governs environmental management and native title issues. We are committed to and, to our knowledge, are in compliance with all governmental legislation and regulations.

Mineralization

No known mineral reserves are known on our land in Queensland, however phosphate mineralized material deposits are recorded. Our proposed program will be developed with a view to verify existing data and prove the extent of mineralization. Currently Legend is working towards using the recent drilling results to estimate tonnes and grade of the non-reserve mineralization. These estimates will be used to inform any future estimates of probable or proven reserves in conjunction with the appropriate modifying factors.

Currently Legend is working towards generating a reserve base at D-Tree following the resource drilling which was completed in December 2008. It is planned to have this reserve finalised before the end of the 2nd Quarter 2009.

Project Strategy

The Company has revised its project strategy for its phosphate project due to the current financial and economic climate. The strategy aims to deliver positive operational cash flow as soon as possible with a reduced capital outlay and the ability to pay for any required infrastructure from this cash flow. To achieve this aim a three stage approach has been adopted:

•
Stage 1 - To focus on drilling near surface, high grade phosphate ore to delineate tonnage of direct shipping grade material that requires little or no  beneficiation  to export  phosphate rock from the D-Tree phosphate deposit by the 4th quarter of 2009.

•
Stage 2 - Ramp up export of phosphate rock to 5 million tonnes per annum by 2012 beginning at the end of 4th quarter 2009,  sourced from a combination  of either Lady  Annie, D-Tree, Lady Jane, Lily & Sherrin Creek or any other phosphate deposits of which Legend has an interest.

•	Stage 3 - Production of value added phosphate fertiliser products such as phosphoric acid, MAP, DAP and TSP.

Previously Legend was conducting a study with GHD to investigate the option of using a slurry pipeline to transport beneficiated product to the Port of Karumba. This option has now been abandoned due to high cost and port logistics. The transport option now considered feasible is via rail from Mt.Isa to the Port of Townsville.

Legend is now conducting its own studies closely with the Indian Farmers Fertiliser Cooperative (IFFCO) and various external consultants on all aspects of the project including studies into metallurgy, geology, environment, mining, transport and infrastructure. These studies will form the basis of a final feasibility study.

Worley Parsons is also working in association with Legend on various aspects of the project. Worley Parsons is a major international group with extensive experience offering technical, project and operational support in the resources and energy sector.

Government Requirements for Maintenance of Licences

To ensure that licences are kept in good standing the Company is required to pay the annual rent amount for each licence on its respective anniversary date.  The amount due is dependent upon the size and age of the licence. The Company is also required to work the licences and meet the annual expenditure commitments. Annual reporting is required, specifying details of the exploration programme which has occurred and which is anticipated for the following year.  Failure to comply would place the licences at risk of cancellation and therefore forfeit the right to explore on that ground.

License Conditions

The Company is required to meet certain standard conditions and obligations as specified by the Queensland Mineral Resources Act, Exploration Permits. These include conducting activities in a way which minimise environmental damage, rehabilitation, avoiding interference with registered native title sites or areas and ensuring compliance with any other relevant legislation. Programmes of Work are to be submitted at the time of application for any ground disturbance or exploration works, the conditions of which are clearly specified and adhered to. Security bonds are payable on the grant of the permits and additional conditions can be imposed by the government State Minister.

Native Title

The rights and obligations of the Company with respect to native title obligations differ depending upon the permit’s proposed impact on the land.  All the exploration permit applications held by the company will need to comply with the Native Title Act.  The overwhelming majority on permit applications will be advertised under the expedited procedure and require advertising to determine whether there are any objections.  If they are no objections, the Queensland Government can grant the permit and will impose the Native Title Protection Conditions on the permit before grant.  These conditions ensure that any native title claimants are aware of the proposed exploration work and gives them an opportunity to identify any culturally sensitive areas.  If there are objections, the company will need to negotiate an agreement with the native title claimants.  Following lodgement of this agreement with the Queensland government the permit will be granted.

Environment

The rights and obligations of the Company with respect to environmental management and rehabilitation are based upon the principles of disturbance minimisation, including such things as preservation of mature trees, preventing the spread of noxious weeds, avoiding the disturbance of waterways and waste management.  Rehabilitation is a condition of the Security bond and requires such things as sealing of collars, plugging of casings and replacement of topsoils.

Royalties

The royalty rate for phosphate rock is the higher of the following: (a) 80 cents for each tonne of phosphate rock; or (b) the rate, rounded down to 2 decimal places, for each tonne of phosphate rock worked out using the following formula –
where R is the royalty rate, G is the average P2O5 content of the phosphate rock for the return period, and Pcurr is the average price for the return period, converted to Australian dollars at the average hedge settlement rate for the return period, of Moroccan phosphate rock with 32.3% P2O5 content.

The royalty is payable to the State of Queensland.

Contractual Agreements in relation to Queensland Phosphate Interests

(i)
On November 2, 2007, we entered into an agreement with Iron Duyfken Pty Ltd to acquire three (3) project areas in the Georgina Basin of Queensland, Australia. Each project hosts a known and well documented, substantial deposit of phosphate rock (Cook, P.J, 1989, Howard, P.F, 1986). These deposits were delineated by earlier work conducted by previous major companies since 1967 and have been named the Lady Annie, Lady Jane and Thorntonia phosphate deposits. The deposits were defined in times when phosphate prices were low. Phosphate prices have risen considerably since those times due to increased world demand especially from China and India. Past feasibility studies on these deposits will be reassessed with a view to commercialization of the deposits, based on current prices. Legend agreed to pay A$500,000 and issue 500,000 shares of Common Stock as consideration.

(ii)
Effective November 7, 2007, we entered into an agreement with Ansett Resources & Industries Pty Ltd to acquire one (1) project area in the Georgina Basin of Queensland, Australia. The project hosts a known and well documented, substantial deposit of phosphate rock (Cook, P.J, 1989, Howard, P.F, 1986). The deposit was delineated by earlier work conducted by previous major companies since 1967 and have been named the D-Tree phosphate deposit. As set out above, the deposit was defined in times when phosphate prices were low. Phosphate prices have risen considerably since those times due to increased world demand especially from China and India. Past feasibility studies on this deposit will be reassessed with a view to commercialization of the deposit, based on current prices. Legend agreed to pay A$300,000 as consideration.

(iii)
We entered into a farm-in and joint venture heads of agreement with King Eagle Resources Pty Limited on December 7, 2007 pursuant to which Legend can earn an 80% interest in phosphate on three tenement blocks named Quita Creek, Highland Plains and Lily and Sherrin creek by spending $3 million on phosphate exploration over five years. Legend has no rights to any other minerals on the three tenement blocks.

(iv)
Effective February 27, 2008, we entered into a Share Sale Agreement whereby the Company agreed to purchase all of the issued and outstanding shares of Teutonic Minerals Pty Ltd. As a result, Teutonic became a subsidiary of the Company from that date. Teutonic held an application for a mineral licence over phosphate in the Georgina Basin in the State of Queensland, Australia which has subsequently been withdrawn, allowing Legend’s application to take priority. The consideration payable to the vendors was A$300,000, and the Company granted a 1% gross revenue royalty from production from the mineral licence.

(v)
On October 27, 2008, the Company entered into a Heads of agreement with Mt. Isa Metals Ltd. (“MET”) for the formation of a Joint Venture (“JV”) over each party’s respective interest in tenements overlying the D-Tree phosphate deposit. Under the JV, Legend will contribute tenements EPM 14753, EPMA’s 17333, 17437, 17443 and 17446, and, MET will contribute tenement EPM 15763 (D-Tree West). Legend will manage and hold an 80% interest in the JV and MET will hold a 20% contributing interest in the JV. Significantly, the JV will also have access to plant and infrastructure at Legend’s 100% owned proposed Lady Annie phosphate development, which lies 9 miles to the east of D-Tree. The Heads of Agreement is to be replaced by a formal JV agreement, which is currently being negotiated.

(vi)
On December 24, 2008, the Company entered into a Sale and Purchase Agreement with Elkedra Diamonds Pty Ltd and Uramet Minerals Limited to purchase a 100% interest in EPM 15014, EPM 15015 and application for EPM 17930 for a consideration of A$900,000. The purchase by Legend was subject to a number of pre-conditions including the receipt by the vendors of any necessary consents and approvals required under the Mining Act and approval for the purchase under the Foreign Acquisition and Takeovers Act 1975 (Cth). These pre-conditions were satisfied in February 2009 and the purchase by Legend settled. As part of the purchase, all parties provided standard warranties for such a transaction to each other. The tenements covered by this purchase are located immediately north of the Queensland phosphate project and are prospective for phosphate and diamonds.

Northern Territory Exploration Interests

Tenement Status, Details & Commitments (Projected) Northern Territory, Australia

Lease	Lease Status	Project	Grant Date	Expiry Date	Area (Ha)	Anni. Date (2009)	GST Inclusive
							Rent $ (2009)	Commit. $ (2009)
EL22244	Granted	Foelsche	7/03/2003	6/03/2009	143,948	6/03/2009	*1	*1
EL22245	Granted	Foelsche	7/03/2003	6/03/2009	42,261	6/03/2009	*1	*1
EL22246	Surrendered	Selby	5/02/2003	24/11/2008	103,425		-	-
EL22247	Surrendered	Selby	5/02/2003	24/11/2008	158,555		-	-
EL22251	Granted	Selby	24/04/2003	23/04/2009	164,044	23/04/2009	*1	*1
EL22252	Surrendered	Selby	22/08/2002	12/08/2008	23,525		-	-
EL22294	Application 9/12/1999	Cox			107,842		-	-
EL22295	Surrendered	Cox	5/02/2003	24/11/2008	78,726		-	-
EL22296	Surrendered	Cox	5/02/2003	24/11/2008	43,218		-	-
EL22297	Granted	Cox	5/08/2003	4/08/2009	34,160	4/08/2009	*1	*1
EL22298	Surrendered Application	Cox	24/04/2002	23/04/2008	98,480		-	-
EL22299	9/12/1999	Cox			120,630		-	-
EL22300	Surrendered	Cox	26/09/2002	24/01/2008	16,560		-	-
EL22302	Surrendered	Cox	26/09/2002	24/01/2008	53,270		-	-
EL22351	Surrendered	McArthur	5/08/2003	1/12/2008	15,754		-	-
EL23116	Surrendered	Abner	3/03/2003	1/12/2008	1,639		-	-
EL23117	Granted	Abner	3/03/2003	2/03/2009	1,639	2/03/2009	*1	*1
EL23118	Granted	Abner	3/03/2003	2/03/2009	10,479	2/03/2009	*1	*1
EL23119	Granted	Foelsche	3/03/2003	2/03/2009	4,909	2/03/2009	*1	*1
EL23121	Granted	Glyde	3/03/2003	2/03/2009	5,893	2/03/2009	*1	*1
EL23126	Surrendered	Cox	5/08/2003	1/12/2008	9,745		-	-
EL23127	Application 10/04/2001	Cox			35,872		-	-
EL23162	Application 9/05/2001	Cox			38,411		-	-
EL23510	Granted	Foelsche	3/03/2003	2/03/2009	982	2/03/2009	*1	*1
EL23511	Granted	Glyde South	3/03/2003	2/03/2009	4,579	2/03/2009	*1	*1
EL23512	Granted	McArthur	3/03/2003	2/03/2009	7,210	2/03/2009	*1	*1
EL23513	Granted	Abner	3/03/2003	2/03/2009	22,602	2/03/2009	*1	*1
EL23514	Granted	Abner	3/03/2003	2/03/2009	2,947	2/03/2009	*1	*1
EL23515	Granted	McArthur	4/07/2003	3/07/2009	22,730	3/07/2009	*1	*1
EL25486	Application 18/07/2006	Cox			91,191		-	-
EL25491	Granted	Foelsche	12/03/2007	11/03/2013	2,619	11/03/2009	$176	$40,000
EL25612	Application Withdrawn	Cox			91,364		-	-
EL25613	Application Withdrawn	Cox			81,370		-	-
EL25614	Application 20/09/2006	Cox			102,752		-	-
EL25615	Application 20/09/2006	Cox			28,586		-	-
EL25616	Granted	McArthur	23/08/2007	22/08/2013	6,113	22/08/2009	$418	$10,000
EL25617	Surrendered	McArthur	23/08/2007	1/12/2008	24,744		-	-
EL25629	Application 25/09/2006	Cox			17,118		-
EL26175	Surrendered	McArthur	22/02/2008	1/12/2008	125		-	-
EL26176	Surrendered	McArthur	22/02/2008	1/12/2008	588		-	-
EL26177	Surrendered	McArthur	22/02/2008	1/12/2008	280		-	-
EL26360	Granted	Selby	25/03/2008	24/03/2014	328	24/03/2009	$11	$10,000
EL26406	Granted	McArthur	18/06/2008	17/06/2014	8,047	17/06/2009	$275	$60,000
EL26495	Granted	Foelsche	18/07/2008	17/06/2014	1,964	17/07/2009	$66	$20,000
EL26507	Granted	McArthur	18/07/2008	17/06/2014	7,208	17/07/2009	$242	$25,000
EL26509	Granted	Foelsche	18/07/2008	17/06/2014	2,621	17/07/2009	$88	$20,000
EL26514	Granted	Cox	18/07/2008	17/06/2014	4,989	17/07/2009	$176	$30,000
EL26515	Granted	Cox	18/07/2008	17/06/2014	3,620	17/07/2009	$121	$30,000
EL26528	Granted	McArthur	18/07/2008	17/06/2014	32,122	17/07/2009	$1,078	$90,000

*1 Please note that some Legend Tenements in the Northern Territory are in the last year of the original tenure. It is possible to extend this after a detailed geological and economic review. However the extension can only be granted by the Department of Mines and Energy (DME), therefore an estimate cannot be given without knowing whether the DME were to grant the extension.

Landholdings

All of Legend’s exploration landholdings (tenements) are held under licence from the Northern Territory Government in Australia. Tenements are granted as either exploration licences or mining leases.

Exploration licences can only be applied for over available ground.  Applications consist of a prescribed application form, proposed exploration programme with estimated expenditure and the prescribed application fee.  An exploration licence number is assigned when the application is received.  The Department then assesses the application to determine whether a company is a suitable candidate and proposes to spend sufficient funds on exploration on the licence.  If the Department considers a company to be a suitable candidate, the Department then commences the native title process which involves advertising for the purpose of determining whether there are any objections to the licence being granted. If there are no objections, the licence is granted.

The exploration licence is granted for six years provided the company continues to comply with the licences conditions.  There is a statutory requirement to reduce the area of the exploration licence by fifty percent before the end of years two, three, four and five.  An application to waive the reduction can be made at the time the reduction is due.

Rent is required to be paid each year in advance.  The cost per block is increased by 100% each year after year two.

An annual expenditure report is due each year, as a statement of the amount that has been spent on the ground.  An annual technical report is also due each year, as a statement of the exploration work that has been undertaken on the ground and what work is proposed to be undertaken for the coming year.

The exploration licence is due to expire at the end of year six but a renewal application can be lodged prior to the expiry to, if granted, extend the licence for another two years.  A summary of work completed on the ground together with a detailed explanation of the work proposed for the ground is required to accompany the renewal application.  The rent of the two year period is also required with the renewal application.

If the company proposes to mine a measured resource it will need to apply for a Mineral Lease.  As the Exploration Licence holder it has automatic priority to the ground to be the subject of the Mineral Lease.  Applications consist of a prescribed application form, details of the proposed development, the financial resources to fund the proposal and the prescribed application fee.  A mineral lease number is assigned when the application is received.  The Department then assesses the application to determine the suitability of the proposal.  The application will then pass through the native title process.  An agreement will need to be negotiated with the native title holders/claimants as part of the native title process.  The mineral leases must be surveyed before it is granted.

A mineral lease may be granted for such term as the Minister thinks fit.  The company is required to state the term of the lease required at the time of application.  The term required is stated on the application form.

Rent is required to be paid each year in advance.

An annual expenditure report is due each year, as a statement of what has been spent on the ground.  An annual technical report is also due each year, as a statement of what work has been done on the ground and what work is proposed for the coming year.

Geological History and Kimberlite Occurrence in the McArthur River Basin.

The North Australian Craton is one of two principal tectonic domains in the Northern Territory. The dominant tectonic episode for formation of the Craton, reworking the Archaean (or Palaeo-Proterozoic) basement, was the Barramundi Orogeny at 1865-1850Ma. Outcrops of these older deformed and metamorphosed rocks are now surrounded by younger basins.

The McArthur Group is the principal element of cover over the North Australian Craton, composed of mildly deformed and unmetamorphosed Meso-proterozoic (1800-570Ma) dolomitic carbonate, evaporates and sediments. The McArthur River Basin extends over 180,000 square kilometers and its sediments host a number of base metal occurrences including the McArthur Lead-Zinc-Silver shale-hosted deposit; strata-bound, disseminated Lead-Zinc deposits; the Redbank Copper deposits and Cobalt, Uranium and Iron.

The McArthur River Basin is covered by approximately 100 meters of Cambrian Bukalara sandstone and flood basalts in the south. Widespread, young Cretaceous sedimentation covered the region but much has been removed through erosion. One remnant of Cretaceous sediment is host to the Merlin field which represents the youngest volcanic event in the region.

The major structural feature in the McArthur Basin is the north to north-west trending Batten Trough or Batten Fault Zone approximately 70 kilometres wide, to which Legend’s holdings lie to the east. The Trough is bound on the west by the Emu Fault which transects Legend’s holdings in the McArthur River Project. The associated Mallapunyah and Calvert faults are approximately 50 kilometres apart and also trend north-west.

The presence of microdiamonds across the North Australian Craton defies geological boundaries, extending right across its heart. This wide distribution may be due to recycling of the microdiamonds through the younger Cretaceous by fluvial processes. However, an element of high-level fracture control is now evidenced by the Merlin deposits. Since the discovery of the Merlin field, diamond exploration approaches have shifted from Proterozoic mobile belts with little consideration of regional geology, to incorporate the range of fracture zones in the North Australian Craton. The North Australian Craton is extensively underlain by Archaean basement and deep lithospheric, cratonic rocks may be tapped by younger kimberlites as they intrude into these fractures. The Merlin kimberlites are certainly younger than their Cambrian sandstone host, yet older than their Cretaceous cover.

Access

Access to the Northern Territory project areas is by commercial airline to Darwin, the capital of the Northern Territory. From Darwin it is approximately 950 kilometres by road approximately 2 hours flying time by air. The nearest major town is Borroloola which has limited accommodation and other facilities, where Legend has a base. Access from Borroloola to the drilling sites is normally via helicopter as terrain is rugged. Between April to November, in the dry season, four wheel drive vehicles can be used on dirt roads however, distances from Borroloola to field sites range between 90 and 150 kilometres.

Access to the Queensland project areas is by commercial airline to Mount Isa, a mining district in Queensland. From Mount Isa it is approximately 96 kilometres by road however, helicopter is often used due to rugged terrain. Mount Isa has substantial infrastructure, accommodation and other facilities. Between April to November, in the dry season, four wheel drive vehicles can be used on dirt roads.

Project	Access
Queensland Phosphates	Via the Barkly Highway from Mount Isa.

Selby	Via the Carpentaria Highway, east from Daly Waters to Cape Crawford, Borroloola and from the south via Wollogorang.
McArthur
Glyde
Abner Range
Foelsche

Cox	Via the Roper Highway and station roads to Hodgson River, Nutwood Downs and Cox River. Or, via the Carpentaria Highway towards Cape Crawford.

Exploration History and Forward Work Program

Selby Project

The Selby project is located 100km SW of the coast of the Gulf of Carpentaria in the McArthur Basin, adjacent to the Georgina Basin which hosts Legend’s Queensland phosphates. Historically recorded phosphate rock outcrops at surface in recurrent lenses over a 60 kilometre strike. Uranium, which is a common by-product of marine phosphate deposits, accounting for a significant proportion of the world’s Uranium production, is also present.

An historical Open File review of the Selby region has also identified base metal results from stream sampling adjacent to the Karns Dolomite and regional fault systems. Historical data also reveals that the region remains prospective for diamonds. A multi-facetted approach to exploration of the Selby phosphate was established in 2007.

Work completed in 2008 consisted of open file review, project generation, geological mapping, rock chip, stream and loam sampling, diamond and RC drilling. The 2008 exploration programs downgraded the potential of the project to host significantly economic phosphate deposits. However, a recent in-house review of  the company’s tenements and ranking them accordingly has identified EL22251 as still being highly prospective for uranium-copper, base metals and diamonds.

The proposed exploration program for 2009 will involve project generation, ground reconnaissance and geological mapping, stream sediment heavy mineral, rock chip and mobile metal ion (MMI) sampling. If the results from these work  are positive, an EM and radiometric survey is also planned. For this period, Legend will also progress the 100% surrender of ELs 22246 and 22247, including about 25% surrender of EL 22251 due to the Pungalina and Seven Emu conservation issues.

McArthur River

Legend’s base metal project is situated approximately 20 kilometres south west of Borroloola. The Emu fault zone which runs through Legend’s tenements is a mineralised geological feature hosting the HYC Pyritic Shale base metal prospect and a number of known base metal deposits accounting for 8% of world base metal (lead-zinc-silver) production.

Work completed in 2008 consisted of open file review, project generation, geological mapping, rock chip, soil and MMI sampling, including RC drilling. During this period, some significant results were returned including the identification of two MMI Zinc anomalies at Area A in EL23515. These two discrete Zn anomalies range from 250-400 metres in width, and  connected by a diffused anomaly train along a 900m east-west corridor. Also present are adjacent Pb and Mg MMI anomalies.

This Zn anomaly is interpreted to be contained within the Barney Creek Formation, which is the host unit for base metals in the HYC McArthur River Mine. The McArthur River mine is located ENE of Area A in EL 23515. The Barney Creek Formation at this position of Area A in EL 23515 is indicated as being under recent alluvial and colluvial cover.

The proposed exploration program for 2009 will involve project generation, ground reconnaissance and geological mapping, rock chip, soil and MMI sampling. A ground gravity survey plus a regional geophysical compilation are also planned. For this period and as part of the rationalization of the Northern Territory tenements, Legend will also progress the 100% surrender of ELs 25617, 26175, 26176, 26177 and 22351.

Abner Range

The Abner Range Plateau is approximately 300 kilometers south of Borroloola, west of The Gulf of Carpentaria in the Northern Territory. It is host to the diamondiferous Abner Range Kimberlite part of the Merlin diamondiferous intrusive field, only seven kilometres north of Legend’s holdings. Past indicator mineral sampling by Ashton and Rio Tinto has recovered macrodiamonds, microdiamonds and chromite indicator minerals with no primary source yet determined.

Work completed in 2008 consisted of open file review, project generation, geological mapping, rock chip, stream sediment heavy mineral and MMI sampling, including diamond drilling. During this period, coincident Cu, Mo, Mg, Ni and Zn MMI and gravity low anomalies were identified in the north east corner of EL 23514. These anomalies are interpreted to relate to small ultramafic rock units of possible kimberlitic affinity, and intruded into basement structural features. These anomalies have been proposed for possible RAB drilling to validate their significance.

The proposed exploration program for 2009 will involve open file review, project generation, ground reconnaissance and geological mapping, stream sediment heavy mineral, rock chip and MMI sampling. A regional geophysical compilation for the project is also planned. For this period and as part of the rationalization of the Northern Territory tenements, Legend will also progress the 100% surrender of EL 23116.

Glyde Project

The Glyde River is in the Batten Trough and hosts 40 kilometres of alluvial gravels sourced from numerous diamond bearing catchments including the entire Merlin diamond field. The pipes in the Merlin field are located on the eastern shoulder of the Battern Trough only six kilometres east of the Emu Fault. They have intruded the Cambrian Bukalara sandstone and were emplaced around the time of the Alice Springs Orogeny.

The Legend tenement is north of the HYC Pyritic Shale base metal prospect and this geological unit has been intersected in several drill holes. CRAE has explored the tenement area for kimberlite. Ashton collected two bulk samples from separate drainages and had diamond responses. Helicopter magnetics and EM covered the northern part of the tenement as part of Rio Tinto’s exploration around the Merlin pipe field.

Airborne Electro-Magnetic (“EM”), magnetic and gravity surveys flown in late 2006 have identified numerous EM, gravity & magnetic anomalies and grid-based loam samples were taken as follow up to this result and of other targets.

Work completed in 2008 consisted of open file review, project generation, geological mapping, stream sediment heavy mineral and MMI sampling. During this period, several areas prospective for kimberlitic pipes were identified along the Merlin - Glyde North (EL 23121) - Tintagel - Glyde South (EL 23511) structural corridor, and from possible NNE-SSW cross faults.

The proposed exploration program for 2009 will involve open file review, project generation, ground reconnaissance and geological mapping, lag, stream sediment heavy mineral, and MMI sampling. An airborne EM and gravity survey and a regional geophysical compilation for the project are also planned.

Foelsche Project

Legend’s Foelsche Project tenements lie east of the Glyde Project and Merlin diamond field. They are bound by regional scale faults which act as fluid conduits for mineralisation and have uplifted basement rocks up to lie against younger sandstones. The area contains historical trains of kimberlite indicator minerals in streams draining the area.

In 2005, airborne EM/magnetics were flown by Astro which identified priority geophysical anomalies. These were investigated with ground gravity surveys and RC/diamond drill holes in 2006. The source of the geophysical anomalies was attributed to depressions in the Proterozoic sandstone bedrock which were infilled by younger Cretaceous/Tertiary sediment. Similar infill sequences are known to typically occur over kimberlites in the region.

Work completed in 2008 consisted of open file review, project generation, geological mapping, soil, lag, rock chip, stream sediment heavy mineral and MMI sampling. Diamond drilling and a geophysical data review were also completed during this period. At EL 23510, an MMI survey identified Cu-Mg-Zn and Co-Ni anomalies spread along certain parts of a northwest trending uplifted fault block. These anomalies are interpreted to represent contrasting chemistries between possible kimberlitic intrusives and the host Proterozoic sedimentary rocks

The proposed exploration program for 2009 will involve open file review, project generation, ground reconnaissance and geological mapping, soil, rock chip and MMI sampling. An airborne EM and gravity survey and a regional geophysical compilation for the project are also planned.

Cox Project

The Cox Project is located about 150km west of the Merlin diamond field. Historical Open File Research has indicated that there are two key areas of concentration of diamonds and indicator minerals, one within EL 22297. Previous work by Ashton involved bulk sampling and grid loaming in order to locate a source. The grid sampling was carried out at 500m spacing in some areas, and 1km in others. Chromites and micro diamonds are distributed along a parallel north trending structures in the northern areas of the tenements.

Exploration carried out over the Cox Project has included site investigations to verify historical sampling results, a compilation and analysis of historic exploration data from open-file reports and multi-client airborne magnetic data with a view to developing an appropriate exploration strategy.

Work completed in 2008 essentially involved the follow-up of the 2006 targets that were identified through an open file review. Other work included project generation, geological mapping, GIS compilation and soil sampling.

The proposed exploration program for 2009 will involve project generation, ground reconnaissance and geological mapping, stream sediment heavy mineral, soil, rock chip and MMI sampling. The recognition of non-kimberlitic chromites in EL 22295 and EL 22296 was significant. It appears that these chromites have come from the weathering of the Cox Formation, which overlies the Bukalara Sandstone. This observation alone is enough to suggest that the source of these indicators is the Cambrian volcanic rocks not a later kimberlite.

The above interpretation has allowed the process of surrendering further ELs 22295, 22296 and 23126. ELAs 22294, 23127, 25612 and 25613 were also surrendered as part of the rationalization process. This exercise will allow the exploration program to focus in more prospective ELs in the Cox Project, particularly to those ELs surrounding the Gravity Diamonds tenement, which contain kimberlites.

Tenement Commitment & Expenditure Figures (Past & Projected) Northern Territory, Australia.

Table 1 shows Legend's NT Exploration 3-year committed and expended expenditures from 2005 to 2008. Table 2 shows Legend's NT Exploration Project Expenditure
- Committed Vs Proposed

Table 1. Legend NT Exploration 3-Year Project Expenditure – Committed and Expended

2005-2006		2006-2007		2007-2008		Total Last 3 Years
Committed	Expended	Committed	Expended	Committed	Expended	Committed	Expended
$40,000	$15,306	$35,000	$532,681	$120,000	$85,055	$195,000	$633,042
$95,000	$92,391	$75,000	$470,839	$215,000	$840,128	$385,000	$1,403,358
$80,000	$428,294	$80,000	$699,739	$260,000	$150,272	$420,000	$1,278,305
$90,000	$31,650	$85,000	$61,111	$110,000	$6,840	$285,000	$99,601
$90,000	$193,025	$95,000	$399,651	$610,000	$1,456,419	$795,000	$2,049,095
$55,000	$17,570	$45,000	$25,732	$255,000	$628,772	$355,000	$672,074

					TOTAL	$2,435,000	$6,135,475

Table 2. Legend Project 3-Year Project Expenditure – Committed and Expended

	Expenditure 2008-2009
Project	Committed	Proposed

Glyde	$80,000	$386,000
Abner	$180,000	$155,300
Foelsche	$250,000	$271,000
Cox	$95,000	$194,000
Selby	$120,000	$143,800
McArthur	$280,000	$251,900

Mobile Camp – all projects		$100,000
10% Contingency on Exploration		$140,280
Tenement Rental (excl. GST)		$311,580

TOTAL	$1,005,000	$1,954,660

Government Regulations, Declarations & Conditions

The Company’s exploration operations are subject to federal and state laws and regulations governing the method of acquisition and ownership of mining rights, exploration, development, mining, production, taxes, labour standards, occupational health, mine safety, toxic substances other matters.  Federal and State legislation also governs environmental management and native title issues. We are committed to and, to our knowledge, are in compliance with all governmental legislation and regulations.

Mineralisation

No known mineral reserves are known on our land in the Northern Territory. Our previous and proposed programs are exploratory in nature.

Government Requirements for Maintenance of Licences

To ensure that licences are kept in good standing the Company is required to pay the annual rent amount for each licence on its respective anniversary date.  The amount due is dependent upon the size and age of the licence.  The Company is also required to work the licences and meet the annual expenditure commitments.  Annual reporting is required, specifying details of the exploration programme which has occurred and which is anticipated for the following year. Failure to comply would place the licences at risk of cancellation and therefore forfeit the right to explore on that ground.

Licence Conditions

The Company is required to meet certain standard conditions and obligations as specified by the Northern Territory of Australia Mining Act, Exploration Licence. These include conducting activities in a way which minimise environmental damage, rehabilitation, avoiding interference with registered native title sites or areas and ensuring compliance with any other relevant legislation. Mine Management Plans are to be submitted for any ground disturbance or exploration works, the conditions of which are to be clearly specified for approval and adhered to. Security bonds are payable on Mine Management plans and additional conditions can be imposed by the government State or Territory Minister.

Native Title

The rights and obligations of the Company with respect to native title obligations differ between licences depending upon the underlying ownership of the land.  Crown land, namely pastoral lease land, falls under the Native Title Act while Aboriginal freehold land falls under the Aboriginal Land Rights Act (Northern Territory). All the granted licences held by the Company are on pastoral lease land.  The Company is currently in negotiations with the local native title council working towards the grant of several more applications that are situated on aboriginal freehold land. Heritage surveys are contracted where necessary to ensure the protection of local registered and unregistered aboriginal heritage sites.

Environment

The rights and obligations of the Company with respect to environmental management and rehabilitation are based upon the principles of disturbance minimisation, including such things as preservation of mature trees, preventing the spread of noxious weeds, avoiding the disturbance of waterways and waste management. Rehabilitation is a condition of the Security bond and requires such things as sealing of collars, plugging of casings and replacement of topsoils.

Royalties

Certain of the tenements have a 1% gross revenue royalty payable to an external party from all mineral production derived on the tenements.

Acquisition of Northern Territory Tenements

Effective as of March 3, 2006, Legend entered into a Contract for the Sale of Mining Tenements (“Contract”) with Astro Diamond Mines N.L. (“Astro”) an Australian company pursuant to which the Company acquired certain diamond mining tenements in Northern Australia from Astro. The consideration payable by Legend to Astro was Australian dollars $1.5 million and Legend was also required to pay to Astro any costs incurred on the tenements after February 1, 2006.  Astro provided commercial warranties which are usual for a transaction of this nature in favour of Legend. Under Australian law, Astro was required to provide an independent experts report to shareholders for this transaction. In order to prepare the independent experts report, a mineral valuation was prepared on behalf of Astro which indicated that the preferred value for the tenements that are the subject of the transaction was A$1.5 million. This formed the basis of the consideration agreed by the parties. The President and Chief Executive Officer of the Company, Mr. J. I. Gutnick was Chairman and Managing Director of Astro at the time of entering into the Contract and Dr DS Tyrwhitt, an independent Director of the Company, who is also a Director of Astro and was a Director of Astro at the time of entering into the Contract. The tenements are located in the Northern Territory of Australia and are prospective for diamonds.

Employees

The services of our Chief Executive Officer, Chief Financial Officer & Secretary, Executive General Manager  and Project Manager as well as geological, finance and clerical employees are provided to us pursuant to a Service Agreement effective December 1, 2004 (the “Service Agreement”) by and between AXIS Consultants Pty Limited and ourselves.  AXIS also provides office facilities, equipment, administration and clerical services to the Company pursuant to the Service Agreement. The Service Agreement may be terminated by written notice from the parties thereto.

Further detail relating to additional terms of the Service Agreement is included in “Item 2- Properties”, “Item 12- Certain Relationships and Related Transactions” and “Item 10- Executive Compensation”.

HISTORY

Legend was incorporated in the State of Delaware on January 5, 2001 under the name Sundew International, Inc., to engage in the business of selling compatible inkjet cartridges and refill kits on the Internet.

On March 13, 2003, Legend filed for an Amendment to its Certificate of Incorporation (the "Amendment") pursuant to which the name of Sundew International, Inc. was changed to "Legend International Holdings, Inc."

In November 2004, Renika Pty Ltd, an Australian corporation (“Renika”) acquired an 88% interest in Legend from William and Michael Tay (the “Tays”), the Tays resigned as Directors and Officers of Legend, Joseph Gutnick was appointed President, Chief Executive Officer and a Director and Peter Lee was appointed Secretary.  The Tays also granted Renika an option to acquire an additional 578,240 shares of Common Stock that Renika exercised in 2005. Commencing in fiscal 2005, Legend has decided to focus its business on mineral exploration activities.

Effective as of March 3, 2006, the Company entered into a Contract for the Sale of Mining Tenements (“Contract”) with Astro Diamond Mines N.L. (“Astro”) an Australian company pursuant to which the Company shall acquire certain diamond mining tenements in Northern Australia from Astro, which is described above.

In November 2007, Legend acquired a number of phosphate exploration interests in the State of Queensland in Australia

Legend is an exploration stage company.  Legend has not been involved in any bankruptcy, receivership or similar proceeding.  Legend has not been involved in any material reclassification, merger consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION OR PLAN OF OPERATION

General

The following discussion and analysis of our financial condition and plan of operation should be read in conjunction with the Financial Statements and accompanying notes and the other financial information appearing elsewhere in this report. This report contains numerous forward-looking statements relating to our business. Such forward-looking statements are identified by the use of words such as believes, intends, expects, hopes, may, should, plan, projected, contemplates, anticipates or similar words. Actual operating schedules, results of operations, ore grades and mineral deposit estimates and other projections and estimates could differ materially form those projected in the forward-looking statements.

We are an exploration stage mining company. Our principal exploration target is for phosphate. We are in the initial stages of our exploration program and we have not yet identified any ore reserves. We have not generated any material revenues from operations.

Selected Financial Data

Our selected financial data presented below for each of the years in the five-year period ended December 31, 2008, and the balance sheet data as at December 31, 2004 through 2008 has been derived from financial statements, which have been audited by PKF, Certified Public Accountants, a Professional Corporation. The selected financial data should be read in conjunction with our financial statements for each of the years in the three year period ended December 31, 2008 and Notes thereto, which are included elsewhere in this Prospectus.

	2004	2005	2006	2007	2008	2008 Conv. Transl
	A$000s	A$000s	A$000s	A$000s	A$000s	US$000s

Revenues	-	-	-	-	-	-

Other income (loss)	1	-	2	22	3,726	2,573

Costs and expenses	(236)	(77)	(4,537)	(8,540)	(23,337)	(16,119)

Loss from operations	(235)	(77)	(4,535)	(8,518)	(19,611)	(13,545)

Foreign currency gain (loss)	-	1	(40)	(120)	5,390	3,723

Profit (loss) before income taxes	(235)	(76)	(4,575)	(8,638)	(14,221)	(9,822)

Provision for income taxes	-	-	-	-	-	-

Net profit (loss)	(235)	(76)	(4,575)	(8,638)	(14,221)	(9,822)

	A$	A$	A$	A$	A$	$US

Net profit (loss) per share on continuing operations	(0.02)	(0.00)	(0.06)	(0.06)	(0.07)	(0.05)

Weighted average number of shares outstanding (000s)	10,206	28,669	75,230	146,740	204,501	204,501

Balance Sheet Data
	A$000s	A$000s	A$000s	A$000s	A$000s	US$000s
Total assets	-	-	1,150	17,994	130,076	89,843
Total liabilities	13	89	1,881	1,035	3,317	2,291

Stockholders’ equity	(13)	(89)	(731)	16,959	126,759	87,552

Quarterly Financial Data

Unaudited quarterly results of operation for the year ending December 31, 2009 and the years ended December 31, 2008 and 2007 follow and should be read in conjunction with the financial statements, related notes and other financial information and the Company’s quarterly reports on Form 10-Q for the fiscal year ending 2009 and the fiscal years ended 2008 and 2007.
	First Quarter A$000	Second Quarter A$000	Third Quarter A$000	Fourth Quarter A$000	Year A$000
YEAR ENDED DECEMBER 31, 2009
Revenues	-	-	N/A	N/A
Gross Profit	-	-	N/A	N/A
Net Loss	(5,891)	(10,558)	N/A	N/A
Loss per common share (basic and diluted)	(0.03)	(0.05)	N/A	N/A

YEAR ENDED DECEMBER 31, 2008
Revenues	-	-	-	-	-
Gross Profit	-	-	-	-	-
Net Loss	(4,191)	(5,981)	(1)	(4,048)	(14,221)
Loss per common share (basic and diluted)	A$(0.03)	A$(0.03)	A$(0.00)	A$(0.02)	A$(0.07)

	First Quarter A$000	Second Quarter A$000	Third Quarter A$000	Fourth Quarter A$000	Year A$000
YEAR ENDED DECEMBER 31, 2007
Revenues	-	-	-	-	$-
Gross Profit	-	-	-	-	$-
Net Loss	(1,236)	(1,574)	(2,077)	(3,751)	$(8,638)
Loss per common shares (basic and diluted)	A$(0.01)	A$(0.01)	A$(0.01)	A$(0.01)	$(0.06)

Foreign Currency Translation

The majority of our administrative operations are in Australia and, as a result, our accounts are reported in Australian dollars. The income and expenses of its foreign operations are translated into Australian dollars at the average exchange rate prevailing during the period. Assets and liabilities of the foreign operations are translated into Australian dollars at the period-end exchange rate. The following table shows the period-end rates of exchange of the Australian and US dollar compared with the US dollar during the periods indicated.
Year ended
December 31

2007	A$1.00	=	US$0.8767
2008	A$1.00	=	US$0.6907

Six Months ended
June 30

2008	A$1.00	=	US$0. 96150
2009	A$1.00	=	US$0. 80480

Plan of Operation

We had A$ 78,808,447 in cash at September 29, 2009 .
On June 3, 2008, Legend issued 42,000,000 shares of common stock at a placement price of US$2.50 per share raising A$110,028,293 (US$105,000,000). The direct costs of the offering totalled A$5,920,448. During the third quarter of 2008, 5,000,000 options were exercised at a price of US$2.50 per share. The total amount received was A$13,672,091 (US$12,350,000).

We commenced exploration activities on the tenements we acquired in July 2006 and since that time and up to December 31, 2008, have spent A$17,723,422 on exploration and pre-development activities. We plan to continue our exploration and pre-development program throughout 2009 and anticipate spending A$36.4 million on exploration and pre-development (including A$7.4 million for capital items for exploration and pre-development) A$3 million on investments and A$9 million on administrative costs.

The services of our Chief Executive Officer, Chief Financial Officer, General Manager Resources and geologists as well as certain clerical employees are provided by AXIS.  At the current time, we have no plans to change these arrangements or employ any further persons.

Results of Operations
Six Months Ended June 30, 2009 vs Six Months Ended June 30, 2008.

The Company's financial statements are prepared in Australian dollars (A$). A number of the costs, expenses and assets of the Company are incurred/held in US$ and the coversion of these tocsts to A$ means that the comparison of the six months ended June 30, 2009 to the six months ended June 30, 2008 does not always present a true comparison.

Other income increased from A$349,972 for the six months ended June 30, 2008 to A$1,998,418 for the six months ended June 30, 2009 which primarily represents interest on funds in the bank of A$1,964,841 and A$31,307 from affiliate companies.

Costs and expenses increased from A$8,637,492 in the six months ended June 30, 2008 to A$15,456,130 in the six months ended June 30, 2009. The increase in expenses is a net result of:

a)
an increase in legal, accounting and professional expense from A$306,324 for the six months ended June 30, 2008 to A$357,580 for the six months ended June 30, 2009 as a result of the increase in legal fees for general legal work including stock transfer matters, regulatory filings, stock transfer agent fees, and audit fees for professional services in relation to the statutory filings.

b)
an increase in exploration expenditure written off from A$2,575,968 in the six months ended June 30, 2008 to A$8,625,094 in the six months ended June 30, 2009. The exploration costs include geological/geophysical/mineral analysis contractors, salaries for contract field staff, travel costs, accommodation and tenement holding costs. Drilling on our phosphate project in Queensland and a detailed sampling program in Northern Territory recommenced in March 2009 after the end of the wet season in Northern Australian. On our Queensland phosphate project, work continued on investigations into a mining operation. As a result of the increase in the Company’s exploration activities, additional staff costs were incurred via service arrangements with AXIS, as AXIS provided additional staff to undertake the Company’s activities.

c)
an increase in aircraft maintenance costs from A$nil in the six months ended June 30, 2008 to A$245,988 in the six months ended June 30, 2009. The Company purchased a lear jet in August 2008 to utilize in its field operations. There was no comparable cost in 2008.

d)
an increase in stock based compensation from A$1,958,810 in the six months ended June 30, 2008 to A$2,420,363 in the six months ended June 30, 2009. The Company has issued options under the 2006 Incentive Option Plan throughout 2006, 2007, 2008 and 2009. The increase is a result of additional options issued. See note 6 for further details on the options issued.

e)
an increase in interest expense from A$18,705 for the six months ended June 30, 2008 to A$34,681 for the six months ended June 30, 2009 due to the decrease in interest bearing debt of the Company. For the six months ended June 30, 2009, interest was incurred on motor vehicle finance leases.

f)
a decrease in administrative costs from A$3,777,685 in the six months ended June 30, 2008  to A$3,772,424 in the six months ended June 30, 2009 as a net result of (i) an increase in direct costs, indirect costs and service fees, charged to the Company by AXIS from $2,202,412 to A$2,638,224, as a result in the level of activity of the Company; (ii) a decrease in the cost of travel and accommodation in the marketing of the Company of A$344,373 (2008: A$420,379) as the number of international trips has reduced given current economic circumstances, (iii) investor relations, tenement and other consultants of A$153,924 (2008: A$537,890) which have also been reduced following the effect of current economic circumstances; (iv) the cost of property rentals of A$292,504 (2008: A$155,495) as the Company has been required to increase its office requirements as it develops its projects; and (v) the cost of insurance of A$164,625 (2008: A$nil) including the Federal Government of Australia insurance policy on cash at bank in Australia in excess of A$1,000,000, which was introduced by Federal Governments around the world to counter the global economic downturn. The increases are as a result of the increase in activity by the Company as a consequence of providing support to the field exploration program. In the six months ended June 30, 2008, the cost of the shares issued under a registration rights agreement amounted to A$660,494 for which there was no comparable amount in the six months ended June 30, 2009.

As a result of the foregoing, the loss from operations increased from A$8,287,520 for the six months ended June 30, 2008 to A$13,457,712 for the six months ended June 30, 2009. An increase in foreign currency exchange loss for the six months ended June 30, 2008 from A$1,884,175 to A$2,962,778 in the six months ended June 30, 2009 was recorded as a result of the movement in the Australian dollar versus the US dollar. A net gain of A$113,739 on revaluation and sale of certain trading securities was incurred in the six months ended June 30, 2009, being the difference between the cost price, sale price and market value. There were no trading securities held in the comparable period. The loss before income taxes and equity in losses of unconsolidated entity was A$10,171,695 for the six months ended June 30, 2008 compared to a net loss of A$16,306,751 for the six months ended June 30, 2009.

On May 12, 2009, the Company made an on-market takeover offer for all of the shares in North Australian Diamonds Limited (“NADL”). The Company held 34.61% of the issued and outstanding shares at May 31, 2009 and as a result, since that time has accounted for its interest in NADL as an unconsolidated entity. During the six months ended June 30, 2009, the Company’s share of the losses of the unconsolidated entity amounted to A$141,798 (2008: $nil).

The net loss was A$16,448,549 for the six months ended June 30, 2009 compared to a net loss of A$10,171,695 for the six months ended June 30, 2008.

Year ended December 31, 2008 versus Year ended December 31, 2007

As an exploration company, we do not have an ongoing source of revenue. Our revenue stream is normally from ad-hoc tenement disposals and interest received on cash in bank. During the year ended December 31, 2008, we received A$3,719,371 (US$2,568,969) in interest on funds in the bank (2007: A$22,183) and other income of A$6,534 (US$4,513) (2007: A$nil). The increase in interest income is a result of the higher level of cash reserves we held during the year following the equity raisings from Atticus in December 2007, from the share placement arranged by BMO in June 2008 and following the exercise of options by IFFCO in July 2008.

Costs and expenses increased during the year from A$8,539,934 for the year ended December 31, 2007 to A$23,337,215 (US$16,119,014) for the year ended December 31, 2008.

The main components of costs and expenses are as follows:-

(i)
An increase in exploration expenditure written off from A$5,132,000 in 2007 to A$8,780,037 (US$6,064,372) in 2008. Our accounting policy is to expense all exploration costs (including costs associated with the acquisition of tenement interests) as incurred. During 2008, we conducted a significant drilling program at our phosphate project in Queensland and a detailed sampling program in the Northern Territory. On our Queensland phosphate project, we also commenced early stage investigations into a mining operation. The costs included drilling, assaying, camp costs, aerial surveying, geological/geophysical contractors, salaries and associated costs for contract field staff, travel, accommodation, meals and tenement holding costs. During 2008, we incurred A$3,729,592 in costs for exploration drilling on our tenements in the Northern Territory. The costs included drilling, helicopter support, geological/geophysical contractors, salaries and associated costs for contract field staff, travel, accommodation, meals and tenement holding costs. During 2007, we used drillers almost continuously on our exploration program. In December 2007, we entered into agreements to purchase exploration permits in Queensland. The purchase price of A$1,318,000 included cash of A$800,000, and shares with a value of A$518,000. The total cost has been expensed as part of exploration costs. We have spent A$84,408 since entering into the agreements on purchasing and reviewing data for the permits.

(ii)
An decrease in interest expense from A$62,196 in 2007 to A$32,715 (US$22,596) in 2008. During 2008, we incurred interest on the camp lease and motor vehicle finance leases. During 2007, we incurred A$25,235 for interest on the camp lease; A$1,807 motor vehicle finance lease; A$14,683 charged by AXIS on outstanding amounts owing under the Service Agreement, which was repaid in June 2007; A$16,774 charged by Astro on amounts owed for exploration expenditure incurred by Astro, which was repaid in March 2007, and A$3,697 for short term funds used to maintain the Company’s activities. AXIS provides management and geological services to us pursuant to a Service Agreement dated December 2004. AXIS and Astro charged interest at a rate of 10.10% during 2007.

(iii)
An increase in aircraft maintenance costs from A$nil in 2007 to A$278,826 (US$192,585) in 2008. The Company purchased a Lear jet from AXIS in August 2008 to utilize in its field operations at a price of A$1,210,000 (A$1,100,000 which was based on an external valuation plus 10% GST with GST being refundable from the Australian Government subject to compliance with tax laws) and has incurred operating costs for the jet since that time. There was no comparable cost in 2007.

(iv)
An increase in legal, professional and accounting from A$213,063 for 2007 to A$707,444 (US$488,632) for 2008.  During 2008, we incurred legal expenses of A$518,273 (US$357,971) for general legal work including stock transfer matters, regulatory filings, stock option plans, native title and environmental approvals, asset acquisitions, and Form S-1 Registration Statements; audit fees of A$176,198 (US$126,105) for professional services in relation to financial statements, the quarterly Form 10-Qs, Form 10-K, and Form S-1; and taxation fees of $11,492 (US$4,250). All fees have increased from 2007 as a result of increased activity by the Company as a consequence of the acquisition of mining tenements, capital raising activities and preparation of the Form SB-2 Registration Statement. During 2007, we incurred legal expenses of A$91,483 for general legal work including stock transfer matters, regulatory filings, stock option plans and Form SB-2 Registration Statement; audit fees of A$62,049 for professional services in relation to financial statements, the quarterly Form 10-QSBs, Form 10-KSB, Form 10-K and Form SB-2; and A$59,531 for a stock transfer agent and regulatory filing fees.

(v)
A net gain of A$70,874 (US$48,953) on revaluation of securities was incurred at December 2008 on certain trading securities purchased during 2008 being the difference between the costs price and market value at December 31, 2008. There were no trading securities held at December 31, 2007.

(vi)
An increase in impairment of investment from A$nil in 2007 to A$326,526 (US$225,532) in 2008. On February 27, 2008, the Company entered into a Share Sale Agreement whereby the Company agreed to purchase all of the issued and outstanding shares of Teutonic Minerals Pty Ltd. As a result, Teutonic became a subsidiary of the Company from that date. Teutonic held an application for a mineral licence over phosphate in the Georgina Basin in the State of Queensland, Australia. The consideration payable to the vendors was A$300,000, and the Company granted the vendors a 1% gross revenue royalty from production from the mineral licence and incurred legal costs of A$26,526.The mineral licence application held by Teutonic was withdrawn on March 17, 2008 and replaced by a mineral application lodged by the Company. Teutonic had no other assets or liabilities. As at December 31, 2008 the net assets and liabilities acquired by the Company have no value. The consideration and legal costs of A$326,526 paid by the Company are included as impairment of investment in the Statement of Operations.

(vii)
An increase in administrative costs from A$2,753,365 in 2007 to A$8,096,798 (US$5,592,457) in 2008. During 2008, the corporate management and service fees charged to us by AXIS was A$5,413,203 (US$3,738,899). AXIS charged us A$2,459,665 (US$1,698,891) for Directors’ fees, salaries  and salary related matters incurred in behalf of the Company, which relates to our share of salaries paid to the President & Chief Executive Officer, Chief Financial Officer and Secretary, Executive General Manager, General Manager Business, Project Manager and other staff of AXIS who provide services to the Company. The Company paid insurance premiums of A$66,586 (US$45,991) for 2008. The Company incurred A$856,703 (US$591,725) for travel by Directors and officers, contractors, and other AXIS staff who provide services to the Company on capital raising trips, trips to the field, A$1,269,395 (US$876,771) for investor relations consultants and A$15,329 (US$10,588),in borrowing costs and bank fees; A$24,068 (US$16,624) for motor vehicles costs, A$100,976 (US$69,744) for public relations; A$91,672 (US$63,318) for stock transfer agent services; and A$5,893 for consumables. During 2008, the Company issued shares to certain shareholders for registration statement non-performance amounting to A$660,494 (US$456,032); paid A$213,758 (US$147,643) for rent of offices in Melbourne, Mt Isa and New York and an apartment; A$169,489 (US$117,066) for subscription to industry papers and services; A$45,231 (US$31,241) for telecommunications support;; A$78,927 (US$54,515) for depreciation of non-field assets and minor equipment purchases, A$60,487 (US$41,778) for franchise tax, general costs of A$170,507(US$117,769). AXIS charge A$98,528 (US$68,053) for asset usage of plant and equipment, an administration and service fee of A$1,661,723 (US$1,147,752). The overall increase in administration costs related to the increase in activity by the Company as a consequence of providing support to a field exploration program for a full financial year as the exploration projects develop, capital raising activities, preparation of regulatory filings and registration statements. During 2007, the corporate management and service fees charged to us by AXIS was A$410,416. AXIS charged us A$454,107 for Directors’ fees, salaries and salary related matters incurred in behalf of the Company, which relates to our share of salaries paid to the President & Chief Executive Officer, Chief Financial Officer and Secretary, General Manager Development and Resources, General Manager Business and other staff of AXIS who provide services to the Company. One independent Director charged directly to the Company the amount of A$20,000 for 2007. The Company paid insurance premiums of A$35,100 for 2007, incurred A$282,648 for travel by Directors and officers on capital raising trips, A$67,867 for travel of Directors, officers and support contractors to the field, A$534,268 for investor relations consultants and A$36,595 for tax matters, employee option valuation and exploration tenement maintenance; and A$13,443 for postage and freight charges. During 2007, the Company issued shares to certain shareholders for registration statement non-performance amounting to A$604,805; A$111,197 for New York rent; A$49,256 for subscription to industry papers and services; A$15,564 for telecommunications support; A$14,751 for website maintenance; A$15,601 for depreciation of non-field assets and minor equipment purchases, A$8,238 for franchise tax, general costs of A$10,791 and A$8,791 for printing and stationery. AXIS charge A$120,000 for asset usage of plant and equipment of which $60,000 was charged to costs in 2007 and there was no comparable amount for 2006. The overall increase in administration costs related to the increase in activity by the Company as a consequence of providing support to a field exploration program from mid February 2007 to November 2007, capital raising activities, preparation of regulatory filings and Form SB-2 Registration Statement.

(viii)
Stock based compensation has increased from A$375,740 for 2007 to A$5,185,743 (US$3,581,793) for 2008. The Company has issued options under the 2006 Incentive Option Plan in throughout 2006, 2007 and 2008. The increase is a result of additional options issued, amortization of certain options for a full 12 month period and includes an adjustment for forfeited options. See note 7 for further details on the options issued.

Accordingly, the loss from operations increased from A$8,517,751 for the year ended December 31, 2007 to A$19,611,310 (US$13,545,531) for the year ended December 31, 2008.

There was no provision for tax in either 2008 or 2007.

The net loss amounted to A$14,221,560 (US$9,822,831) for the year ended December 31, 2008, compared to a net loss of A$8,638,129 for the year ended December 31, 2007.

The net loss per common equivalent share in 2008 was A$0.07 (US$0.05) compared with a net loss with a common equivalent share price of A$0.06 in the prior year.

Year ended December 31, 2007 versus Year ended December 31, 2006

Effective November 17, 2006, Legend issued one (1) new bonus share of Common Stock for every two (2) shares of Common Stock outstanding on the record at that date. The issue of the new bonus shares of Common Stock were on a pro-rate basis to all shareholders. As a result, the Company issued 27,599,722 shares of its Common Stock. Effective December 31, 2006, Legend issued one (1) new bonus share of Common Stock for every two (2) shares of Common Stock outstanding on the record at that date. The issue of the new bonus shares of Common Stock were on a pro-rata basis to all shareholders. As a result, the Company issued 41,934,337 shares of its Common Stock.

The Company has accounted for these bonus issues as a stock split and accordingly, all share and per share data has been retroactively restated.

As an exploration company, we do not have an ongoing source of revenue. Our revenue stream is normally from ad-hoc tenement disposals and interest received on cash in bank. During the year ended December 31, 2007, we received A$22,183 in interest on funds in the bank (2006: A$1,930).

Costs and expenses increased during the year from A$4,536,507 for the year ended December 31, 2006 to A$8,539,934 for the year ended December 31, 2007.

The main components of costs and expenses are as follows:-

(i)
An increase in exploration expenditure written off from A$3,811,385 in 2006 to A$5,132,000 in 2007. Our accounting policy is to expense all exploration costs (including costs associated with the acquisition of tenement interests) as incurred. During 2007, we incurred A$3,729,592 in costs for exploration drilling on our tenements in the Northern Territory. The costs included drilling, helicopter support, geological/geophysical contractors, salaries and associated costs for contract field staff, travel, accommodation, meals and tenement holding costs. During 2007, we used drillers almost continuously on our exploration program. In December 2007, we entered into agreements to purchase exploration permits in Queensland. The purchase price of A$1,318,000 included cash of A$800,000, and shares with a value of A$518,000. The total cost has been expensed as part of exploration costs. We have spent A$84,408 since entering into the agreements on purchasing and reviewing data for the permits. In 2006, the Company acquired certain diamond mining tenements in Northern Australia for A$1,500,000, paid A$81,000 in stamp duty, A$921,131 of exploration expenditure incurred by Astro from February 1, 2006 to September 30, 2006 and A$1,309,244 of exploration expenditure incurred since acquisition by the Company. All costs incurred in connection with this acquisition have been expensed as part of exploration costs. The Company commenced a drilling program on the tenement interests in the Northern Territory of Australia as soon as settlement of the acquisition of the tenements was completed.

(ii)
An increase in interest expense from A$41,371 in 2006 to A$62,196 in 2007. During 2007, we incurred A$25,235 for interest on the camp lease; A$1,807 motor vehicle finance lease; A$14,683 charged by AXIS on outstanding amounts owing under the Service Agreement, which was repaid in June 2007; A$16,774 charged by Astro on amounts owed for exploration expenditure incurred by Astro, which was repaid in March 2007, and A$3,697 for short term funds used to maintain the Company’s activities. AXIS provides management and geological services to us pursuant to a Service Agreement dated December 2004. AXIS and Astro charged interest at a rate of 10.10% during 2007. During 2006, we borrowed A$324,951 from Wilzed, a company which our President and CEO is a Director and shareholder and in October 2006, the total debt of A$336,081 was repaid. Wilzed charged us A$3,588 in interest at a rate between 9.35% to 9.85% during 2006. AXIS charged us A$13,498 in interest for 2006 at a rate between 9.35% to 10.10% during 2006 on accounts owing under the Service Agreement. Astro charged us A$21,302 in interest on amounts owed for exploration expenditure incurred by Astro.

(iii)
An increase in legal, professional and accounting from A$89,351 for 2006 to A$213,063 for 2007. During 2007, we incurred legal expenses of A$91,483 for general legal work including stock transfer matters, regulatory filings, stock option plans and Form SB-2 Registration Statement; audit fees of A$62,049 for professional services in relation to financial statements, the quarterly Form 10-QSBs, Form 10-KSB, Form 10-K and Form SB-2; and A$59,531 for a stock transfer agent and regulatory filing fees. All fees have increased from 2006 as a result of increased activity by the Company as a consequence of the acquisition of mining tenements, capital raising activities and preparation of the Form SB-2 Registration Statement. During 2006, we incurred legal expenses of A$28,295 in relation to general legal work including stock transfer matters, stock option plans and regulatory filings; audit fees of A$35,062 for professional services in relation to financial statements, the quarterly Form 10-QSBs and Form 10-KSB; and A$25,993 for a stock transfer agent and regulatory filing fees.

(iv)
An increase in administrative costs from A$479,093 in 2006 to A$2,756,935 in 2007. During 2007, the corporate management and service fees charged to us by AXIS was A$410,416. AXIS charged us A$454,107 for Directors’ fees, salaries  and salary related matters incurred in behalf of the Company, which relates to our share of salaries paid to the President & Chief Executive Officer, Chief Financial Officer and Secretary, General Manager Development and Resources, General Manager Business and other staff of AXIS who provide services to the Company. One independent Director charged directly to the Company the amount of A$20,000 for 2007. The Company paid insurance premiums of A$35,100 for 2007 compared to the 2006 premium was only for five months. The Company incurred A$282,648 for travel by Directors and officers on capital raising trips, A$67,867 for travel of Directors, officers and support contractors to the field, A$534,268 for investor relations consultants and A$36,595 for tax matters, employee option valuation and exploration tenement maintenance; and A$13,443 for postage and freight charges. There was no comparable amount in 2006 for A$604,805 for registration statement non-performance; A$111,197 for New York rent; A$49,256 for subscription to industry papers and services; A$15,564 for telecommunications support; A$14,751 for website maintenance; A$15,601 for depreciation of non-field assets and minor equipment purchases, A$8,238 for franchise tax, general costs of A$10,791 and A$8,791 for printing and stationery. AXIS charge A$120,000 for asset usage of plant and equipment of which $60,000 was charged to costs in 2007 and there was no comparable amount for 2006. The overall increase in administration costs related to the increase in activity by the Company as a consequence of providing support to a field exploration program from mid February 2007 to November 2007, capital raising activities, preparation of regulatory filings and Form SB-2 Registration Statement. During 2006, the management fee charged by AXIS to us was $76,910. AXIS charged us A$75,410 for Director’s fees and salaries incurred on behalf of the Company. One independent Director charged directly to the Company the amount of A$35,000 for the period from the date of his appointment to December 31, 2006. The Company paid A$8,350 in insurance premiums for policies that commenced in August 2006. The Company incurred A$66,477 in travel and accommodation costs, A$61,878 in relation to travel by Directors and officers on capital raising trips and A$4,598 for travel of support contractors to the field; A$193,513 for consultants, A$179,464 for investor relations consultants and A$14,049 for lodging annual tax returns, employee share option valuation and exploration tenement maintenance; A$8,350 for postage and freight costs; A$11,351 for motor vehicle costs related to the motor vehicle proposals for the field program.

(v)
Stock based compensation has increased from A$115,307 for 2006 to A$375,740 for 2007. The Company has issued options under the 2006 Incentive Option Plan in September 2006, May 2007, September 2007 and December 2007. The increase is a result of additional options issued and includes an adjustment for forfeited options.

Accordingly, the loss from operations increased from A$4,534,577 for the year ended December 31, 2006 to A$8,517,751 for the year ended December 31, 2007.

There was no provision for tax in either the prior year or the current year.

The net loss amounted to A$8,638,129 for the year ended December 31, 2007, compared to a net loss of A$4,574,594 for the year ended December 31, 2006.

The net loss per common equivalent share in 2007 was A$0.06 compared with a net loss per common equivalent share price of A$0.06 in the prior year.

Liquidity and Capital Resources

For the six months ending June 30, 2009, net cash used in operating activities was A$10,998,296 (2008: A$5,883,141) primarily consisting of the net loss of A$16,448,549 (2008: A$10,171,695), increase in accounts receivable of A$9,274 (2008: A$238,590); prepayments and deposits of A$598,868 (2008: A$1,158,358) and offset by an decrease in accounts payable and accrued expenses of A$483,866 (2008: A$17,191); net cash used in investing activities was A$6,948,022 (2008: A$675,211), being for the purchase of an investment for A$6,961,816, trading securities A$377,658; property, equipment and motor vehicles for A$880,891 and net of proceeds from the sale of trading securities of A$1,272,343; net repayments under  financing activities was A$134,032 being for lease payments for the purchase of motor vehicles under finance leases (2008: A$nil); and net proceeds from shares issued upon exercise of options of A$2,763 (2008: A$nil). At June 30, 2009, the Company held US$14,330,395 in US accounts which when converted to Australian dollars results in a foreign exchange gain.

As at June 30, 2009, the Company had A$98,239,217 in cash.

During fiscal 2008, net cash used in operating activities was A$15,359,851 (US$10,608,050), as compared to A$7,045,168 in 2007, reflecting the commencement of the Company’s phosphate exploration activities in 2008. During fiscal 2008, net cash used in investing activities was A$5,677,315 (US$3,921,320) and A$142,292 in 2007. Additions to property, plant and equipment and motor vehicles were A$4,640,717 (US$3,205,343) in 2008 and A$142,292 in  2007 Capital expenditure includes, among others, A$1,270,869 (US$877,789) for a Lear jet, A$2,536,607 (US$1,752,034) for land and buildings in Mt Isa, Queensland and A$20,000 for the purchase of motor vehicles (2007 A$142,292), and non cash purchase of motor vehicles under capital finance agreements of A$705,841(US$487,524) in 2008 and A$24,581 in 2007. Investments in trading securities are classified as current assets and the market value at December 31, 2008 was A$780,946 (US$539,399). During fiscal 2008, net cash provided by financing activities was A$117,787,531 (US$81,355,847) which represented the proceeds of private placements offering of shares of Common Stock, as compared to A$23,435,853 in 2007. At December 31, 2008, the Company held US$14,620,616 in interest bearing accounts in US banking institutions. During the year, the Company had significant US$ cash balances which when converted to Australian dollars results in a large foreign exchange gain.

We plan to continue our exploration and pre-development program throughout 2009 and anticipate spending A$36.4 million on exploration and pre-development (including A$7.4 million for capital items for exploration and pre-development) A$3 million on investments and A$9 million on administrative costs. However, if exploration and pre-development results are positive, we believe that we have the cash resources or will be able to raise additional equity capital in order to progress our exploration and development program at a faster rate.

On December 12, 2007, we entered into a Subscription Agreement with Atticus European Fund Ltd. and Green Way Managed Account Series Ltd. in respect of its segregated account, Green Way Portfolio D (collectively “Atticus”) pursuant to which the Company issued in a private placement transaction (the “Private Placement”) to Atticus an aggregate of 18,750,000 shares of Common Stock at a price of US$0.80 per share for an aggregate purchase price of US$15,000,000 (A$16,924,292). We agreed to prepare and file with the Securities and Exchange Commission a registration statement covering the resale of the shares of Common Stock, which registration statement was filed on February 13, 2008.

In June 2008, the Company completed a private placement offering (the “BMO Offering”) of 42,000,000 share of common stock to institutional investors at a purchase price of US$2.50 per share for total proceeds of A$110,028,293 (US$105,000,000). BMO Nesbitt Burns Inc., Wellington West Capital Markets Inc. and BBY Limited acted as agents for the offering and received a commission of 5% of the offering proceeds and two year warrants to purchase 840,000 shares of common stock at an exercise price of US$2.50 per share.

In connection with the BMO Offering, the Company agreed not to issue any additional shares of Common Stock (other than pursuant to existing rights) for a period of 120 days following the closing without the consent of BMO, which shall not be unreasonably withheld.  The Company also agreed to appoint a chief operating officer with the approval of BMO and to use its reasonable best efforts to list its shares of Common Stock on the American Stock Exchange (“AMEX”) within six months following the closing date. As a result of the current market conditions, the Company has put on hold a decision to list on AMEX.

In connection with the BMO Offering, Joseph Gutnick, Renika Pty Ltd. and Chabad House of Caulfield Pty Ltd. (the “Gutnick Group”) generally have agreed not to acquire, transfer or dispose of any shares of Common Stock or other securities of the Company or enter into any agreements or make any announcements with respect thereto for a period of one year following the Closing, except that the Gutnick Group is not prohibited from (i) selling shares to an industry participant such as a mining company or fertilizer manufacturer or user in an off-market transaction; (ii) selling up to 2,000,000 shares commencing 180 days after the closing date; provided that BMO shall have the right to act as the broker for any sales that are made on market; and (iii)  selling shares in response to a takeover offer for all of the outstanding shares of the Company.

Effective July 14, 2008, the Company entered into a Shares Option Agreement with the Indian Farmers Fertilizer Cooperative Limited (“IFFCO”) to finance the Company’s operations.

Under the Share Options Agreement, IFFCO received options to purchase 30 million shares of Common Stock of the Company on the following terms:

a.	5,000,000 options, at an exercise price of US$2.50 per share and expiring 60 days from July 11, 2008;
b.	8,000,000 options, at an exercise price of US$3.00 per share and expiring 12 months from July 11, 2008;
c.	8,000,000 options, at an exercise price of US$3.50 per share and expiring 18 months from July 11, 2008;
d.	9,000,000 options, at an exercise price of US$4.00 per share and expiring 24 months from July 11, 2008.

During the third quarter of 2008, the 5,000,000 options issued to IFFCO, at an exercise price of US$2.50 per share and expiring 60 days from July 11, 2008 were exercised on August 11, 2008 and pursuant to the Share Options Agreement, received a 1.2% discount on the exercise price. The total amount received was A$13,672,091 (US$12,350,000) and the Company issued 5,000,000 shares of common stock.

During the third quarter of 2009, the 8,000,000 options issued to IFFCO, at an exercise price of US$3.00 per share and expiring 12 months from July 11, 2008, expired.

The total remaining proceeds amount to US$ 64 million, and when exercised will be utilized to fund expenditure related to the Company’s phosphate project.

The Company accounts for these options as a financing activity and accordingly, records all proceeds upon exercise of such options within stockholders’ equity.

The Share Options Agreement also gives IFFCO a pre-emptive right to acquire its pro rata share of future issuances of Common Stock by the Company, with certain exceptions.

Pursuant to the Shares Option Agreement, the parties agreed to enter into a long-term rock off-take agreement, which shall be separately negotiated but which shall be based on certain principles which were previously described in the Company’s Quarterly Report of Form 10-Q for the fiscal quarter ended June 30, 2008.

The Company is considered to be an exploration stage company, with no significant revenue, and is dependent upon the raising of capital through placement of its Common Stock, preferred stock or debentures. In the event the Company is unsuccessful in raising such capital, it may never commence active operations.

Impact of Australian Tax Law

Australian resident corporations are subject to Australian income tax on their non-exempt worldwide assessable income (which includes capital gains), less allowable deductions, at the rate of 30%. Foreign tax credits are allowed where tax has been paid on foreign source income, provided the tax credit does not exceed 30% of the foreign source income.

Under the U.S./Australia tax treaty, a U.S. resident corporation such as us is subject to Australian income tax on net profits attributable to the carrying on of a business in Australia through a “permanent establishment” in Australia. A “permanent establishment” is a fixed place of business through which the business of an enterprise is carried on. The treaty limits the Australian tax on interest and royalties paid by an Australian business to a U.S. resident to 10% of the gross interest or royalty income unless it relates to a permanent establishment. Although we consider that we do not have a permanent establishment in Australia, it may be deemed to have such an establishment due to the location of its administrative offices in Melbourne. In addition we may receive interest or dividends from time to time.

Impact of Australian Governmental, Economic, Monetary or Fiscal Policies

Although Australian taxpayers are subject to substantial regulation, we believe that our operations are not materially impacted by such regulations nor is it subject to any broader regulations or governmental policies than most Australian taxpayers.

Recent Issuance of Securities

In 2004, a total of 2,004,750 common shares were issued to the Company’s former sole officer and director for services valued at A$58,053 or $0.029 per share.

In December 2004, the Company issued to Renika Pty Limited (“Renika”), a company associated with Mr J I Gutnick, 20,250,000 options to be converted into 20,250,000 shares of Common Stock, at an exercise price of $0.022 and a latest exercise date of December 2009 for services to be rendered to the Company. The Company undertook a Black Scholes valuation of these options using a A$0.029 exercise price, A$0.029 market price, 5 year life, risk free interest rate of 5.155% and a volatility of 16.7%. The 20,250,000 options were valued at A$160,672 or A$0.008 each.

The stock options were issued for services rendered, to be rendered and for agreeing to provide financial assistance to the Company (not the actual provision of financial assistance).  The issue of the stock options was not contingent upon any further services or events.  The stock options are not forfeitable if the services or financial assistance are not provided.  Accordingly, the value of the stock options was expensed immediately during 2004.

In September 2005, Renika exercised the 20,250,000 options using the cashless exercise feature and were issued 17,085,937 shares of Common Stock.

Effective as of December 12, 2005, the Board of Directors of Company approved the distribution to all stockholders for no consideration of an aggregate of 36,135,500 non-transferable options, each of which is exercisable to purchase one share of Common Stock of the Company at an exercise price of 25 cents per share with a latest exercise date of December 31, 2012.  The options were issued on a pro-rata basis to all stockholders of record on December 31, 2005 on the basis of two (2) options for every one (1) share of Common Stock owned by a stockholder on the record date. The options may not be exercised until the shares underlying the options are registered under federal and state securities laws.

Effective July 21, 2006, Legend issued 71,730,079 shares of Common Stock to Renika, following the cashless exercise of 34,778,220 options. The shares of Common Stock issued are restricted shares.

From September 19, 2006 to November 17, 2006, we entered into subscription agreements with a number of parties pursuant to which we issued to those parties in a private placement transaction shares of Common Stock in Legend at an issue price of US$0.50 per share.

On November 30, 2006, we issued 112,500 shares of Common Stock and 112,500 options over shares of Common Stock to Pinchas T Althaus in connection with the settlement of a dispute.

Effective November 17, 2006, Legend issued one (1) new bonus share of Common Stock for every two (2) shares of Common Stock outstanding on the record at that date. The issue of the new bonus shares of Common Stock were on a pro-rate basis to all shareholders. As a result, the Company issued 27,599,722 shares of its Common Stock. The Company has accounted for these bonus issues as a stock split and accordingly, all share and per share data has been retroactively restated.

On December 31, 2006, we entered into a subscription agreement with a party pursuant to which we issued to that party in a private placement transaction shares of Common Stock and options on the basis of one option for every two shares subscribed for with no exercise price in Legend at an issue price of US$0.50 per share. The Company has accounted for these bonus issues as a stock split and accordingly, all share and per share data has been retroactively restated.

Effective December 31, 2006, Legend issued one (1) new bonus share of Common Stock for every two (2) shares of Common Stock outstanding on the record at that date. The issue of the new bonus shares of Common Stock were on a pro-rata basis to all shareholders. As a result, the Company issued 41,934,337 shares of its Common Stock.

From February 19, 2007 to July 31, 2007, we entered into subscription agreements with a number of parties pursuant to which we issued to those parties in a private placement transaction 29,336,824 shares of Common Stock in Legend at an issue price of US$0.25 per share.

From June 15, 2007 to July 31, 2007, we issued an aggregate of 2,150,000 shares of Common Stock as consulting fees in connection with a private placement.

In November 2007, we issued 75,000 shares of Common Stock as a result of the cashless exercise of 90,000 options expiring December 31, 2012.

In November 2007, we also issued 104,000 shares of Common Stock to two parties for investor relations and consulting services.

In November 2007, we entered into an agreement with Iron Duyfken Pty Limited to purchase a number of tenements for the purpose of phosphate exploration. As part consideration, we issued 250,000 shares to each of Pilmore Pty Limited and Len van der Sluijs.

On November 22 and 24, 2007, we agreed to issue a total of 104,000 shares of Common Stock for investor relations and consulting services.

On December 12, 2007, we entered into a Subscription Agreement with Atticus European Fund Ltd and Green Way Managed Account Series Ltd in respect of its segregated account, Green Way Portfolio D (collectively “Atticus”) pursuant to which the Company issued in a private placement transaction (the ”Private Placement”) to Atticus an aggregate of 18,750,000 shares of Common Stock at a price of US$0.80 per share for an aggregate purchase price of US$15,000,000.

On December 31, 2007, we issued 200,000 shares of Common Stock for services rendered to us and 150,000 shares of Common Stock for consulting services.

Between January 1, 2008 and March 31, 2008, Legend issued a further 132,877 shares of common stock as a result of delays in lodging a registration statement.

Between April 1, 2008 and June 30, 2008, Legend issued a further 324,932 shares of common stock as a result of delays in lodging a registration statement and a further 30,800 shares of common stuck for consulting services.

On June 03, 2008, we entered into an Agency Agreement with BMO Nesbitt Burns Inc. (“BMO”), Wellington West Capital Markets Inc. and BBY Limited (collectively, the “Agents”) pursuant to which the Company issued in a private placement transaction (the ”Private Placement”) an aggregate of 42,000,000 shares of Common Stock at a price of US$2.50 per share for an aggregate purchase price of US$105,000,000 to accredited investors introduced by the Agents.

The securities described above were issued in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act) under Section 4(2) of the Act and/or under Regulation S promulgated under the Act.

Impact of Recent Accounting Pronouncements

For a discussion of the impact of recent accounting pronouncements on the Company’s annual financial statements, see Note 2 to the Company’s Financial Statements which are included herein.

Quantitative and Qualitative Disclosures about Market Risk

At June 30, 2009 , Company had no outstanding Loan Facilities.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet agreements.

DESCRIPTION OF PROPERTY

We occupy certain executive and office facilities in Melbourne, Victoria, Australia which are provided to us pursuant to a service agreement with AXIS Consultants. See “Certain Relationships and Related Transactions.” The Company believes that its administrative space is adequate for its current needs.

For information about our mineral claims, see “Description of Business and Appendix B.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In December 2004, the Company entered into an agreement with AXIS Consultants Pty Ltd to provide geological, management and administration services to the Company.  AXIS is affiliated through common management. We are one of eight affiliated companies.  Each of the companies has some common Directors, officers and shareholders. In addition, each of the companies is substantially dependent upon AXIS for its senior management and certain mining and exploration staff. A number of arrangements and transactions have been entered into from time to time between such companies.  It has been the intention of the affiliated companies and respective Boards of Directors that each of such arrangements or transactions should accommodate the respective interest of the relevant affiliated companies in a manner which is fair to all parties and equitable to the shareholders of each. Currently, there are no material arrangements or planned transactions between the Company and any of the other affiliated companies other than AXIS.

AXIS is a company owned by its public companies (including Legend) and any profits generated by AXIS are returned to its shareholders in the form of dividends.

AXIS is paid by each company for the costs incurred by it in carrying out the administration function for each such company.  Pursuant to the Service Agreement, AXIS performs such functions as payroll, maintaining employee records required by law and by usual accounting procedures, providing insurance, legal, human resources, company secretarial, land management, certain exploration and mining support, financial, accounting advice and services.  AXIS procures items of equipment necessary in the conduct of the business of the Company.  AXIS also provides for the Company various services, including but not limited to the making available of office supplies, office facilities and any other services as may be required from time to time by the Company as and when requested by the Company.

We are required to reimburse AXIS for any direct costs incurred by AXIS for the Company.  In addition, we are required to pay a proportion of AXIS’s overhead cost based on AXIS’s management estimate of our utilisation of the facilities and activities of AXIS plus a service fee of not more than 15% of the direct and overhead costs. Amounts invoiced by AXIS are required to be paid by us.  We are also not permitted to obtain from sources other than AXIS, and we are not permitted to perform or provide ourselves, the services contemplated by the Service Agreement, unless we first request AXIS to provide the service and AXIS fails to provide the service within one month.

The Service Agreement may be terminated by AXIS or us upon 60 days prior notice.  If the Service Agreement is terminated by AXIS, we would be required to independently provide, or to seek an alternative source of providing, the services currently provided by AXIS.  There can be no assurance that we could independently provide or find a third party to provide these services on a cost-effective basis or that any transition from receiving services under the Service Agreement will not have a material adverse effect on us.  Our inability to provide such services or to find a third party to provide such services may have a material adverse effect on our operations.

In accordance with the Service Agreement AXIS provides the Company with the services of our Chief Executive Officer, Chief Financial Officer, geologists and clerical employees, as well as office facilities, equipment, administrative and clerical services. We pay AXIS for the actual costs of such facilities plus a maximum service fee of 15%.

During 2007, AXIS charged the Company A$1,126,311 in management fees including salaries incurred in relation to AXIS staff that provided services to the Company, A$834,552 for exploration services provided to the Company, A$151,800 for asset usage, interest of A$14,683 and we repaid A$2,432,687. AXIS charged interest at a rate of 10.10% for 2007. The amount owed to AXIS at December 31, 2007 was A$6,912. During 2008, AXIS charged the Company A$5,413,203 in management and administration services including salaries incurred in relation to AXIS staff that provided services to the Company and A$2,224,638 for exploration services provided to the Company. The Company placed on deposit with AXIS funds amounting to A$699,638 to acquire two properties in Mt Isa, which is the base for the Company’s phosphate project, to be used to accommodate AXIS employees and consultants when working in Mt Isa and relocating to the field operations. The Company also purchased a lear jet owned by AXIS (at cost to AXIS) amounting to A$1,210,000 which includes 10% GST and was based on an independent valuation, to utilize in its field operations; and a residential property at a value of A$900,000 (cost to AXIS) used to accommodate AXIS employees when visiting field operations. The Company has entered into a rental agreement with AXIS for one rental property used by AXIS staff when conducting field operations for the Company. The rental agreement is for the period October 1, 2008 to September 30, 2009. The Company paid rental expense of A$6,240 for 2008. During 2008, the Company paid AXIS an aggregate of A$10,551,866 which included the cost of the Lear jet, the three properties and an advance for 2009 charges and ongoing operations.  The Company charged AXIS interest of A$49,931 at the rate between 10.35% to 11.75%.The amount owed by AXIS at December 31, 2008 was A$1,552,919.

Wilzed Pty Ltd, a company associated with President and CEO of the Company, Joseph Gutnick, has paid expenses on behalf of the Company and has provided loan funds to enable the Company to meet its liabilities. During the 2006 fiscal year, Wilzed loaned A$324,951 and charged A$3,588 in interest, and we repaid $336,081. The amount owed at December 31, 2006 was A$nil. Wilzed charged interest at a rate of between 9.35% and 9.85% for 2006.

Mr Joseph Gutnick, the President of the Company advanced the Company the initial deposit on opening a US Dollar bank account. In March, 2007, the balance of A$831, owing of the initial advance of A$1,303 (US$1,000) less expenses incurred of A$472, was repaid.

Effective as of March 3, 2006, Legend entered into a Contract for the Sale of Mining Tenements (“Contract”) with Astro Diamond Mines N.L. (“Astro”) an Australian company pursuant to which the Company acquired certain diamond mining tenements in Northern Australia from Astro. The consideration payable by Legend to Astro was A$1.5 million and Legend was also required to pay to Astro any costs incurred on the tenements after February 1, 2006.  Astro provided commercial warranties which are usual for a transaction of this nature in favour of Legend. Under Australian law, Astro was required to provide an independent experts report to shareholders for this transaction. In order to prepare the independent experts report, a mineral valuation was prepared on behalf of Astro which indicated that the preferred value for the tenements that are the subject of the transaction was A$1.5 million. This formed the basis of the consideration agreed by the parties. The President and Chief Executive Officer of the Company, Mr. J. I. Gutnick, is Chairman and Managing Director of Astro and Dr D.S. Tyrwhitt, an independent Director of the Company is also a Director of Astro. The tenements are located in the Northern Territory of Australia and are prospective for diamonds. Astro incurred costs on the mining tenements from February 1, 2006 which at settlement Legend was required to pay. However, Astro had not quantified the amount at the date of settlement. At December 31, 2006, the Company owed Astro A$942,433 including interest of A$21,302. During fiscal 2007, the amount was repaid in full including interest charge for fiscal 2007 of A$16,774. Astro charged interest at a rate of 10.10% in 2007.

The Company appointed Mr. Mordechai Gutnick, as the Company’s General Manager, Business in December, 2007.  Mr.  Gutnick is the son of Joseph Gutnick, the Company’s President and Chairman of the Board.  Mr. Mordechai Gutnick receives an annual salary paid via AXIS.  In addition, in December, 2007, Mr. Mordechai Gutnick was granted 2,000,000 stock options.

Transactions with Management.

We have a policy that we will not enter into any transaction with an Officer, Director or affiliate of us or any member of their families unless the transaction is approved by a majority of our disinterested non-employee Directors and the disinterested majority determines that the terms of the transaction are no less favourable to us than the terms available from non-affiliated third parties or are otherwise deemed to be fair to us at the time authorised.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Legend's Common Stock is traded on the Over-the-Counter Bulletin Board ("OTCBB") under the ticker symbol "LGDI" and CUSIP# 52467C 10 0. The Company's Common Stock was initially cleared for trading on the OTC-BB on September 26, 2003.

The following table sets out the high and low bid information for the Common Stock as reported by the National Quotation Service Bureau for each period/quarter indicated in US$:
Calendar Period	High Bid (1)	Low Bid (1)

2007
First Quarter	1.80	0.90
Second Quarter	1.95	1.50
Third Quarter	1.45	1.25
Fourth Quarter	1.50	0.75

2008
First Quarter	2.15	0.09
Second Quarter	5.05	1.62
Third Quarter	4.42	0.62
Fourth Quarter	1.43	0.27

2009
Second Quarter	0. 77	0. 52

(1)	The quotations set out herein reflect inter-dealer prices without retail mark-up, mark-down or commission and may not necessarily reflect actual transactions.

As of September 29, 2009 , there are 226, 333 ,392 shares of Common Stock outstanding.

To date we have not paid dividends on our Common Stock and we do not expect to declare or pay any dividends on our Common Stock in the foreseeable future. Payment of any dividends will depend upon our future earnings, if any, our financial condition, and other factors deemed relevant by the Board of Directors.

Shareholders

As of September 29, 2009 , there were approximately 1,411 record holders of the Company's Common Stock.. Within the holders of record of the Company's Common Stock are depositories such as Cede & Co., a nominee for The Depository Trust Company (or DTC), that hold shares of stock for brokerage firms which, in turn, hold shares of stock for one or more beneficial owners. Accordingly, the Company believes there are many more beneficial owners of its Common Stock whose shares are held in "street name", not in the name of the individual shareholder.

Options

Effective as of December 12, 2005, the Board of Directors of Company approved the distribution to stockholders for no consideration of an aggregate of 36,135,500 non-transferable options, each of which is exercisable to purchase one share of Common Stock of the Company at an exercise price of US$0.25 ($0.111, as adjusted) per share with a latest exercise date of December 31, 2012 and otherwise on the terms and conditions set out in Appendix A to the Form 8-K dated December 12, 2005.  The options were issued on a pro-rata basis to all stockholders of record on December 31, 2005 on the basis of two (2) options for every one (1) share of Common Stock owned by a stockholder on the record date. The options may not be exercised until the shares underlying the options are registered under federal and state securities laws. On June 26, 2006, the Board of Directors amended the terms and conditions of the options and included a cashless exercise clause for the options in the terms and conditions. On July 21, 2006, Renika exercised 34,778,220 options using the cashless exercise feature and were issued 71,730,079 shares of Common Stock. In December 2006, the Company issued 700,000 shares with attaching options on the basis of one option for every two shares at no exercise price. The options were exercised in December 2006. On December 27, 2006, a further option holder exercised 19,000 options using the cashless exercise feature and were issued 24,750 shares of Common Stock.  984,830 of these options remained outstanding as of the date of this prospectus.

On September 19, 2006, the Company issued 8,100,000 options (as adjusted for the Stock Split) pursuant to the 2006 Equity Incentive Plan. Of the total 8,100,000 options issued, 2,700,000 vested on September 19, 2007, 2,700,000 vested on September 19, 2008 and 2,700,000 will vest on September 19, 2009. The exercise price of the options is US$1.00 for the President and Chief Executive Officer and for all other participants, US$0.444 for 50% of the options and US$1.00 for the balance of 50% of the options. The options expire on September 19, 2016.

In November 2006, the Company issued options to purchase 112,500 shares of Common Stock with an exercise price of US$0.111 per share in connection with the settlement of a dispute.

On May 16, 2007, the Company issued 862,500 options pursuant to the 2006 Equity Incentive Plan. Of the total 862,500 options issued, 287,500 vested on May 16, 2008, 287,500 will vest on May 16, 2009 and 287,500 will vest on May 16, 2010. The exercise price of the options is US$0.444 for 50% of the options and US$1.00 for the balance of 50% of the options. The options expire on May 16, 2017.

On December 28, 2007, the Board of Directors of the Company agreed to issue/ratify the issue of 5,387,500 options under the 2006 Incentive Option Plan to officers, employees and consultants as follows:

(i)
300,000 options of which 1/3 vested on September 10, 2008, 1/3 will vest on September 10, 2009 and the balance will vest on September 10, 2010 and 50% of the options have an exercise price of US$0.444 per option and 50% have an exercise price of US$1.00 per option;

(ii)
300,000 options of which 1/3 vested on December 19, 2008, 1/3 will vest on December 19, 2009 and the balance will vest on December 19, 2010 and 50% of the options have an exercise price of US$0.444 per option and 50% have an exercise price of US$1.00 per option; and

(iii)	4,787,500 options of which 1/3 vested on December 28, 2008, 1/3 will vest on December 28, 2009 and the balance will vest on December 28, 2010 and have an exercise price of US$1.00 per option.

On February 7, 2008 the Board of Directors of the Company agreed to issue 5,000,000 options to officers, employees and consultants under the 2006 Incentive Option Plan of which 1/3 vested on February 7, 2009, 1/3 will vest on February 7, 2010 and the balance on February 7, 2011 and have an exercise price of US$2.00 per option.

On February 18, 2008 the Board of Directors of the Company agreed to issue 400,000 options to officers, employees and consultants under the 2006 Incentive Option Plan of which 1/3 vested on February 18, 2009, 1/3 will vest on February 18, 2010 and the balance on February 18, 2011 and have an exercise price of US$1.00 per option.

On May 29, 2008 the Board of Directors of the Company agreed to issue 362,500 options to officers, employees and consultants under the 2006 Incentive Option Plan of which 1/3 will vest on May 29, 2009, 1/3 will vest on May 29, 2010 and the balance on May 29, 2011 and have an exercise price of US$1.00 per option.

On July 11, 2008, the Company issued Dr. D.S. Tyrwhitt 1,000,000 options under the 2006 Incentive Option Plan with an exercise price of US$3.48, a latest exercise date of July 11, 2018, no issue price and to vest 1/3 in 12 months, 1/3 in 24 months and 1/3 in 36 months.

On July 14, 2008, the Company issued options to the Indian Farmers Fertilizer Cooperative Limited, pursuant to a Share Options Agreement, to purchase 30,000,000 shares of Common Stock on the following terms:

a.	5,000,000 options, at an exercise price of $2.50 per share and expiring 60 days from July 11, 2008;
b.	8,000,000 options, at an exercise price of $3.00 per share and expiring 12 months from July 11, 2008;
c.	8,000,000 options, at an exercise price of $3.50 per share and expiring 18 months from July 11, 2008;
d.	9,000,000 options, at an exercise price of $4.00 per share and expiring 24 months from July 11, 2008.

On August 11, 2008, the Board of Directors of the Company agreed to issue/ratify the issue of 462,500 options under the 2006 Incentive Option Plan to officers, employees and consultants as follows:

(i)	200,000 options which will vest 1/3 on July 7, 2009, 1/3 on July 7, 2010 and the balance on July 7, 2011 and have an exercise price of US$2.00 per option.

(ii)	150,000 options which will vest 1/3 on July 21, 2009, 1/3 on July 21, 2010 and the balance on July 21, 2011 and have an exercise price of US$2.00 per option.

(iii)	112,500 options which will vest 1/3 on August 8, 2009, 1/3 on August 8, 2010 and the balance on August 8, 2011 and have an exercise price of US$1.00 per option.

On August 11, 2008 the Company issued two eligible participants 700,000 options under the 2006 Incentive Option Plan with an exercise price of US$2.00, a latest exercise date of August 11, 2018, no issue price and to vest 1/3 in 12 months, 1/3 in 24 months and 1/3 in 36 months.

On December 16 , 2008, the Board of Directors of the Company agreed to issue/ratify the issue of 3,075,000 options under the 2006 Incentive Option Plan to officers, employees and consultants as follows:

(i)	962,500 options which will vest 1/3 on December 4, 2009, 1/3 on December 4, 2010 and the balance on December 4, 2011 and have an exercise price of US$1.00 per option.

(ii)	1,050,000 options which will vest 1/3 on December 4, 2009, 1/3 on December 4, 2010 and the balance on December 4, 2011 and have an exercise price of US$1.00 per option.

(iii)	562,500 options which will vest 1/3 on December 4, 2009, 1/3 on December 4, 2010 and the balance on December 4, 2011 and have an exercise price of US$1.00 per option.

(iv)
500,000 options which will vest 1/3 on December 4, 2009, 1/3 on December 4, 2010 and the balance on December 4, 2011 and have an exercise price of US$1.00 per option. For additional information concerning stock options, see Note 7 to the Company’s Financial Statements.

On January 5, 2009 the Company issued two eligible participants 200,000 options under the 2006 Incentive Option Plan with an exercise price of US$1.00, a latest exercise date of January 5, 2019, no issue price and to vest 1/3 in 12 months, 1/3 in 24 months and 1/3 in 36 months.

On February 2, 2009 the Company issued two eligible participants 600,000 options under the 2006 Incentive Option Plan with an exercise price of US$1.00, a latest exercise date of February 2, 2019, no issue price and to vest 1/3 in 12 months, 1/3 in 24 months and 1/3 in 36 months.

On February 9, 2009 the Company issued an eligible participant 200,000 options under the 2006 Incentive Option Plan with an exercise price of US$1.00, a latest exercise date of February 9, 2019, no issue price and to vest 1/3 in 12 months, 1/3 in 24 months and 1/3 in 36 months.

On February 25, 2009 the Company issued an eligible participant 250,000 options under the 2006 Incentive Option Plan with an exercise price of US$1.00, a latest exercise date of February 25, 2019, no issue price and to vest 1/3 in 12 months, 1/3 in 24 months and 1/3 in 36 months.

On March 23, 2009 the Company issued an eligible participant 300,000 options under the 2006 Incentive Option Plan with an exercise price of US$1.00, a latest exercise date of March 23, 2019, no issue price and to vest 1/3 in 12 months, 1/3 in 24 months and 1/3 in 36 months.

Dividend Policy

The Company has not previously paid any cash dividends on Common Stock and does not anticipate or contemplate paying dividends on Common Stock in the foreseeable future. It is the present intention of management to utilize all available funds for the development of the Company's business. The only restrictions that limit the ability to pay dividends on common equity or that are likely to do so in the future, are those restrictions imposed by law. Under Delaware corporate law, no dividends or other distributions may be made which would render the Company insolvent or reduce assets to less than the sum of its liabilities plus the amount needed to satisfy any outstanding liquidation preferences.

Effective November 17, 2006, the Company’s Board of Directors declared a 1-for-2 share bonus issue in the form of a dividend that was payable in December 2006 to stockholders of record as of November 17, 2006.  An aggregate of 27,599,722 shares of Common Stock were issued in connection with this dividend.

In November 2006, the Company’s Board of Directors declared a second 1-for-2 share bonus issue in the form of a dividend that was payable in January 2007 to stockholders of record as of December 31, 2006. An aggregate of 41,934,337 shares of Common Stock were issued in connection with this dividend.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Our executive compensation program for our Chief Executive Officer and Chief Financial Officer, and our other executive officers (including up to three of our executive officers whose total compensation exceeds $100,000 per annum), whom we collectively refer to as our named executive officers, consists of (i) base salary and (ii) incentive compensation in the form of cash bonuses and (iii) equity-based incentive compensation awards under the Company’s 2006 Equity Incentive Plan. Our executive compensation program has historically included and continues to include very few perquisites. In August 2008 the Company’s Board of Directors appointed a Compensation Committee which is responsible for reviewing and approving the compensation paid by us to the named executive officers. Prior thereto, compensation decisions were determined by the full Board of Directors. The services of our named executive officers are provided to us under a Service Agreement with AXIS Consultants Pty Ltd. Cash compensation is paid to the named executive officers by AXIS and is reimbursed to AXIS by the Company.

Compensation Objectives

The Compensation Committee’s philosophy is to establish executive compensation policies linked to the creation of stockholder value. Our compensation program is designed to:

•
Adequately and fairly compensate executive officers in relation to their responsibilities, capabilities and contributions to the Company and in a manner that is commensurate with compensation paid by companies of comparable size and at a comparable stage of development within our industry;

•	Align the interests of the executive officers with those of the stockholders with respect to short-term operating goals and long-term increases in the value of our common stock; and

•	Provide a strong emphasis on equity-based compensation and equity ownership, creating a direct link between stockholder and management interests.

These objectives serve as the guiding principles for all the decisions the Compensation Committee makes with respect to the amount and type of compensation payable to our named executive officers.

Mix of Compensation Elements

Our executive compensation during fiscal 2008 consisted of base salary, cash bonuses, grants under our 2006 Equity Incentive Plan, benefits and perquisites. We do not have any formal or informal policy or target for allocating compensation between long-term and short term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Similarly, compensation decisions regarding one compensation component do not directly affect decisions regarding other compensation elements. For example, an increase to the base salary of a named executive officer does not require a formulaic decrease to another element of the executive’s compensation. Instead, we have determined subjectively on a case-by-case basis the appropriate level and mix of the various compensation components.

We believe that together all of our compensation components provide a balanced mix of base compensation and compensation that is contingent upon each executive officer’s individual performance and our overall performance. A goal of the compensation program is to provide executive officers with a reasonable level of security through base salary and benefits, while rewarding them through incentive compensation to achieve business objectives and create stockholder value. We believe that each of our compensation components is critical in achieving this goal. Base salaries provide executives with a base level of monthly income and security. Annual cash bonuses motivate executives to drive our development goals. Long-term equity incentive awards link the interests of our executives with our stockholders, which motivates our executives to create stockholder value. In addition, we want to ensure that our compensation programs are appropriately designed to encourage executive officer retention, which is accomplished through all of our compensation elements.

Components of Compensation

Base Salary.  The base salaries for the Company’s named executive officers for the year ended December 31, 2008 were established prior to fiscal 2008 and reviewed effective June 2008 by AXIS with the consultation and approval of the Company’s Board of Directors. The services of our named executive officers are provided to us under a Service Agreement with AXIS Consultants Pty Ltd. Cash compensation is paid to the named executive officers by AXIS and is reimbursed to AXIS by the Company. AXIS advised that adjustments to base salaries are generally determined based upon a number of factors, including the client companies performance (to the extent such can fairly be attributed or related to each executive’s performance), as well as the nature of each executive’s responsibilities, capabilities and contributions, and whether their salary fairly reflect job responsibilities and prevailing market conditions and rates of pay. AXIS advised that it considered each of these factors but did not assign a specific value to each factor in raising base salaries for 2008. The Company believes that the remuneration (including salaries) charged to the Company by AXIS for the Company’s named executive officers have historically been reasonable in relation to the Company’s size and performance in comparison with the compensation paid by similarly sized companies or companies within the Company’s industry. AXIS has advised that the level of remuneration charged to the Company for the named executive officers for the year ended December 31, 2008 increased significantly over 2007 as a result of the significant increase in time spent by those named executive officers with the development of the phosphate project of the Company, the capital raising activities and corporate compliance matters dealt with as a result of the increase in the level of activity. The Company acknowledged the increase in activity referred to by AXIS and believes the increase in the level of remuneration appropriate given the circumstances.

Cash Bonuses   AXIS with the acknowledgement of the Company, awarded cash bonuses to the Company’s named executive officers in June 2008 to acknowledge the significant work undertaken by the named executives of the Company in advancing the phosphate project of the Company for the benefit of shareholders. The bonuses were not based on a predetermined formula. The Company’s independent director at the time, was consulted on the bonuses and determined that the bonuses were reasonable given the overall advancement of the Company’s activities.

2006 Equity Incentive Plan. Under the 2006 Equity Incentive Plan, certain management and key employees of the Company are granted time-based options to purchase common stock issued by us. Time-based options generally vest ratably over a three-year period on the anniversary of the date of the grant. Time-based options generally vest upon a change of control, subject to certain conditions, and expire ten years from the date of grant. Our Board of Directors believes that equity-based compensation awards foster and promote our long-term financial success by linking the interests of our executive management team with our stockholders. The Board also believes that increasing the personal equity stake of our executive officers in our continued success and growth can potentially materially increase stockholder value. Equity-based compensation awards also enable us to attract and retain the services of an outstanding management team, upon which the success of our operations are largely dependent.

In February 2008, the Company awarded the President and Chief Executive Officer of the Company, 5, 000,000 options under the Company’s Incentive Option Plan to provide him with a long term incentive to develop the Company and its exploration properties into mining properties thus underpinning the financial viability of the Company. The Company’s independent director at the time, was consulted and approved the issue of the options.

Benefits and Perquisites

We also offer to certain executives limited perquisites as a method of compensation and provide executive officers with only those perquisites that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The perquisites provided to the named executive officers include vehicle allowances and superannuation and are quantified in the Summary Compensation Table below.

In accordance with the laws of Australia, AXIS pays an amount equal to 9% of a named executives base salary into superannuation. Executives have the ability to make further contributions to a superannuation fund. Furthermore, in accordance with the laws of Australia, the named executives have the ability to direct superannuation contributions to a superannuation fund of their choosing. Superannuation funds are accumulation funds and are not defined benefit funds, therefore, AXIS nor the Company has a legal obligation to the superannuation funds other than remitting contributions, which AXIS have advised have been made to superannuation funds as required by law.

Accounting and Tax Treatment

The accounting treatment of our compensation plans is not a significant factor in how we design our executive compensation plans. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally denies publicly-held corporations a federal income tax deduction for compensation exceeding $1,000,000 paid to named executive officers, excluding performance-based compensation. Through December 31, 2008, we have not paid compensation to any of our named executive officers in excess of $1,000,000, excluding performance-based compensation, thus Section 162(m) has not limited our ability to deduct executive compensation, however the Compensation Committee will continue to monitor the potential impact of this provision on our ability to deduct executive compensation.

Elements of Post-Termination Compensation

The Company does not currently have a severance plan or similar agreement with any named executive officers. Under the 2006 Equity Incentive Plan, upon a merger, reorganization, or sale of the Company, the Committee may (i) provide that any or all options are exercisable in full; (ii) provide for the substitution of any or all options by a successor or purchaser Company; or (iii) make any other provision for outstanding options as the Committee deems appropriate. After the termination of service of an employee, director or consultant, (other than termination for cause) he or she may exercise his or her option for the period of time stated in the option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will generally remain exercisable for three months following the termination of service. However, in no event may an option be exercised later than the expiration of its term. Upon a change in control, all outstanding options become fully vested and exercisable.

Stock Ownership Guidelines

The Company does not have stock ownership guidelines for its named executives; however, the Committee considers the number of options previously granted to named executives in determining whether to grant additional options and in what amounts.

Summary Compensation Table

The following table sets forth the annual salary, bonuses and all other compensation awards and pay outs on account of our Chief Executive Officer for services rendered to us during the fiscal years ended December 31, 2006, 2007 and 2008, for our Chief Financial Officer for 2007 and 2008 and for our Executive General Manager for 2008. No other executive officer received more than US$100,000 per annum during this period.

Name and Principal Position	Year	Salary (A$)	Bonus (A$)	Stock Awards (A$)	Option Awards (A$)	Non-Equity Incentive Plan Compensation (A$)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (A$)	All Other Compensation (A$)	Total (A$)

Joseph Gutnick, Chairman of the Board, President and CEO	2008 2007 2006	487,000 82,132 -	100,000 - -	- - -	1,323,168 86,764 28,892 (i)	- - -	- - -	118,288 26,768 - (ii)(iii)	2,028,456 195,664 28,892

Peter Lee, CFO & Secretary	2008 2007	214,634 115,400	80,000 -	- -	480,499 65,501 (i)	- -	- -	58,339 38,825 (ii)(iv)	833,471 219,726

Craig Michael, Executive General Manager	2008 2007	206,518 48,988	80,000 -	- -	699,453 59,341 (i)	- -	- -	19,362 11,948 (ii)(v)	1,005,333 120,277

(i)	The amounts included in the table for option awards has been calculated in accordance with SFAS 123R.
(ii)	Except as otherwise indicated, represents superannuation contributions made by AXIS applicable to salaries charged to the Company.
(iii)	Includes A$47,265 for 2008 and A$15,646 for 2007 of motor vehicle costs made by AXIS applicable to Mr Gutnick as charged to the Company.
(iv)	Includes A$27,037 for 2008 and A$20,854 for 2007 of motor vehicle costs made by AXIS applicable to Mr Lee as charged to the Company.
(v)	Includes A$7,976 for 2007 of rental assistance made by AXIS applicable to Mr Michael as charged to the Company.

The services of our Chief Executive Officer, Chief Financial Officer & Secretary and Executive General Manager are provided to us pursuant to a Service Agreement effective December 1, 2004 (the “Service Agreement”) by and between AXIS Consultants Pty Limited and ourselves.

Grants of Plan - Based Awards for Fiscal 2008

The table below provides information regarding the stock options and restricted stock granted to the named executive officers during 2008.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Stock Options (#)	Exercise or Base Price of Option Awards (US$/Sh)	Closing Price on Option Grant Date (US$)	Grant Date Fair Value of Stock and Option Awards (A$)

Joseph Gutnick	02/07/2008	5,000,000	2.00	0.99	2,398,750

Outstanding Equity Awards at Fiscal Year-End
Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Been Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joseph Gutnick, Chairman of the Board, President and CEO	- -	- -	5,000,000 2,250,000	US$2.00 US$1.00	2/07/18 9/19/16	-	-	-	-
Peter Lee, CFO and Secretary	- - -	- - -	787,500 787,500 1,000,000	US$0.444 US$1.00 US$1.00	9/19/16 9/19/16 12/28/17	- - -	- - -	- - -	- - -
Craig Michael, Executive General Manager	- - -	- - -	150,000 150,000 1,250,000	US$0.444 US$1.00 US$1.00	9/10/17 9/10/17 12/28/17	- - -	- - -	- - -	- - -
Edward Walker, Project Manager	-	-	500,000	US$1.00	04/12/18	-	-	-	-

2006 Equity Incentive Plan

The 2006 Plan provides for the granting of options. The maximum number of shares available for awards is 10% of the issued and outstanding shares of Common Stock on issue at any time.  If an option expires or is cancelled without having been fully exercised or vested, the remaining shares will generally be available for grants of other awards.

The 2006 Plan is administered by the Board comprised solely of directors who are not employees or consultants to Legend or any of its affiliated entities.

Any employee, director, officer, consultant of or to Legend or an affiliated entity (including a company that becomes an affiliated entity after the adoption of the 2006 Plan) is eligible to participate in the 2006 Plan if the Committee, in its sole discretion, determines that such person has contributed significantly or can be expected to contribute significantly to the success of Legend or an affiliated entity. During any one year period, no participant is eligible to be granted options to purchase more than 5% shares of our issued and outstanding Common Stock or if they provide investor relations activities, or are a consultant to the Company, 2% of the issued and outstanding shares of Common Stock in any 12 month period.

Options granted under the 2006 Plan are to purchase Legend Common Stock.  The term of each option will be fixed by the Board, but no option will be exercisable more than 10 years after the date of grant.  The option exercise price is fixed by the Board at the time the option is granted.  The exercise price must be paid in cash. Options granted to participants vest and have a term of 10 years.

No award is transferable, or assignable by the participant except upon his or her death.

The Board may amend the 2006 Plan, except that no amendment may adversely affect the rights of a participant without the participant’s consent or be made without stockholder approval if such approval is necessary to qualify for or comply with any applicable law, rule or regulation the Board deems necessary or desirable to qualify for or comply with.

Subject to earlier termination by the Board, the 2006 Plan has an indefinite term except that no ISO may be granted following the tenth anniversary of the date the 2006 Plan is approved by stockholders.

Other than the issue of these Options, there are no other current plans or arrangements to grant any options under the 2006 Plan.

Compensation Pursuant to Plans

The Company does not have any pension or profit sharing plans.  The Company does not have any employees and therefore has no superannuation obligations.

Equity Compensation Plan Information

The following table sets forth, as of December 31, 2008, information regarding options under our 2006 stock option plan, our only active plan.  The 2006 stock option plan has been approved by our stockholders.  Outstanding options under this plan that are forfeited or cancelled will be available for future grants.  All of the options are for the purchases of our Common Stock.

	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available future issuance under equity compensation (excluding securities reflected in Column One)
Equity compensation plans approved by security holders	22,775,000	$	A0.8820	4,730,522
Equity compensation plans not approved by security holders	-		-	-
_______________
(1)  The maximum number of shares available for issuance under the 2006 stock option plan is equal to 10% of the issued and outstanding shares of Common Stock, at any time.

Director Compensation

Name	Fees Earned or Paid in Cash (A$)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total (A$)
David Tyrwhitt	55,000	-	559,901	-	-	-	614,901
Dr US Awasthi	24,390	-	3,843	-	-	-	28,233
Manish Gupta	24,390	-	3,843	-	-	-	28,233
Dr Allan Trench	24,390	-	51,730	-	-	-	76,120
Henry Herzog	24,390	-	3,843	-	-	-	28,233

It is our policy to reimburse Directors for reasonable travel and lodging expenses incurred in attending Board of Directors meetings. For the period January 2005 to March 2008, non-executive Directors were paid Directors fees of A$20,000 per annum. Commencing April 1, 2008, non-executive Directors are to be paid A$60,000 per annum and fees for attendance at board committee meetings have been set at A$1,500 per meeting.

FINANCIAL STATEMENTS

See the Consolidated Financial Statements beginning on page F-1, “Financial Statements”

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not applicable.

LEGAL MATTERS

The validity of the Common Stock offered in this prospectus has been passed upon by Phillips Nizer LLP of New York, New York

EXPERTS

The financial statements of Legend as of December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007 and 2006 and the cumulative amounts from inception, January 5, 2001 through December 31, 2008, have been audited by PKF, Certified Public Accountants, a Professional Corporation, as set forth in their report thereon appearing in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

HOW TO GET MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement.  Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

INDEX TO FINANCIAL STATEMENTS

Page

Interim Financial Statements

Introduction to Interim Financial Statements	F-1
Balance Sheet as of June 30, 2009 and December 31, 2008	F-2
Statements of Operations for the three and six months ended June 30 , 2009 and 2008 and cumulative period from January 5, 2001 to June 30 , 2009	F-3
Statements of Stockholders’ Equity (Deficit) from January 5, 2001 to June 30 , 2009	F-4 – F-5
Statements of Cash Flows for the six months ended June 30 , 2009 and 2008 and the cumulative period from January 5, 2001 to June 30 , 2009	F-6
Notes to Financial Statements	F-7 – F-14

Annual Financial Statements

Report of Independent Registered Public Accounting Firm	F-17
Balance Sheet as of December 31, 2008 and 2007	F-18
Statements of Operations for years ended December 31, 2008, 2007 and 2006 and cumulative period from January 5, 2001 to December 31, 2008	F-19
Statements of Stockholders’ Equity (Deficit) from January 5, 2001 to December 31, 2008	F-20 – F-21
Statements of Cash Flows for years ended December 31, 2008, 2007 and 2006 and cumulative period from January 5, 2001 to December 31, 2008	F-22
Notes to Financial Statements	F-23 – F48

Item 1.                 FINANCIAL STATEMENTS

Introduction to Interim Financial Statements.

The interim financial statements included in this prospectus have been prepared by Legend International Holdings, Inc. (“Legend International” or the “Company”) without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (The “Commission”). Certain information and footnote disclosure normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. These interim financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2008.

In the opinion of management, all adjustments, consisting of normal recurring adjustments and consolidating entries, necessary to present fairly the financial position of the Company and subsidiaries as of June 30, 2009, the results of its operations for the three and six month periods ended June 30, 2009 and June 30, 2008 and for the cumulative period January 5, 2001 (inception) through June 30, 2009, and the changes in its cash flows for the six month periods ended June 30, 2009 and June 30, 2008 and for the cumulative period January 5, 2001 (inception) through June 30, 2009, have been included.  The results of operations for the interim periods are not necessarily indicative of the results for the full year.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Foreign Currency Translation

The functional and reporting currency of the Company is the Australian dollar.

UNLESS OTHERWISE INDICATED, ALL FINANCIAL INFORMATION PRESENTED IS IN AUSTRALIAN DOLLARS.

LEGEND INTERNATIONAL HOLDINGS, INC.
(An Exploration Stage Company)
Balance Sheet

	June 30, 2009	December 31, 2008
	A$	A$
ASSETS	(unaudited)

Current Assets:
Cash	98,239,217	119,277,536
Receivables	2,483,298	2,843,331
Prepayments	539,768	371,499
Inventories (note 3)	110,941	92,194
Trading Securities (note 10)	-	780,946
Total Current Assets	101,373,224	123,365,506

Non-Current Assets:
Property and Equipment, net (note 4)	5,887,942	5,320,625
Investment (note 12)	6,820,018	-
Deposits (note 5)	812,760	793,712
Receivables	924,975	555,668
Prepayments	451,745	40,194
Total Non-Current Assets	14,897,440	6,710,199

Total Assets	116,270,664	130,075,705

LIABILITIES

Current Liabilities:
Accounts payable and accrued expenses	2,821,393	2,386,575
Lease liability (note 9)	204,228	186,785
Total Current Liabilities	3,025,621	2,573,360

Non Current Liabilities:
Reclamation and Remediation Provision (note 8)	91,219	206,192
Lease liability (note 9)	420,102	537,008
Total Non Current Liabilities:	511,321	743,200

Total Liabilities	3,536,942	3,316,560

Commitments (note 11)
Stockholders’ Equity
Common Stock: US$.001 par value, 300,000,000 shares authorized
226,333,392 and 226,315,392 issued and outstanding	275,101	275,076
Additional Paid-in-Capital	157,084,103	154,661,002
Accumulated Other Comprehensive Income	38,490	38,490
Retained Deficit during development period	(839,463)	(839,463)
Retained Deficit during exploration period	(43,824,509)	(27,375,960)

Total Stockholders’ Equity	112,733,722	126,759,145

Total Liabilities and Stockholders’ Equity	116,270,664	130,075,705

The accompanying notes are an integral part of these financial statements.

LEGEND INTERNATIONAL HOLDINGS, INC.
(An Exploration Stage Company)
Statements of Operations
(Unaudited)

	For the three months ended June 30		For the six months ended June 30		January 5, 2001 (Inception) to June 30,
	2009 A$	2008 A$	2009 A$	2008 A$	2009 A$

Revenues:

Sales	-	-	-	-	6,353
less cost of sales	-	-	-	-	(1,362)

Gross profit	-	-	-	-	4,991

Other income
Interest income – related entity	17,648	-	31,307	-	81,238
Interest income – other	806,296	224,963	1,964,841	349,972	5,660,339
Other	1,120	-	2,270	-	8,804
	825,064	224,963	1,998,418	349,972	5,750,381

Costs and expenses:
Legal, accounting and professional	141,462	162,649	357,580	306,324	1,413,484
Exploration expenditure	4,587,790	1,381,335	8,625,094	2,575,968	26,348,516
Aircraft maintenance	136,655	-	245,988	-	524,814
Stock based compensation	1,198,265	1,085,725	2,420,363	1,958,810	8,753,003
Interest expense	17,873	8,836	34,681	18,705	179,527
Impairment of investment	-	-	-	-	326,526
Administration expenses	2,041,969	2,311,161	3,772,424	3,777,685	15.182.866
Total costs and expenses	(8,124,014)	(4,949,706)	(15,456,130)	(8,637,492)	(52,728,736)

(Loss) from operations	(7,298,950)	(4,724,743)	(13,457,712)	(8,287,520)	(46,973,364)

Foreign currency exchange gain/(loss)	(3,172,261)	(1,256,118)	(2,962,778)	(1,884,175)	2,266,577

Gain on trading securities	55,309	-	113,739	-	184,613
(Loss) before income taxes and equity in losses of unconsolidated entity	(10,415,902)	(5,980,861)	(16,306,751)	(10,171,695)	(44,522,174)

Provision for income taxes	-	-	-	-	-

(Loss) before equity in losses of unconsolidated entity	(10,415,902)	(5,980,861)	(16,306,751)	(10,171,695)	(44,522,174)

Equity in losses of unconsolidated entity	(141,798)	-	(141,798)	-	(141,798)

Net (loss)	(10,557,700)	(5,980,861)	(16,448,549)	(10,171,695)	(44,663,972)
Basic and diluted loss per common share	(0.05)	(0.03)	(0.07)	(0.06)	(0.60)
Weighted average number of common shares used in per share calculations	226,329,436	190,692,289	226,322,453	171,152,461	73,943,719

The accompanying notes are an integral part of these financial statements

LEGEND INTERNATIONAL HOLDINGS, INC.
(An Exploration Stage Company)
Statements of Stockholders’ Equity (Deficit)
for the period ended June 30 , 2009

	Common Stock
	Shares	Par Value A$	Additional Paid-In Capital A$	Retained (Deficit) During the Exploration Period A$	Retained (Deficit) During the Development Period A$	Accumulated Other Comprehensive Income A$	Stockholders’ Equity (Deficit) A$
Balance, January 5, 2001	-	-	-	-	-	-	-

Shares issued to founder for organisation cost and services at US$0.05 per shares	4,297,500	5,550	118,896	-	-	-	124,446
Shares Issued for services rendered at US$0.05 per share	146,250	189	4,046	-	-	-	4,235
Shares Issued for Cash	616,500	796	17,056	-	-	-	17,852

Net Loss	-	-	-	-	(131,421)	-	(131,421)
Balance, December 31, 2001	5,060,250	6,535	139,998	-	(131,421)	-	15,112
Shares Issued for Cash	225,000	291	6,225	-	-	-	6,516
Shares Issued for Officer’s Compensation	11,250,000	14,529	148,359	-	-	-	162,888

Net Loss	-	-	-	-	(182,635)	-	(182,635)
Balance, December 31, 2002	16,535,250	21,355	294,582	-	(314,056)	-	1,881
Shares Issued for services rendered at US$0.022 per share	5,026,500	6,491	139,065	-	-	-	145,556

Net Loss	-	-	-	-	(156,965)	-	(156,965)
Balance, December 31, 2003	21,561,750	27,846	433,647	-	(471,021)	-	(9,528)
Shares Issued for services rendered at US$0.022 per share	2,004,750	2,589	55,464	-	-	-	58,053
Options Issued for services	-	-	160,672	-	-	-	160,672
Loan forgiveness-former major shareholder	-	-	12,144	-	-	-	12,144

Net Loss	-	-	-	-	(234,611)	-	(234,611)
Balance, December 31, 2004	23,566,500	30,435	661,927	-	(705,632)	-	(13,270)
Shares issued on cashless exercise of options	17,085,938	22,066	(22,066)	-	-	-	-

Net Loss	-	-	-	-	(75,508)	-	(75,508)
Balance, December 31, 2005	40,652,438	52,501	639,861	-	(781,140)	-	(88,778)
Share issued on cashless exercise of options	72,281,329	93,336	(93,336)	-	-	-	-
Shares and options issued under settlement agreement	112,500	144	35,272	-	-	-	35,416
Shares issued for cash	12,756,734	16,254	3,854,843	-	-	-	3,871,367
Cost of share issues	-	-	(128,376)	-	-	-	(128,376)
Amortisation of Options under stock option plan	-	-	115,307	-	-	-	115,307
Net unrealized gain on foreign exchange translation	-	-	-	-	-	38,490	38,490

Net Loss	-	-	-	(4,516,271)	(58,323)	-	(4,574,594)
Balance, December 31, 2006	125,803,001	162,505	4,423,571	(4,516,271)	(839,463)	38,490	(731,168)

LEGEND INTERNATIONAL HOLDINGS, INC.
(An Exploration Stage Company)
Statements of Stockholders’ Equity (Deficit)
for the period ended June 30 , 2009
(continued)

	Common Stock
	Shares	Par Value A$	Additional Paid-In Capital A$	Retained (Deficit) During the Exploration Period A$	Retained (Deficit) During the Development Period A$	Accumulated Other Comprehensive Income A$	Stockholders’ Equity (Deficit) A$
Shares issued for cash	476,886,624	56,438	25,684,666	-	-	-	25,741,104
Cost of share issues	-	-	(1,675,111)	-	-	-	(1,675,111)
Shares issued for consulting fees	2,604,200	2,984	1,001,122	-	-	-	1,004,106
Shares issued on cashless exercise of options	75,000	85	(85)	-	-	-	-
Shares issued as a result of delay in lodgement of registration statement	200,000	230	364,575	-	-	-	364,805
Shares issued for part-settlement of the acquisition of rights to exploration licences under agreement	500,000	545	517,455	-	-	-	518,000
Amortization of options under stock option plan	-	-	375,740	-	-	-	375,740
Net Loss	-	-	-	(8,638,129)	-	-	(8,638,129)
Balance, December 31, 2007	176,868,825	222,787	30,691,933	(13,154,400)	(839,463)	38,490	16,959,347
Shares issued for cash	42,000,000	44,011	109,984,282	-	-	-	110,028,293
Cost of share issues		-	(5,964,346)	-	-	-	(5,964,346)
Shares issued on cashless exercise of options	1,522,358	1,701	(1,701)	-	-	-	-
Shares issued on exercise of options	5,435,600	5,999	13,717,586	-	-	-	13,723,585
Shares issued for consulting fees	30,800	33	147,555	-	-	-	147,588
Shares issued under registration rights agreement	457,809	545	899,950	-	-	-	900,495
Amortization of options under stock option plan	-	-	5,185,743	-	-	-	5,185,743
Net Loss	-	-	-	(14,221,560)	-	-	(14,221,560)
Balance, December 31, 2008	226,315,392	275,076	154,661,002	(27,375,960)	(839,463)	38,490	126,759,145
Shares issued on exercise of options	18,000	25	2,738	-	-	-	2,763
Amortization of options under stock option plan	-	-	2,420,363	-	-	-	2,420,363
Net Loss	-	-	-	(16,448,549)	-	-	(16,448,549)
Balance, June 30 , 2009	226, 333 ,392	275, 101	57,084,103	(43,824,509)	(839,463)	38,490	12,733,722

The accompanying notes are an  integral part of the financial statements.

LEGEND INTERNATIONAL HOLDINGS, INC.
(An Exploration Stage Company)
Statement of Cash Flows

	For the six months ended June 30		January 5, 2001 (Inception) to June 30,
	2009 A$	2008 A$	2009 A$
CASH FLOWS FROM OPERATING ACTIVITIES:

Net Loss	(16,448,549)	(10,171,695)	(44,663,972)

Adjustments to reconcile net loss to net cash (used) by operating activities:
Foreign exchange	2,962,778	1,884,175	(2,267,920)
Gain in revaluation of trading securities	(113,739)	-	184,613
Gain in sale of trading securities
Shares and Options issued for Stock Based Compensation	2,420,363	1,958,810	8,753,004
- Employees	-	147,588	531,421
- Consultants	-	-	844,526
- Exploration Agreement	-	900,494	1,265,299
- Registration Payment Arrangements	(114,973)	(57,290)	91,219
Provision for reclamation and remediation	141,798	-	141,798
Depreciation	314,697	30,828	538,610
Interest receivable	(17,648)	-	(67,579)
Accrued interest added to principal	-	-	37,282
Net Change in:
Receivables	(9,274)	238,590	(3,458,914)
Prepayments and deposits	(598,868)	(1,158,358)	(1,804,271)
Inventories	(18,747)	-	(110,941)
Accounts Payable and Accrued Expenses	483,866	17,191	2,735,119
Net Cash (Used) by Operating Activities	(10,998,296)	(5,883,141)	(37,619,932)

CASH FLOWS FROM INVESTING ACTIVITIES:

Proceeds from sale of Trading Securities	1,272,343	-	1,272,343
Investment in Trading Securities	(377,658)	-	(1,087,730)
Investment in Equity Securities	(6,961,816)	-	(6,961,816)
Acquisition of Subsidiary	-	(326,526)	(326,526)
Purchase of Property, Equipment and Motor Vehicle	(880,891)	(348,685)	(5,676,173)
Net Cash (Used) In Investing Activities	(6,948,022)	(675,211)	(12,779,902)

CASH FLOWS FROM FINANCING ACTIVITIES:

Advances Payable – Affiliates	-	-	(26,156)
Repayment of Convertible Debenture	-	-	(130,310)
Repayment of Shareholder Advance	-	-	(641)
Repayments under Financé Leases	(134,032)	-	(134,032)
Proceeds from Convertible Debenture Payable	-	-	130,310
Shareholder Advance	-	-	6,621
Proceeds from Issuance of Stock	2,763	110,040,837	153,391,479
Cost of share issues	-	(5,920,448)	(7,126,472)
Net Borrowing/Repayments from Affiliates	-	-	50,003
Net Cash Provided by Financing Activities	(131,269)	104,120,389	146,160,802

Effect of exchange rate changes on cash	(2,960,732)	(1,884,175)	2,478,249
Net Increase/(Decrease) in Cash	(21,038,319)	96,677,862	98,239,217

Cash at Beginning of Period	119,277,536	17,088,190	-

Cash at End of Period	98,239,217	112,766,052	98,239,217

Supplemental Disclosures:
Cash paid for interest	9,869	-	104,780
Cash paid for income taxes	-	-	-
Stock and options issued for services	-	147,588	1,595,523
Accrued interest and stockholder advances charged to paid in capital	-	-	12,744
Stock issued for exploration agreement	-	-	518,000
Stock issued for registration payment arrangement	-	900,494	1,265,299
Equipment obtained through a capital lease	-	-	730,422
Capital lease obligation for exploration costs	-	-	-
Interest in relation to capital lease for exploration costs	-	-	42,313
Fair value of warrants in connection with issuance of capital stock	-	1,330,852	1,300,852

The accompanying notes are an integral part of the financial statements.

LEGEND INTERNATIONAL HOLDINGS, INC.
(An Exploration Stage Company)
Notes to Financial Statements

1.	ORGANISATION AND BUSINESS

Legend International Holdings, Inc, ("the Company"), was incorporated under the laws of the State of Delaware on January 5, 2001.

Following a change of management in November 2004, the Company developed a new plan of operations for fiscal 2006, which is to engage in mineral exploration and development activities. The Company's current business plan calls for the identification of mineral properties where it can obtain secure title to exploration, development and mining interests. The Company’s preference is to identify large minerals deposits with low operating costs. The Company is prepared to consider the exploration, development and mining of profitable base metal interests. At the beginning of 2006, the Company expanded its areas of interest to include diamond exploration activities and in July 2006, the Company completed the acquisition of certain diamond mining tenements in Northern Australia. Since that time, the Company has identified that those mining tenements in Northern Australia also have potential for uranium and base metals. In November 2007 and February 2008, the Company acquired mining tenements prospective for phosphate in the State of Queensland, Australia.

The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company has incurred net losses since its inception.

Exploration Stage Enterprise

The Company complies with FASB Statement No. 7 its characterization of the company as an exploration stage enterprise. The Company is devoting all of its present efforts in securing and establishing its exploration business through field sampling and drilling programs in the State of Queensland and the Northern Territory of Australia.

2.	RECENT ACCOUNTING PRONOUNCEMENTS

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS 141(R)”), which replaces SFAS 141. SFAS 141(R) requires assets and liabilities acquired in a business combination, contingent consideration, and certain acquired contingencies to be measured at their fair values as of the date of acquisition. SFAS 141(R) also requires that acquisition-related costs and restructuring costs be recognized separately from the business combination. SFAS 141(R) is effective for the Company’s fiscal year beginning January 1, 2009 and will be applied prospectively. SFAS 141(R) will have an impact on our accounting for any future business combinations.

In April 2008, the FASB issued FASB staff position (“FSP”) FAS 142-3, Determination of the Useful Life of Intangible Assets (“FSP 142-3”). FSP FAS 142-3 amends the factors an entity should consider in developing renewal or extension assumptions used in determining the useful life of recognized intangible assets under FASB Statement No. 142, “Goodwill and Other Intangible Assets”. This new guidance applies prospectively to intangible assets that are acquired individually or with a group of other assets in business combinations and asset acquisitions. FSP FAS 142-3 is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008. The adoption of FSP FAS 142-3 has had no impact on the Company’s financial position, results of operations, or cash flows.

In April 2009, the FASB issued FSP FAS 107-1 and APB 28-1, “Interim Disclosures abour Fair Value of Financial Instruments” (“FSP FAS 107-1 and APB 28-1”). FSP FAS 107-1 and APB 28-1 amends SFAS No. 107, “Disclosures About Fair Value of Financial Instruments”), to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. FSP FAS 107-1 and APB 28-1 also amends APB Opinion No. 28, “Interim Financial Reporting”, to require those disclosures in summarized financial information at interim reporting periods. FSP FAS 107-1 and APB 28-1 are effective for interim reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. FSP FAS 107-1 and APB 28-1 does not require disclosures for earlier periods presented for comparative purposes at initial adoption. In periods after initial adoption, FSP FAS 107-1 and APB 28-1 requires comparative disclosures only for periods ending after initial adoption. The Company does not expect the changes associated with adoption of FSP FAS 107-1 and APB 28-1 will have a material effect on its financial position, results of operations or cash flows.

In April 2009, the FASB issued FSP FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” (“FSP FAS 115-2 and FAS 124-2”). FSP FAS 115-2 and FAS 124-2 amends the other-than-temporary impairment guidance for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. FSP FAS 115-2 and FAS 124-2 does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. FSP FAS 115-2 and FAS 124-2 is effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. FSP FAS 115-2 and FAS 124-2 does not require disclosures for earlier periods presented for comparative purposes at initial adoption. In periods after initial adoption, FSP FAS 115-2 and FAS 124-2 requires comparative disclosures only for periods ending after initial adoption. The Company does not expect the changes associated with the adoption of FSP FAS 115-2 and FAS 124-2 will have a material impact on its financial position, results of operations or cash flows.

In April 2009, the FASB issued FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“FSP FAS 157-4”). FSP FAS 157-4 provides additional guidance for estimating fair value in accordance with SFAS No. 157, “Fair Value Measurements”, when the volume and level of activity for the asset or liability have significantly decreased. FSP FAS 157-4 also includes guidance on identifying circumstances that indicate a transaction is not orderly. FSP FAS 157-4 is effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. FSP FAS 157-4 does not require disclosures for earlier periods presented for comparative purposes at initial adoption. In periods after initial adoption, FSP FAS 157-4 requires comparative disclosures only for periods ending after initial adoption. The Company does not expect the changes associated with the adoption of FSP FAS 157-4 will have a material impact on its financial position, results of operations or cash flows.

In May 2009, the Financial Accounting Standards Board (“FASB”), issued SFAS No. 165, Subsequent Events (“SFAS No. 165”). SFAS No. 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued.  SFAS No. 165 requires an entity to recognize in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet. For unrecognized subsequent events that must be disclosed to keep the financial statements from being misleading, an entity will be required to disclose the nature of the event as well as an estimate of its financial effect, or a statement that such an estimate cannot be made. In addition, SFAS No. 165 requires an entity to disclose the date through which subsequent events have been evaluated. SFAS No. 165 is effective for the interim or annual financial periods ending after June 15, 2009. The Company adopted SFAS 165 effective for the quarter ended June 30, 2009. The adoption of this statement did not have a material effect on our financial condition or results of operations.

In June 2009, the FASB issued SFAS No. 168, “The ‘FASB Accounting Standards Codification’ and the Hierarchy of Generally Accepted Accounting Principles” (“SFAS 168”). SFAS 168 establishes the “FASB Accounting Standards Codification” (“Codification”), which officially launched July 1, 2009, to become the source of authoritative U.S. generally accepted accounting principles (“GAAP”) recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. The subsequent issuances of new standards will be in the form of Accounting Standards Updates that will be included in the Codification. Generally, the Codification is not expected to change U.S. GAAP. All other accounting literature excluded from the Codification will be considered nonauthoritative. SFAS 168 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. We will adopt SFAS 168 for our quarter ending September 30, 2009. We are currently evaluating the effect on our financial statement disclosures as all future references to authoritative accounting literature will be references in accordance with the Codification.

3.	INVENTORIES

Materials and Supplies

Materials and supplies are valued at the lower of average cost or net realizable value. The carrying value of inventory as at June 30 , 2009 was A$ 110,941 .

4.	PROPERTY AND EQUIPMENT

Property and equipment is stated at cost.  The Company records depreciation and amortization, when appropriate, using straight-line method over the estimated useful lives of the assets. Expenditures for maintenance and repairs are charged to expense as incurred.   Additions, major renewals and replacements that increase the property's useful life are capitalized.  Property sold or retired, together with the related accumulated depreciation is removed from the appropriate accounts and the resultant gain or loss is included in net income (loss).

		At June 30, 2009			At December 31, 2008
	Depreciable Life (in years)	Cost A$	Accumulated Depreciation A$	Net Book Value A$	Cost A$	Accumulated Depreciation A$	Net Book Value A$
Land		1,101,358	-	1,101,358	1,101,358	-	1,101,358
Buildings	40	1,435,249	(21,808)	1,413,441	1,435,249	(3,828)	1,431,421
Leasehold Improvements	1-2	254,699	(22,789)	231,910	178,944	(6,385)	172,559
Motor Vehicles	5	982,114	(158,104)	824,010	897,482	(64,970)	832,512
Equipment	1-10	933,059	(111,696)	821,362	435,340	(50,559)	384,781
Lear Jet	5	1,270,869	(224,213)	1,046,656	1,270,869	(98,171)	1,172,698
Construction in Progress		449,205	-	449,205	225,296	-	225,296
		6,426,553	(538,610)	5,887,942	5,544,538	(223,913)	5,320,625

The depreciation expense for the  six months ended June 30 , 2009 amounted to A$ 314,697 and the  six months ended June 30 , 2008 A$ 30,828 . Assets written off for the  six months ended June 30 , 2009 amounted to A$ 359 .

5.	DEPOSITS

Deposits held by the Company as at June 30 , 2009:
A$
Term Deposit as security for a Banker’s Undertaking	651,097
Cash deposits provided to Government Departments for the purpose of guaranteeing the Company’s performance in accordance with mining law	155,000
Other	1,603
812,760

6.	STOCKHOLDERS EQUITY

Share Option Plan

The Company has a Stock Incentive Plan (“Stock Plan”) for executives and eligible employees and contractors. Under this Stock Plan, options to purchase shares of stock can be granted with exercise prices not less than the fair market value of the underlying stock at the date of grant. The Company believes that such awards better align the interests of its employees with those of its shareholders. Option awards are generally granted with an exercise price equal to or greater than the market price of the Company’s stock at the date of grant; those option awards generally vest 1/3 after 12 months, 1/3 after 24 months and the balance after 36 months with a 10-year contractual term. The expected life of the options is generally between 5 ½ to 6 ½ years. Certain option and share awards provide for accelerated vesting if there is a change in control (as defined in the Stock Plan). The maximum aggregate number of Shares which may be optioned and sold under the Stock Plan is 10% of the issued and outstanding shares (on a fully diluted basis).

The fair value of each option award is estimated on the date of grant using the Binomial option valuation model that uses the assumptions noted in the following table. The Binomial option valuation model requires the input of subjective assumptions, including the expected term of the option award and stock price volatility. Expected volatility is based on the historical volatility of our stock at the time grants are issued and other factors, including the expected life of the options of 5 ½ to 6 ½ years. The Company uses historical data to estimate option exercise and employee termination within the valuation model; separate groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The expected term of options granted is derived from the output of the option valuation model and represents the period of time that options granted are expected to be outstanding; the range given below results from certain groups of employees exhibiting different behavior. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

	For the three months ended June 30 , 2009	For the year ended December 31, 2008

Weighted Average Volatility	70%	63%
Dividend Yield	-	-
Expected term (years)	5.5 – 6.5	5.5 – 6.5
Risk-free rate	2.48% - 3.54%	2.55% - 4.42%

A summary of option activity under the Plan as of June 30, 2009, and changes during the six months then ended is presented below:

Options	Shares	Weighted-Average Exercise Price
Balance, December 31, 2006	8,100,000	$0.83

Granted	6,250,000	$0.93
Exercised	-	-
Forfeited and expired	(1,762,500)	$0.72
Balance, December 31, 2007	12,587,500	$0.79

Granted	11,000,000	$1.79
Exercised	-	-
Forfeited and expired	(1,125,000)	$0.98
Balance, December 31, 2008	22,462,500	$1.19

Granted	1,900,000	$1.00
Exercised	-	-
Forfeited and expired	(250,000)	$1.00
Balance, June 30, 2009	24,112,500	$1.31
Options exercisable at June 30, 2009	7, 979,167	$1.12

For the six months ended June 30, 2009 stock-based compensation expense relating to stock options was A$2,420,363 (US$1,947,908). No income tax benefit was recognized in the six months ended June 30, 2009 for stock-based compensation arrangements because of the valuation allowance. As at June 30, 2009, there was A$4,128,436 (US$3,557,867) of unrecognized compensation cost, before income taxes, related to unvested stock options.
For the six months ended June 30, 2009, the Company issued 1,900,000 stock options. The options will vest 1/3 after 12 months, 1/3 after 24 months and the balance 1/3 after 36 months. The exercise price of the options is US$1.00 and the weighted-average grant-date fair value of options granted was US$0.297. The latest exercise date for the options is June 25, 2019.

	Options Outstanding			Options Exercisable
Exercise Prices US$	Number Outstanding	Weighted Average Remaining Contractual Life (In Years)	Weighted-Average Exercise Price	Number Exercisable	Weighted Average Remaining Contractual Life (In Years)	Weighted-Average Exercise Price
$0.444	2,006,250	7.45		1,237,500	7.38
$1.000	15,093,750	8.42		5,075,000	7.70
$2.000	6,012,500	8.69		1,666,667	8.61
$3.480	1,000,000	9.03		-	-
	24,112,500	8.43	$1.31	7,979,167	7.84	$1.12

The aggregate intrinsic value of outstanding stock options at June30 , 2009 was A$232,725 and the aggregate intrinsic value of exercisable stock options was A$ 353,925.

7.	AFFILIATE TRANSACTIONS

During the six months ended June 30, 2008, AXIS charged the Company A$2,396,508 for management and administration services, and A$696,744 for exploration services. The Company paid A$4,247,950 including an advance for July 2008 charges and ongoing operations. The Company charged AXIS interest of A$27,766 at a rate between 10.80% and 11.60% for the six months ending June 30, 2008. The amount owed by AXIS at June 30, 2008 was A$1,175,522.

During the six months ended June 30, 2009, AXIS charged the Company A$2,756,525 for management and administration services, and A$3,571,398 for exploration services. The Company paid A$5,917,000 for 2009 charges. The amount owed by AXIS at June 30, 2009 under current assets – receivables was A$495,577. For the six months ended June 30, 2009, the Company charged AXIS interest of A$31,306 at a rate between 9.25% and 10.35%. The amount owed by AXIS at June 30, 2009 included under non-current assets – receivables was A$924,975.

During the three months ended June 30, 2009, NADL (North Australian Diamonds Limited) charged the Company A$602,400 for the cost of upgrade of camp and access facilities at its shared site in the Northern Territory. The amount owed to NADL is included in accounts payable and accrued expenses.

8.	RECLAMATION AND REMEDIATION
June 30, 2009 A$
The Company’s exploration activities are subject to various federal and state laws and regulations governing the protection of the environment. These laws and regulations are continually changing and are generally becoming more restrictive. The Company conducts its operations so as to protect the environment and believes its operations are in compliance with applicable laws and regulations in all material respects. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations, but cannot predict the full amount of such future expenditures. Estimated future reclamation costs are based principally on legal and regulatory requirements.
91,219

9 .	LEASE LIABILITY

A$
The Company entered into capital finance lease agreements for motor vehicles, predominantly for use in exploration and development activities. The leases are non-cancellable and require total monthly repayments of A$20,916 and expire at various dates from 2009 to 2013. Future minimum payments due for the remaining term of the leases as of June 30, 2009 are as follows:

2010	250,998
2011	250,998
2012	203,608
705,604
Less amounts representing interest	81,274
624,330

Current liability	204,228
Non-current liability	420,102
624,330

At June 30, 2009 the net book value of the motor vehicles under capital leases amounts to:

Cost	705,841
Accumulated depreciation	(97,093)
608,748

10.	TRADING SECURITIES

Management determines the appropriate classification of its investments in marketable equity securities at the time of purchase and re-evaluates such determinations at each reporting date. The Company accounts for its equity security investments as trading securities in accordance with Financial Accounting Standards Board Statement (“FAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities.”

On January 1, 2008, the Company partially adopted SFAS No. 157, which, among other things, defines fair value, establishes a consistent framework for measuring fair value and expands disclosure for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. The Company did not adopt the SFAS No. 157 fair value framework for nonfinancial assets and liabilities, except for items that are recognized or disclosed at fair value in the financial statements at least annually. SFAS 157 clarifies that fair value is an exit price, representing the amount that would either be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, SFAS No. 157 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1. Observable inputs such as quoted prices in active markets for identical assets or liabilities;

Level 2. Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3. Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

            The Company did not hold any trading securities at June 30, 2009.

For the six months ended June 30, 2009, the Company sold certain trading securities with a carrying value of A$1,158,604 for a consideration of A$1,272,343 and a net gain of A$113,739.

11.	COMMITMENTS

The Company entered into an agreement for drilling on its Queensland phosphate project whereby the Company guaranteed to drill a set number of metres. If those metres were not drilled, the Company was required to make a payment for the metres that had not been drilled. At June 30, 2009, the value of the commitment was A$3,705,084.

Exploration

The Company has to perform minimum exploration work and expend minimum amounts of money on its tenements. The overall expenditure requirement tends to be limited in the normal course of the Company’s tenement portfolio management through expenditure exemption approvals, and expenditure reductions through relinquishment of parts or the whole of tenements deemed non prospective. Should the company wish to preserve interests in its current tenements, the amount which may be required to be expended is as follows:

2009 A$
Not later than one year	1,411,514
Later than one year but not later than five years	2,918,023
Later than five years but not later than twenty one years	32,736
4,362,273

12.	ACQUISITIONS/INVESTMENTS

The Company’s financial instruments consist of cash, accounts receivable, accounts payable and accrued expenses. The carrying amounts of cash, accounts receivable, accounts payable and accrued expenses approximate their respective fair values because of the short maturities of those instruments.

13.	RECLASSIFICATIONS

Certain amounts in the 2008 financial statements are reclassified to conform to the 2009 presentation with no effects on operations.

14.	ACQUISITIONS/INVESTMENTS

The Company is increasing its diamond exploration activity in the proximity of the Merlin diamond mine in the Northern territory and is continually sourcing new ground in this region which is one of the most diamond prospective areas in Australia. As part of this strategy, the Company acquired a 14.9% interest in North Australian Diamonds Ltd (“NADL”), an Australian corporation, at a cost of A$2,368,000 in February 2009. NADL owns the Merlin diamond mine and surrounding tenements. Mr JI Gutnick is Executive Chairman of NADL.

On May 12, 2009, the Company made an on market takeover offer for all of the shares in NADL, an Australian corporation that it did not already own. The takeover offer concluded on August 6, 2009. As at June 30, 2009, the Company had acquired an additional 483,992,817 NADL shares at a cost of A$4,593,816 for a total holding of 779,992,817 (39.38%) NADL shares at a cost of A$6,961,816. As at June 30, 2009, the equity losses were A$141,798 and the carrying value of the NADL investment was A$6,820,018.

15.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events through August 7, 2009 and has determined that there were no subsequent events or transactions which would require recognition or disclosure in the consolidated financial statements, other than noted herein.

As described in note 14, the Company has a current takeover offer for NADL. Since balance date, the Company has continued to receive acceptances to its takeover offer and at August 6, 2009 (close of offer), held 55% of the issued and outstanding shares of NADL for a total cost of A$11.6 million (approx. US$9.3 million). As a result, NADL became a subsidiary of the Company post June 30, 2009 and will be consolidated into the financial statements of the Company during the quarter ended September 30, 2009.

In July 2009, the Company took a private placement from Northern Capital Resources Corporation (“NCRC”), a Nevada Corporation. NCRC holds a substantial interest in Golden River Resources Corporation (“GRR”) and GRR holds a 52% interest (increasing to 68.7%) in TSX listed Acadian Mining Corporation, which has significant gold and base metal interests in Canada. The Company acquired 19,441,925 issued and outstanding shares in NCRC at a cost of US$3.9 million.

LEGEND INTERNATIONAL HOLDINGS, INC.
(An Exploration Stage Company)

Financial Statements

December 31, 2008, 2007 and 2006

(with Report of Independent Registered Public Accounting Firm)

CONTENTS

Page

Report of Independent Registered Public Accounting Firm	F-17
Balance Sheet	F-18
Statements of Operations	F-19
Statements of Stockholders’ Equity (Deficit)	F-20 – F-21
Statements of Cash Flows	F-22
Notes to Financial Statements	F-23– F-49

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Legend International Holdings, Inc

We have audited the accompanying balance sheet of Legend International Holdings, Inc (An Exploration Stage Company) as of December 31, 2008 and 2007, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years ended December 31, 2008, 2007, and 2006 and the cumulative amounts from inception, January 5, 2001 through December 31, 2008.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Legend International Holdings, Inc. at December 31, 2008, and 2007, and the results of its operations and its cash flows for the periods indicated above in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2008 based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated September 2, 2009 expressed an unqualified opinion thereon.

New York, NY	PKF
September 2, 2009	Certified Public Accountants
A Professional Corporation

LEGEND INTERNATIONAL HOLDINGS, INC.
(An Exploration Stage Company)
Balance Sheet
December 31, 2008

	2008 A$	2007 A$	Convenience Translation 2008 US$
ASSETS

Current Assets:
Cash	119,277,536	17,088,190	82,384,994
Receivables (note 12)	2,843,331	507,264	1,963,889
Prepayments	371,499	110,840	256,595
Inventories	92,194	-	63,678
Trading Securities (note 11)	780,946	-	539,399
Total Current Assets	123,365,506	17,706,294	85,208,555

Non-Current Assets:
Property and Equipment, net (note 3)	5,320,625	158,177	3,674,955
Deposits (note 5)	793,712	130,000	548,217
Receivables (note 12)	555,668	-	383,800
Prepayments	40,194	-	27,762
Total Non-Current Assets	6,710,199	288,177	4,634,734

Total Assets	130,075,705	17,994,471	89,843,289

LIABILITIES

Current Liabilities:
Accounts payable and accrued expenses	2,386,575	671,384	1,648,407
Lease liability (note 10)	186,785	273,740	129,013
Total Current Liabilities	2,573,360	945,124	1,777,420

Non Current Liabilities:
Reclamation and Remediation Provision (note 9)	206,192	90,000	142,417
Lease liability (note 10)	537,008	-	370,911
Total Non Current Liabilities	743,200	90,000	513,328

Total Liabilities	3,316,560	1,035,124	2,290,748

Commitments and Contingencies (Notes 8, 9 and 14)
Stockholders’ Equity
Common stock: US$.001 par value 300,000,000 shares authorised
226,315,392 and 176,868,825 shares issued and outstanding	275,076	222,787	189,995
Additional Paid-in-Capital	154,661,002	30,691,933	106,824,354
Other Comprehensive Gain	38,490	38,490	26,585
Retained Deficit during development period	(839,463)	(839,463)	(579,817)
Retained Deficit during exploration period	(27,375,960)	(13,154,400)	(18,908,576)

Total Stockholders’ Equity	126,759,145	16,959,347	87,552,541

Total Liabilities and Stockholders’ Equity	130,075,705	17,994,471	89,843,289

The accompanying notes are integral part of the financial statements.

LEGEND INTERNATIONAL HOLDINGS, INC.
(An Exploration Stage Company)
Statements of Operations

	For the years Ended December 31			Convenience Translation	January 5, 2001 (Inception) to December 31,
	2006 A$	2007 A$	2008 A$	2008 US$	2008 A$
Revenues:

Sales	-	-	-	-	6,353
less cost of sales	-	-	-	-	(1,362)

Gross profit	-	-	-	-	4,991

Other income
Interest income – related entity	-	-	49,931	34,487	49,931
Interest income – other	1,930	22,183	3,669,440	2,534,482	3,695,498
Other	-	-	6,534	4,513	6,534
	1,930	22,183	3,725,905	2,573,482	3,751,963

Costs and expenses:
Legal, professional and accounting	89,351	213,063	707,444	488,632	1,055,904
Exploration expenditure	3,811,385	5,132,000	8,780,037	6,064,372	17,723,422
Aircraft maintenance	-	-	278,826	192,585	278,826
Stock based compensation	115,307	375,740	5,185,743	3,581,793	6,332,640
Interest expense	41,371	62,196	32,715	22,596	144,846
Impairment of investment	-	-	326,526	225,532	326,526
Net gain on revaluation of trading securities	-	-	(70,874)	(48,953)	(70,874)
Administration expenses	479,093	2,756,935	8,096,798	5,592,457	11,410,442
Total expenses	(4,536,507)	(8,539,934)	(23,337,215)	(16,119,014)	(37,201,732)

(Loss) from operations	(4,534,577)	(8,517,751)	(19,611,310)	(13,545,532)	(33,444,778)
Foreign currency exchange gain/(loss)	(40,017)	(120,378)	5,389,750	3,722,700	5,229,355
(Loss) before income taxes	(4,574,594)	(8,638,129)	(14,221,560)	(9,822,832)	(28,215,423)

Provision for income taxes	-	-	-	-	-

Net (loss)	(4,574,594)	(8,638,129)	(14,221,560)	(9,822,832)	(28,215,423)

Basic and diluted loss per common shares	(0.06)	(0.06)	(0.07)	(0.05)	(0.44)

Weighted average number of common shares used in per share calculations	75,229,664	146,739,872	204,500,520	204,500,520	64,491,851

The accompanying notes are integral part of the financial statements.

LEGEND INTERNATIONAL HOLDINGS, INC.
(An Exploration Stage Company)
Statements of Stockholders' Equity (Deficit)
for the period ended December 31, 2008

	Common Stock
	Shares	Par Value A$	Additional Paid-In Capital A$	Retained (Deficit) During the Exploration Period A$	Retained (Deficit) During the Development Period A$	Other Comprehensive Gain A$	Stockholders’ Equity (Deficit) A$
Balance, January 5, 2001	-	-	-	-	-	-	-

Shares issued to founder for organisation cost and services at US$0.05 per shares	4,297,500	5,550	118,896	-	-	-	124,446
Shares Issued for services rendered at US$0.05 per share	146,250	189	4,046	-	-	-	4,235
Shares Issued for Cash	616,500	796	17,056	-	-	-	17,852

Net Loss	-	-	-	-	(131,421)	-	(131,421)
Balance, December 31, 2001	5,060,250	6,535	139,998	-	(131,421)	-	15,112

Shares Issued for Cash	225,000	291	6,225	-	-	-	6,516
Shares Issued for Officer’s Compensation	11,250,000	14,529	148,359	-	-	-	162,888

Net Loss	-	-	-	-	(182,635)	-	(182,635)
Balance, December 31, 2002	16,535,250	21,355	294,582	-	(314,056)	-	1,881

Shares Issued for services rendered at US$0.022 per share	5,026,500	6,491	139,065	-	-	-	145,556

Net Loss	-	-	-	-	(156,965)	-	(156,965)
Balance, December 31, 2003	21,561,750	27,846	433,647	-	(471,021)	-	(9,528)

Shares Issued for services rendered at US$0.022 per share	2,004,750	2,589	55,464	-	-	-	58,053
Options Issued for services	-	-	160,672	-	-	-	160,672
Loan forgiveness-former major shareholder	-	-	12,144	-	-	-	12,144

Net Loss	-	-	-	-	(234,611)	-	(234,611)
Balance, December 31, 2004	23,566,500	30,435	661,927	-	(705,632)	-	(13,270)
Shares issued on cashless exercise of options	17,085,938	22,066	(22,066)	-	-	-	-
Net Loss	-	-	-	-	(75,508)	-	(75,508)
Balance, December 31, 2005	40,652,438	52,501	639,861	-	(781,140)	-	(88,778)
Share issued on cashless exercise of options	72,281,329	93,336	(93,336)	-	-	-	-
Shares and options issued under settlement agreement	112,500	144	35,272	-	-	-	35,416
Shares issued for cash	12,756,734	16,524	3,854,843	-	-	-	3,871,367
Cost of share issues	-	-	(128,376)	-	-	-	(128,376)
Amortisation of Options under stock option plan	-	-	115,307	-	-	-	115,307
Net unrealized gain on foreign exchange translation	-	-	-	-	-	38,490	38,490
Net Loss	-	-	-	(4,516,271)	(58,323)	-	(4,574,594)
Balance, December 31, 2006	125,803,001	162,505	4,423,571	(4,516,271)	(839,463)	38,490	(731,168)

LEGEND INTERNATIONAL HOLDINGS, INC.
(An Exploration Stage Company)
Statements of Stockholders' Equity (Deficit)
for the period ended December 31, 2008
(continued)

	Common Stock
	Shares	Par Value A$	Additional Paid-In Capital A$	Retained (Deficit) During the Exploration Period A$	Retained (Deficit) During the Development Period A$	Other Comprehensive Gain A$	Stockholders’ Equity (Deficit) A$
Shares issued for cash	476,886,624	56,438	25,684,666	-	-	-	25,741,104
Cost of share issues	-	-	(1,675,111)	-	-	-	(1,675,111)
Shares issued for consulting fees	2,604,200	2,984	1,001,122	-	-	-	1,004,106
Shares issued on cashless exercise of options	75,000	85	(85)	-	-	-	-
Shares issued as a result of delay in lodgement of registration statement	200,000	230	364,575	-	-	-	364,805
Shares issued for part-settlement of the acquisition of rights to exploration licences under agreement	500,000	545	517,455	-	-	-	518,000
Amortization of options under stock option plan	-	-	375,740	-	-	-	375,740
Net Loss	-	-	-	(8,638,129)	-	-	(8,638,129)
Balance, December 31, 2007	176,868,825	222,787	30,691,933	(13,154,400)	(839,463)	38,490	16,959,347
Shares issued for cash	42,000,000	44,011	109,984,282	-	-	-	110,028,293
Cost of share issues		-	(5,964,346)	-	-	-	(5,964,346)
Shares issued on cashless exercise of options	1,522,358	1,701	(1,701)	-	-	-	-
Shares issued on exercise of options	5,435,600	5,999	13,717,586	-	-	-	13,723,585
Shares issued for consulting fees	30,800	33	147,555	-	-	-	147,588
Shares issued under registration rights agreement	457,809	545	899,950	-	-	-	900,495
Amortization of options under stock option plan	-	-	5,185,743	-	-	-	5,185,743
Net Loss	-	-	-	(14,221,560)	-	-	(14,221,560)
Balance, December 31, 2008	226,315,392	275,076	154,661,002	(27,375,960)	(839,463)	38,490	126,759,145

The accompanying notes are integral part of the financial statements.

LEGEND INTERNATIONAL HOLDINGS, INC.
(An Exploration Stage Company)
Statement of Cash Flows

	For the years Ended December 31			Convenience Translation	January 5, 2001 (Inception) to December 31,
	2006 A$	2007 A$	2008 A$	2008 US$	2008 A$
CASH FLOWS FROM OPERATING ACTIVITIES:

Net Loss	(4,574,594)	(8,638,129)	(14,221,560)	(9,822,831)	(28,215,423)

Adjustments to reconcile net loss to net cash (used) by operating activities:
Foreign exchange	40,017	120,378	(5,389,750)	(3,722,700)	(5,230,698)
Gain in revaluation of trading securities		-	(70,874)	(48,953)	(70,874)
Shares and Options issued for Stock Based Compensation
- Employees	115,307	375,740	5,185,743	3,581,793	6,332,641
- Consultants	-	383,833	147,588	101,939	531,421
- Exploration Agreement	-	518,000	326,526	225,531	844,526
- Registration Payment Arrangements	-	364,805	900,494	621,971	1,265,299
Provision for rehabilitation	-	90,000	116,192	80,254	206,192
Depreciation	1,021	19,949	202,943	140,173	223,913
Interest receivable	34,800	-	(49,931)	(34,488)	(49,931)
Accrued interest added to principal		-	-	-	37,282
Net Change in:
Receivables	(169,271)	(388,634)	(2,891,735)	(1,997,321)	(3,449,640)
Prepayments and deposits	(104,559)	(136,281)	(964,563)	(666,224)	(1,205,403)
Inventories	-	-	(92,194)	(63,679)	(92,194)
Accounts Payable and Accrued Expenses	532,144	245,171	1,441,270	995,485	2,251,253
Net Cash (Used) In Operating Activities	(4,125,135)	(7,045,168)	(15,359,851)	(10,608,050)	(26,621,636)

CASH FLOWS FROM INVESTING ACTIVITIES:

Investment in Trading Securities	-	-	(710,072)	(490,446)	(710,072)
Acquisition of Subsidiary	-	-	(326,526)	(225,531)	(326,526)
Purchase of Property, Equipment and Motor Vehicles	(12,273)	(142,292)	(4,640,717)	(3,205,343)	(4,795,282)
Net Cash (Used) In Investing Activities	(12,273)	(142,292)	(5,677,315)	(3,921,320)	(5,831,880)

CASH FLOWS FROM FINANCING ACTIVITIES:

Advances Payable - Affiliates	1,245,345	(1,271,501)	-	-	(26,156)
Repayment of Convertible Debenture	-	-	-	-	(130,310)
Repayment of Shareholder Advance	-	-	-	-	(641)
Proceeds from Convertible Debenture Payable	-	-	-	-	130,310
Shareholder Advance	-	-	-	-	6,621
Proceeds from Issuance of Stock	3,871,367	25,741,103	123,751,878	85,475,422	153,388,716
Cost of share issues	(128,376)	(1,033,749)	(5,964,347)	(4,119,575)	(7,126,472)
Net Borrowing/Repayments from Affiliates	(11,131)	-	-	-	50,003
Net Cash Provided fby financing activities	4,977,205	23,435,853	117,787,531	81,355,847	146,292,071

Effect of Exchange Rate changes on Cash	-	-	5,438,981	3,756,704	5,438,981

Net Increase in Cash	839,797	16,248,393	102,189,346	70,582,181	119,277,536

Cash at Beginning of Period	-	839,797	17,088,190	11,802,813	-

Cash at End of Period	839,797	17,088,190	119,277,536	82,384,994	119,277,536

Supplemental Disclosures:
Cash paid for interest	-	62,196	32,715	22,596	94,911
Cash paid for income taxes	-	-	-	-	-
Stock and options issued for services	150,723	641,361	147,588	101,939	1,595,523
Accrued interest and stockholder advances charged to paid in capital	-	12,744	-	-	12,744
Stock issued for exploration agreement	-	518,000	-	-	518,000
Stock issued for registration payment arrangement	-	364,805	900,494	621,971	1,265,299
Equipment obtained through a capital lease	-	24,581	705,841	487,524	730,422
Capital lease obligation for exploration costs	-	362,462	-	-	-
Interest in relation to capital lease for exploration costs	-	42,313	-	-	42,313
Fair value of warrants in connection with issuance of capital stock	-	-	1,330,852	919,219	1,300,852

The accompanying notes are integral part of the financial statements.

LEGEND INTERNATIONAL HOLDINGS, INC.
(An Exploration Stage Company)
Notes to Financial Statements

1.             ORGANISATION AND BUSINESS

Legend International Holdings, Inc, ("the Company"), was incorporated under the laws of the State of Delaware on January 5, 2001.

The Company has never generated any significant revenues from operations and is still considered an exploration stage company.  The Company was initially formed to engage in the business of selling compatible inkjet cartridges and refill kits on the Internet for the consumer printer market.  In March 2003, management of the Company decided to engage in the business of building and acquiring controlling or other interests in one or more companies engaged in the contract sales and distribution of specialty medical products, and raise additional capital for this purpose.  Neither business was successful and operations of both were eventually discontinued.  During fiscal 2004, management of the Company developed a plan of operations to acquire income-producing real property.  The Company did not acquire any properties pursuant to such plan.

Following a change of management in November 2004, the Company developed a new plan of operations for fiscal 2006, which is to engage in mineral exploration and development activities.  The Company's current business plan calls for the identification of mineral properties where it can obtain secure title to exploration, development and mining interests. The Company’s preference is to identify large minerals deposits with low operating costs. The Company is prepared to consider the exploration, development and mining of profitable base metal interests.  At the beginning of 2006, the Company expanded its areas of interest to include diamond exploration activities and in July 2006, the Company completed the acquisition of certain diamond mining tenements in Northern Australia. Since that time, the Company has identified that those mining tenements in Northern Australia also have potential for uranium and base metals. In November 2007, the Company acquired mining tenements prospective for phosphate in the State of Queensland, Australia.

On June 3, 2008, Legend issued 42,000,000 shares of common stock at a placement price of US$2.50 per share raising A$110,028,293 (US$105,000,000). The direct costs of the offering totalled A$5,920,448.During the third quarter of 2008, 5,000,000 options were exercised at a  price of US$2.50 per share The total amount received was A$13,672,091 (US$12,350,000).

The Company has revised its project strategy for its phosphate project due to the current financial and economic climate. The strategy aims to deliver positive operational cash flow as soon as possible with a reduced capital outlay and the ability to pay for any required infrastructure from this cash flow. To achieve this aim a three stage approach has been adopted:

•
Stage 1 - To focus on drilling near surface, high grade phosphate ore to delineate tonnage of direct shipping grade material that requires little or no  beneficiation  to export  phosphate rock from the D-Tree phosphate deposit by the 4th quarter of 2009.

•
Stage 2 - Ramp up export of phosphate rock to 5 million tonnes per annum by 2012 beginning at the end of 4th quarter 2009,  sourced from a combination  of either Lady  Annie, D-Tree, Lady Jane, Lily & Sherrin Creek or any other phosphate deposits of which Legend has an interest.

•	Stage 3 - Production of value added phosphate fertiliser products such as phosphoric acid, MAP, DAP and TSP.

Previously Legend was conducting a study with GHD to investigate the option of using a slurry pipeline to transport beneficiated product to the Port of Karumba. This option has now been abandoned due to high cost and port logistics. The transport option now considered feasible is via rail from Mt. Isa to the Port of Townsville. Legend is now conducting its own studies closely with the Indian Farmers Fertiliser Cooperative (IFFCO) and various external consultants on all aspects of the project including studies into metallurgy, geology, environment, mining, transport and infrastructure. These studies will form the basis of a final feasibility study. Worley Parsons is also working in association with Legend on various aspects of the project. Worley Parsons is a major international group with extensive experience offering technical, project and operational support in the resources and energy sector.

Exploration Stage Enterprise

The Company complies with FASB Statement No. 7 its characterization of the company as an exploration stage enterprise. The Company is devoting all of its present efforts in securing and establishing its exploration business through field sampling and drilling programs in the State of Queensland and the Northern Territory of Australia.

2.              RECENT ACCOUNTING PRONOUNCEMENTS

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements which provides enhanced guidance for using fair value to measure assets and liabilities. SFAS No. 157 provides a common definition of fair value and establishes a framework to make the measurement of fair value in generally accepted accounting principles more consistent and comparable. SFAS No. 157 also requires expanded disclosures to provide information about the extent to which fair value is used to measure assets and liabilities, the methods and assumptions used to measure fair value, and the effect of fair value measures on earnings. SFAS No. 157 is effective for financial statements issued in fiscal years beginning after November 15, 2007 and for interim periods within those fiscal years. In February 2008, the FASB staff issued Staff Position No. 157-2 ”Effective date of FASB Statement No. 157” (“FSP FAS 157-2”). FSP FAS 157-2 delayed the effective date of FAS 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognised or disclosed at fair value in the financial statements on a recurring basis (at least annually). The provisions of FSP FAS 157-2 are effective for the Company’s fiscal year beginning January 1, 2009. In October 2008, the FASB issued FSP No. FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (“FSP FAS 157-3”), which clarifies the application of FASB Statement No. 157, “Fair Value Measurements” (“FAS 157”) in an inactive market. The intent of this FSP is to provide guidance on how the fair value of a financial asset is to be determined when the market for that financial asset is inactive. The provisions of FSP FAS 157-3 are effective for the Company’s fiscal year beginning January 1, 2009. The adoption of this pronouncement and interpretation has not and is not expected to have a material impact on the Company’s future reported financial position or results of operations.

In February 2007 the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-Including an Amendment of FASB Statement No. 115”, which permits companies to choose to measure many financial instruments and certain other items at fair value. SFAS 159 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The adoption of this statement is not expected to have a material impact on the Company’s future reported financial position or results of operations.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS 141(R)”), which replaces SFAS 141. SFAS 141(R) requires assets and liabilities acquired in a business combination, contingent consideration, and certain acquired contingencies to be measured at their fair values as of the date of acquisition. SFAS 141(R) also requires that acquisition-related costs and restructuring costs be recognized separately from the business combination. SFAS 141(R) is effective for the Company’s fiscal year beginning January 1, 2009 and will be applied prospectively. SFAS 141(R) will have an impact on our accounting for any future business combinations.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51” (“SFAS 160”). SFAS 160 clarifies the accounting for noncontrolling interests and establishes accounting and reporting standards for the noncontrolling interest in a subsidiary, including classification as a component of equity. SFAS 160 is effective for the fiscal year beginning January 1, 2009. The Company does not currently have any minority interests.

In March 2008, the FASB issued SFAS No. 161 “Disclosure about Derivative Instruments and Hedging Activities - an amendment of FASB statements No. 133” (“SFAS 161”) which provides revised guidance for enhanced disclosures about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under FAS 133, and how derivative instruments and the related hedged items affect and entity’s financial position, financial performance and cash flows. SFAS 161 is effective for the Company’s fiscal year beginning January 1, 2009. The Company does not currently have any derivative instruments and is not involved in any hedging activities.

In April 2008, the FASB issued FSP No. FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP 142-3”) which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, “Goodwill and Other Intangible Assets” (“FAS 142”). The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under FAS 142 and the period of expected cash flows used to measure the fair value of the asset under FASB Statement No. 141, “Business Combinations” (“FAS 141”). FSP 142-3 is effective for the Company’s fiscal year beginning January 1, 2009 and will be applied prospectively to intangible assets acquired after the effective date. The Company does not expect the adoption of FSP 142-3 to have an impact on the Company’s financial position, results of operations or cash flows.

In November 2008, the EITF reached consensus on Issue No. 08-6, “Equity Method Investment Accounting Considerations” (“EITF 08-6”), which clarifies the accounting for certain transactions and impairment considerations involving equity method investments. The intent of EITF 08-6 is to provide guidance on (i) determining the initial carrying value of an equity method investment, (ii) performing an impairment assessment of an underlying indefinite-lived intangible asset of an equity method investment, (iii) accounting for an equity method investee’s issuance of shares, and (iv) accounting for a change in an investment from the equity method to the cost method. EITF 08-6 is effective for the Company’s fiscal year beginning January 1, 2009 and is to be applied prospectively. The Company is currently evaluating the potential impact of adopting this EITF on the Company’s financial position or results of operation.

In April 2009, the FASB issued FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments” (“FSP FAS 107-1 and APB 28-1”). FSP FAS 107-1 and APB 28-1 amends SFAS No. 107, “Disclosures About Fair Value of Financial Instruments”), to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. FSP FAS 107-1 and APB 28-1 also amends APB Opinion No. 28, “Interim Financial Reporting”, to require those disclosures in summarized financial information at interim reporting periods. FSP FAS 107-1 and APB 28-1 are effective for interim reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. FSP FAS 107-1 and APB 28-1 does not require disclosures for earlier periods presented for comparative purposes at initial adoption. In periods after initial adoption, FSP FAS 107-1 and APB 28-1 requires comparative disclosures only for periods ending after initial adoption. The adoption of FSP FAS 107-1 and APB 28-1 is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

In April 2009, the FASB issued FSP FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” (“FSP FAS 115-2 and FAS 124-2”). FSP FAS 115-2 and FAS 124-2 amends the other-than-temporary impairment guidance for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. FSP FAS 115-2 and FAS 124-2 does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. FSP FAS 115-2 and FAS 124-2 is effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. FSP FAS 115-2 and FAS 124-2 does not require disclosures for earlier periods presented for comparative purposes at initial adoption. In periods after initial adoption, FSP FAS 115-2 and FAS 124-2 requires comparative disclosures only for periods ending after initial adoption. The adoption of FSP FAS 115-2 and FAS 124-2 is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

In April 2009, the FASB issued FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“FSP FAS 157-4”). FSP FAS 157-4 provides additional guidance for estimating fair value in accordance with SFAS No. 157, “Fair Value Measurements”, when the volume and level of activity for the asset or liability have significantly decreased. FSP FAS 157-4 also includes guidance on identifying circumstances that indicate a transaction is not orderly. FSP FAS 157-4 is effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. FSP FAS 157-4 does not require disclosures for earlier periods presented for comparative purposes at initial adoption. In periods after initial adoption, FSP FAS 157-4 requires comparative disclosures only for periods ending after initial adoption. The adoption of FSP FAS 157-4 is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

In May 2009, the Financial Accounting Standards Board (“FASB”), issued SFAS No. 165, Subsequent Events (“SFAS No. 165”). SFAS No. 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued.  SFAS No. 165 requires an entity to recognize in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet. For unrecognized subsequent events that must be disclosed to keep the financial statements from being misleading, an entity will be required to disclose the nature of the event as well as an estimate of its financial effect, or a statement that such an estimate cannot be made. In addition, SFAS No. 165 requires an entity to disclose the date through which subsequent events have been evaluated. SFAS No. 165 is effective for the interim or annual financial periods ending after June 15, 2009. The Company plans to adopt SFAS 165 effective for the quarter ended June 30, 2009. The adoption of this statement is not expected to have a material impact on our financial condition, results of operations, or cash flows.

In June 2009, the FASB issued SFAS No. 168, “The ‘FASB Accounting Standards Codification’ and the Hierarchy of Generally Accepted Accounting Principles” (“SFAS 168”). SFAS 168 establishes the “FASB Accounting Standards Codification” (“Codification”), which officially launched July 1, 2009, to become the source of authoritative U.S. generally accepted accounting principles (“GAAP”) recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. The subsequent issuances of new standards will be in the form of Accounting Standards Updates that will be included in the Codification. Generally, the Codification is not expected to change U.S. GAAP. All other accounting literature excluded from the Codification will be considered nonauthoritative. SFAS 168 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. We will adopt SFAS 168 for our quarter ending September 30, 2009. We are currently evaluating the effect on our financial statement disclosures as all future references to authoritative accounting literature will be references in accordance with the Codification.

3.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Mineral Property Acquisition and Exploration Costs

Mineral property acquisition, exploration and development costs are expensed as incurred until such time as economic reserves are quantified.  To date, the Company has not  established any proven or  probable  reserves on its mineral properties. When it is determined that a mining deposit can be economically and legally extracted or produced based on established proven and probable reserves, further exploration costs and development costs incurred after such determination will be capitalized. The establishment of proven and probable reserves is based on results of final feasibility studies which indicate whether a property is economically feasible. Upon commencement of commercial production, capitalized costs will be transferred to the appropriate asset category and amortized over their estimated useful lives. Capitalized costs, net of salvage values, relating to a deposit which is abandoned or considered uneconomic for the foreseeable future, will be written off.

Stock Options

For the issuances of stock options, the Company follows the fair value provisions of Financial Accounting Standards No. 123(R) “Share Based Payments”. SFAS 123(R) requires the company to measure the cost of employee services received in exchange for an award of equity instruments based on grant date fair value.  The cost will be recognised over the period during which an employee is required to provide service in exchange for the award – usually the vesting period.  In the case where there is no required service period, the fair value of the equity instruments is expensed immediately.

Inventories

Materials and Supplies

Materials and supplies are valued at the lower of average cost or net realizable value. The carrying value of inventory as at December 31, 2008 was A$92,194 ( US$63,678)

Loss per Common Share

Basic loss per share is computed on the basis of the weighted average number of common shares outstanding during each year. Diluted loss per share is not presented as the effect of Common Stock equivalents would be anti dilutive.

Property and Equipment

Property and equipment is stated at cost.  The Company records depreciation and amortization, when appropriate, using straight-line method over the estimated useful lives of the assets. Expenditures for maintenance and repairs are charged to expense as incurred.   Additions, major renewals and replacements that increase the property's useful life are capitalized.  Property sold or retired, together with the related accumulated depreciation is removed from the appropriate accounts and the resultant gain or loss is included in net income (loss).

		At December 31, 2008			At December 31, 2007
	Depreciable Life (in years)	Cost A$	Accumulated Depreciation A$	Net Book Value A$	Cost A$	Accumulated Depreciation A$	Net Book Value A$
Land		1,101,358	-	1,101,358
Buildings	40	1,435,249	(3,828)	1,431,421
Leasehold Improvements	1-2	178,944	(6,385)	172,559	16,732	(105)	16,627
Motor Vehicles	5	897,482	(64,970)	832,512	104,782	(13,114)	91,668
Equipment	1-10	435,340	(50,559)	384,781	57,633	(7,751)	49,882
Lear Jet	5	1,270,869	(98,171)	1,172,698	-	-	-
Construction in Progress		225,296	-	225,296	-	-	-
		5,544,538	(223,913)	5,320,625	179,147	(20,970)	158,177

The depreciation expense for the year ended December 31, 2008 amounted to A$202,943 (US$140,172), the year ended December 31, 2007 A$19,949 and the year ended December 31, 2006 A$1,021.

Cash

Cash consists of all cash balances and highly liquid investments with an original maturity of three months or less. Because of the short maturity of these investments, the carrying amounts approximate their fair value.

Fair Value of Financial Instruments

Financial Accounting Standards Board Statement No. 107,  "Disclosures about Fair Value of Financial  Instruments",  requires the Company to disclose,  when  reasonably attainable,  the fair  market  values of its  assets and  liabilities  which are deemed to be financial instruments. The Company's financial instruments consist primarily of cash, certain investments, receivables and payables. The Company believes that the fair value of the Company’s financial instruments approximate their carrying values, unless otherwise noted.

Federal Income Tax

The Company accounts for income taxes pursuant to the provisions of the Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes", which requires an asset and liability approach to calculating deferred income taxes.  The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. For the period presented, there was no taxable income. There are no deferred income taxes resulting from temporary differences in reporting certain income and expense items for income tax and financial accounting purposes. The Company, at this time, is not aware of any net operating losses which are expected to be realised.

Foreign Currency Translation

The Company’s functional and reporting currency is the Australian dollar.  Revenue and expenses incurred in a currency other than the reporting currency, Australian dollars are translated at the date incurred or invoiced. Assets and liabilities are re-valued at the period end exchange rate where appropriate. Gains or losses form foreign currency transactions are included in the results of operations .Foreign currency exchange gain in 2008 is primarily as a result of the translation of cash maintained in US banking institutions and amounted to A$5,389,750 (US$3,722,700). Foreign currency exchange loss for 2007 amounted to A$120,378 and for 2006 the loss amounted to A$40,017.

Goods and Services Tax (“GST”)

Revenues, expenses and assets generated in Australia are subject to Australian GST which requires the supplier to add a 10% GST to predominately all expenses and the cost of assets and for the Company to include a 10% GST to the selling price of a product. Revenues, expenses and assets are recognized net of the amount of GST except where the GST incurred on a purchase of goods and services is not recoverable from the taxation authority, in which case the GST is recognized as part of the cost of acquisition of the assets or as part of the expense item as applicable, and receivables and payables are stated with the amount of GST included. The net amount of GST recoverable from, or payable to, the taxation authority is included as part of receivables or payables in the balance sheet. Cash flows are included in the cash flow statement on a gross basis and the GST component of cash flows arising from investing and financing activities which is recoverable from, or payable to, the taxation authority are classified as operating cash flows. Commitments and contingencies are disclosed net of the amount of GST recoverable from, or payable to, the taxation authority

Reclamation and Remediation Obligations (Asset Retirement Obligations)

Reclamation costs are allocated to expense over the life of the exploration activity and are periodically adjusted to reflect changes in the estimated present value resulting from the passage of time and revisions to the estimates of either the timing or amount of the reclamation and remediation costs. The asset retirement obligation is based on when the spending for an existing environmental disturbance will occur. The Company reviews, on at least an annual basis, the asset retirement obligation at each exploration site.

Future remediation costs are accrued based on management’s best estimate at the end of each period of the costs expected to be incurred. Such cost estimates include, where applicable, plugging of drill holes, removal of consumerables and ripping of drill pads and tracks. Changes in estimates are reflected in earnings in the period an estimate is revised.

Accounting for reclamation and remediation obligations requires management to make estimates unique to each exploration operation of the future costs the Company will incur to complete the reclamation and remediation work required to comply with existing laws and regulations. Actual costs incurred in future periods could differ from amounts estimated. Additionally, future changes to environmental laws and regulations could increase the extent of reclamation and remediation work required. Any such increases in future costs could materially impact the amounts charged to earnings for reclamation and remediation.

Concentrations of credit risk

The Company monitors its position with, and the credit quality of, the financial institution it invests with. As of the balance sheet date, and periodically throughout the year, the Company has maintained balances in various operating accounts in excess of federally insured limits.

Convenience Translation to US$

The consolidated financial statements as of and for the year ended December 31, 2008 have been translated into United States dollars using the rate of exchange of the United States dollar at December 31, 2008 (A$1.00=US$0.6907). The translation was made solely for the convenience of readers in the United States.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure on contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Comparative Figures

Where necessary, comparative figures have been restated to be consistent with current year presentation.

4.              CONCENTRATIONS OF RISKS

Cash Balances

The Company maintains a portion of its cash in US banking institutions insured by the Federal Deposit Insurance Corporation (FDIC). This government corporation insured balances up to US$100,000 through October 13, 2008.  As of October  14, 2008 all  non-interest bearing transaction deposit accounts at an FDIC-insured  institution,  including all personal and business  checking  deposit accounts that do not earn interest, are fully insured for the entire amount in the deposit  account.  This unlimited insurance coverage is temporary and will remain in effect for participating institutions until December 31, 2009.  All other deposit accounts at FDIC-insured institutions are insured up to at least US$250,000 per depositor until December 31, 2009. On January 1, 2010, FDIC deposit insurance for all deposit accounts, except for certain retirement accounts, will return to at least US$100,000 per depositor. Insurance coverage for certain retirement accounts, which include all IRA deposit accounts, will remain at US$250,000 per depositor. At December 31, 2008, the Company held US$14,620,616 in interest bearing accounts in US banking institutions.

Cash at bank in Australia is guaranteed by the Federal Government of Australia to a maximum of A$1,000,000. For amounts over that, a fee of 0.7% is charged. The Company has taken out the Federal Government of Australia insurance policy for amounts in excess of A$1,000,000.

5.             DEPOSITS

Deposits held by the Company as at December 31, 2008 and 2007:
	2008 A$	2007 A$

Term Deposit as security for a Banker’s Undertaking	642,109	-
Other	1,603	-

Cash deposits provided to Government Departments for the purpose of guaranteeing the Company’s performance in accordance with mining law	150,000	130,000
	793,712	130,000

6.             ACQUISITIONS IN MINERAL LICENCES AND JOINT VENTURE

On February 27, 2008, the Company entered into a Share Sale Agreement whereby the Company agreed to purchase all of the issued and outstanding shares of Teutonic Minerals Pty Ltd. As a result, Teutonic became a subsidiary of the Company from that date. Teutonic held an application for a mineral licence over phosphate in the Georgina Basin in the State of Queensland, Australia. The consideration payable to the vendors was A$300,000, and the Company granted the vendors a 1% gross revenue royalty from production from the mineral licence and incurred legal costs of A$26,526. The mineral licence application held by Teutonic was withdrawn on March 17, 2008 and replaced by a mineral application lodged by the Company. Teutonic had no other assets or liabilities. As at December 31, 2008 the net assets and liabilities acquired by the Company have no value. The consideration and legal costs of A$326,526 paid by the Company are included as impairment of investment in the accompanying Statement of Operations.

On October 27, 2008, the Company entered into a Heads of Agreement with Mt. Isa Metals Ltd. (“MET”) for the formation of an unincorporated Joint Venture (“JV”) over each party’s respective interest in tenements overlying the D-Tree phosphate deposit. Under the JV, Legend will contribute tenements EPM 14753, EPMA’s 17333, 17437, 17443 and 17446, and, MET will contribute tenement EPM 15763 (D-Tree West). Legend will manage and hold an 80% interest in the JV and MET will hold a 20% contributing interest in the JV. Significantly, the JV will also have access to plant and infrastructure at Legend’s 100% owned proposed Lady Annie phosphate development, which lies 9 miles to the east of D-Tree. The Heads of Agreement is to be replaced by a formal JV agreement, which is currently being negotiated. Under the joint venture, the Company as manager, incurs all costs and these are treated as exploration expenditure in the Company’s records. The Company invoices the joint venture partner for 20% of the joint venture expenditure and this is recorded as a joint venture recovery against the exploration expenditure. The joint venture has no assets and as liabilities are incurred in the name of the manager, the liabilities of the joint venture are included in accounts payable and accrued expenses. During 2008, the joint venture incurred exploration costs totalling approximately A$3,200,000 of which the Company has recorded its proportionate share (80%) of such costs which amounted to approximately A$2,550,000 which are included in exploration expenditure in the accompanying Statement of Operations. In addition, approximately A$650,000 is due from the joint venture partner at December 31, 2008 which is included in receivables in the accompanying Balance Sheet.

7.            STOCKHOLDERS EQUITY

Common Stock

In January 2001, 4,297,500 common shares were issued to the Company's founder for organization cost valued at A$124,446 (US$95,500), and 146,250 common shares were issued to a related party in exchange for consulting fee valued at A$4,235 (US$3,250).

In March 2002, 11,250,000 common shares were issued to the Company's founder in exchange for present and future services valued at A$162,888 (US$125,000).

In April 2002, the Company closed its offering under its registration statement filed with the United States Securities and Exchange Commission to sell up to 4,500,000 shares of its Common Stock at US$0.022 per share, which became effective on April 11, 2001. The Company sold 841,500 shares (616,500 shares in 2001 and a further 225,000 shares in 2002) of its Common Stock under the offering.

In 2003, a total of 5,026,500 common shares were issued to the Company's sole officer and director for services valued at A$145,556 (US$111,700) or A$0.029 (US$0.022) per share.

In 2004, a total of 2,004,750 common shares were issued to the Company’s former sole officer and director for services valued at A$58,053 (US$44,550) or A$0.029 (US$0.022) per share.

In December 2004, the Company issued to Renika Pty Limited (“Renika”), a company associated with Mr J I Gutnick, 20,250,000 options to be converted into 20,250,000 shares of Common Stock, at an exercise price of US$0.022 and a latest exercise date of December 2009 for services to be rendered to the Company.  The Company undertook a Black Scholes valuation of these options using a A$0.029 (US$0.022) exercise price, US$0.022 market price, 5 year life, risk free interest rate of 5.155% and a volatility of 16.7%.  The 20,250,000 options were valued at A$160,672 (US$123,300) or A$0.008 (US$0.006) each.  The stock options were issued for services rendered, to be rendered and for agreeing to provide financial assistance to the Company (not the actual provision of financial assistance).  The issue of the stock options was not contingent upon any further services or events.  The stock options are not forfeitable if the services or financial assistance are not provided.  Accordingly, the value of the stock options were expensed during 2004.

In September 2005, Renika exercised the 20,250,000 options using the cashless exercise feature and were issued 17,085,937 shares of Common Stock.

Effective as of December 12, 2005, the Board of Directors of Company approved the distribution to all stockholders for no consideration of an aggregate of 36,135,500 non-transferable options, each of which is exercisable to purchase one share of Common Stock of the Company at an exercise price of US$0.25 cents per share with a latest exercise date of December 31, 2012.  The options were issued on a pro-rata basis to all stockholders of record on December 31, 2005 on the basis of two (2) options for every one (1) share of Common Stock owned by a stockholder on the record date. The options may not be exercised until the shares underlying the options are registered under federal and state securities laws.

At December 31, 2005 the Company had outstanding 36,135,500 options and as at December 31, 2006, the Company had outstanding 1,388,280 options, each of which is exercisable to purchase one share of Common Stock at US$0.25 per share.  The options cannot be exercised, other than using the cashless exercise feature, until the Company registers the shares of Common Stock to be issued upon exercise of the options in accordance with the Securities Act of 1933, as amended and any applicable state securities laws. The only exception is in the case of a cashless exercise.

Effective July 21, 2006, Legend issued 71,730,079 shares of Common Stock to Renika Pty Ltd (“Renika”), a company associated with Mr. J I Gutnick, President of Legend, following the cashless exercise of 34,778,220 options. The shares of Common Stock issued are restricted shares.

Between September 19, 2006 and November 17, 2006, Legend issued 11,703,728 shares of Common Stock at a placement price of US$0.22 per share raising A$3,425,662. The securities were issued pursuant to a private placement and are issued in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended (“The Act”) under Section 4(2) of the Act.

Effective November 30, 2006, Legend issued a further 112,500 shares of Common Stock and 50,000 options with an exercise price of A$0.25 per option and a latest exercise date of December 12, 2012 for no consideration to settle outstanding matters with an external party. The Company has valued these shares and options at A$35,416.

Effective December 31, 2006, Legend issued a further 1,053,000 shares of Common Stock at a placement price of US$0.33 raising A$445,705 (US$351,000). The securities were issued pursuant to a private placement and are issued in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended (“the Act”) under Section 4 (2) of the Act.

In December 2006, 19,000 options issued with no exercise price were exercised and the Company issued 24,750 shares of Common Stock.

In December 2006, 351,000 options were exercised using the cashless exercise feature and the Company issued 526,500 shares of Common Stock.

Between January 1, 2007 and September 30, 2007, Legend issued a further 29,136,624 shares of Common Stock raising A$8,816,411 (US$7,226,906). The securities were issued pursuant to a private placement and are issued in reliance upon an exemption from the registration requirements of the Securities Act of 1933 as amended (“The Act”) under Section 4(2) of the Act.

Effective June 15, 2007, Legend issued a further 200,000 shares of Common Stock for consulting fees amounting to A$59,074 (US$50,000).

Between July 1, 2007 and September 30, 2007, Legend issued a further 2,150,200 shares of Common Stock for consulting fees amounting to A$614,469 (US$537,550).

On December 12, 2007, Legend issued a further 18,750,000 shares of Common Stock at a placement price of US$0.80 per share raising A$16,924,292 (US$15,000,000). The securities were issued pursuant to a private placement and are issued in reliance upon an exemption from the registration requirements of the Securities Act of 1933 as amended (“The Act”) under Section 4(2) of the Act.

Between October 1, 2007 and December 31, 2007, Legend issued a further 500,000 shares of Common Stock for part settlement of acquisition of exploration permits amounting to A$518,000 (US$475,000).

Between October 1, 2007 and December 31, 2007, Legend issued a further 254,000 shares for consulting fees amounting to A$330,564 (US$289,420).

Between October 1, 2007 and December 31, 2007, Legend issued a further 200,000 shares of Common Stock as a result of delays in lodging a registration statement amounting to A$364,805 (US$318,000).

Between January 1, 2008 and June 30, 2008, Legend issued a further 457,809 shares of common stock as a result of delays in lodging a registration statement amounting to A$900,494 (US$757,015).

On June 3, 2008, Legend issued 42,000,000 shares of common stock at a placement price of US$2.50 per share raising A$110,028,293 (US$105,000,000). The securities were issued pursuant to a private placement and are issued in reliance upon an exemption from the registration requirements of the Securities Act of 1933 as amended (“The Act”) under Section 4(2) of the Act. The direct costs of the offering totalled approximately A$5,920,448. As additional consideration, the Company issued to the agents 840,000 warrants to purchase common stock with an exercise price of US$2.50 per warrant. The warrants are exercisable at any time up to June 3, 2010. The fair value of the warrants was A$1,330,852 (US$919,219).

Between April 1, 2008 and June 30, 2008, 1,332,000 options were exercised using the cashless exercise feature and the Company issued 1,274,584 shares of common stock.

Between April 1, 2008 and June 30, 2008, 108,000 options were exercised for US$0.111, total amount received A$12,544 (US$11,988.00) and the Company issued 108,000 shares of common stock.

Between April 1, 2008 and June 30, 2008, Legend issued a further 30,800 shares for consulting fees amounting to A$147,588 (US$138,600).

Effective July 14, 2008, the Company entered into a Shares Option Agreement with the Indian Farmers Fertilizer Cooperative Limited (“IFFCO”) to finance the Company’s operations.

Under the Share Options Agreement, IFFCO received options to purchase 30 million shares of Common Stock of the Company on the following terms:

a.	5,000,000 options, at an exercise price of US$2.50 per share and expiring 60 days from July 11, 2008;
b.	8,000,000 options, at an exercise price of US$3.00 per share and expiring 12 months from July 11, 2008;
c.	8,000,000 options, at an exercise price of US$3.50 per share and expiring 18 months from July 11, 2008;
d.	9,000,000 options, at an exercise price of US$4.00 per share and expiring 24 months from July 11, 2008.

During the third quarter of 2008, the 5,000,000 options issued to IFFCO, at an exercise price of US$2.50 per share and expiring 60 days from July 11, 2008 were exercised on August 11, 2008 and pursuant to the Share Options Agreement, received a 1.2% discount on the exercise price. The total amount received was A$13,672,091 (US$12,350,000) and the Company issued 5,000,000 shares of common stock.

Between July 1, 2008 and December 31, 2008, 281,200 options were exercised using the cashless exercise feature and the Company issued 247,774 shares of common stock.

Between July 1, 2008 and December 31, 2008, an additional 327,600 options were exercised for US$0.111, total amount received A$51,494 (US$36,364) and the Company issued 327,600 shares of common stock.

Share Bonus Issue

Effective November 17, 2006, Legend issued one (1) new bonus share of Common Stock for every two (2) shares of Common Stock outstanding on the record at that date. The issue of the new bonus shares of Common Stock were on a pro-rate basis to all shareholders. As a result, the Company issued 27,599,722 shares of its Common Stock.

Effective December 31, 2006, Legend issued one (1) new bonus share of Common Stock for every two (2) shares of Common Stock outstanding on the record at that date. The issue of the new bonus shares of Common Stock were on a pro-rata basis to all shareholders. As a result, the Company issued 41,934,337 shares of its Common Stock.

The Company has accounted for these two bonus issues as a stock split and accordingly, all share and per share data has been retroactively restated.

Issue of Options under Equity Incentive Plan

(i)
Effective September 19, 2006, the Company issued 8,100,000 options over shares of Common Stock to Directors, Executives and Consultants under the 2006 Equity Incentive Plan that has been adopted by the Directors of the Company. The options will vest 1/3 after 12 months, 1/3 after 24 months and the balance of 1/3 after 36 months. The exercise price of the options is US$1.00 for the President and Chief Executive Officer and one other participant; and for all other participants, US$0.444 for 50% of the options and US$1.00 for the balance of 50% of the options. The latest exercise date for the options is September 19, 2016.

The Company has accounted for all options issued based upon their fair market value using the Binomial pricing model.

An external consultant has calculated the fair value of the 8,100,000 options using the Binomial valuation method using the following inputs:

Grant date	Sept 19, 2006	Sept 19, 2006	Sept 19, 2006	Sept 19, 2006	Sept 19, 2006	Sept 19, 2006
Grant date share price	US$0.222	US$0.222	US$0.222	US$0.222	US$0.222	US$0.222
Vesting date	Sept 19, 2007	Sept 19, 2007	Sept 19, 2008	Sept 19, 2008	Sept 19, 2009	Sept 19, 2009
Expected life in years	5.50	5.50	6.00	6.00	6.50	6.50
Risk-free rate	4.69%	4.69%	4.69%	4.69%	4.69%	4.69%
Volatility	60%	60%	60%	60%	60%	60%
Exercise price	US$0.444	US$1.00	US$0.444	US$1.00	US$0.444	US$1.00
Call option value	US$0.09	US$0.05	US$0.10	US$0.06	US$0.10	US$0.06

The Company adopted revised SFAS No.123, Share-Based payment, which addresses the accounting for share-based payment transactions in which a company receives employee services in exchange for (a) equity instruments of that company or (b) liabilities that are based on the fair value of the company’s equity instruments or that may be settled by the issuance of such equity instruments.

	Options	Option Price Per Share US$	Weighted Average Exercise Price US$
Outstanding at January 1, 2006	-	-	-
Granted	8,100,000	0.444-1.00	0.69
Forfeited	-	-	-
Outstanding at December 31, 2006	8,100,000	0.444-1.00	0.69
Granted	-	-	-
Forfeited	(1,575,000)	-	-
Outstanding at December 31, 2007	6,525,000	0.444-1.00	0.69
Granted	-	-	-
Forfeited	(337,500)	-	-
Outstanding at December 31, 2008	6,187,500	0.444-1.00	0.69
Options exercisable at December 31, 2008	4,124,988	0.444-1.00	0.69

The range of exercise price is US$0.444 to US$1.00 per option. The weighted average per option fair value of options granted during 2006 was US$0.07 and the weighted average remaining contractual life of those options is 7¾  years.

The total value of the outstanding unvested options at December 31, 2008 equates to A$48,135 (US$36,236) and is being amortised over the vesting periods.

For 2008, the amortization amounted to A$133,530 (US$100,522).

(ii)
Effective May 16, 2007, the Company issued 862,500 options over shares of Common Stock to employees under the 2006 Equity Incentive Plan that has been adopted by the Directors of the Company. The options will vest 1/3 after 12 months, 1/3 after 24 months and the balance of 1/3 after 36 months. The exercise price of the options is US$0.444 for 50% of the options and US$1.00 for the balance of 50% of the options. The latest exercise date for the options is May 16, 2017.

The Company has accounted for all options issued based upon their fair market value using the Binomial pricing model.

An external consultant has calculated the fair value of the 862,500 options using the Binomial valuation method using the following inputs:

Grant date	May 16, 2007	May 16, 2007	May 16, 2007	May 16, 2007	May 16, 2007	May 16, 2007
Grant date share price	US$0.25	US$0.25	US$0.25	US$0.25	US$0.25	US$0.25
Vesting date	May 16, 2008	May 16, 2008	May 16, 2009	May 16, 2009	May 16, 2010	May 16, 2010
Expected life in years	5.50	5.50	6.00	6.00	6.50	6.50
Risk-free rate	4.92%	4.92%	4.92%	4.92%	4.92%	4.92%
Volatility	60%	60%	60%	60%	60%	60%
Exercise price	US$0.444	US$1.00	US$0.444	US$1.00	US$0.444	US$1.00
Call option value	US$0.1111	US$0.064	US$0.117	US$0.072	US$0.124	US$0.079

	Options	Option Price Per Share US$	Weighted Average Exercise Price US$
Outstanding at January 1, 2007	-	-	-
Granted	862,500	0.444-1.00	0.69
Forfeited	(187,500)	-	-
Outstanding at December 31, 2007	675,000	0.444-1.00	0.69
Granted	-	-	-
Forfeited	(300,000)	-	-
Outstanding at December 31, 2008	375,000	0.444-1.00	0.69
Options exercisable at December 31, 2008	125,000	0.444-1.00	0.69

The range of exercise price is US$0.444 to US$1.00 per option. The weighted average per option fair value of options granted during 2007 was US$0.0945 and the weighted average remaining contractual life of those options is 8½ years. The forfeiture rate of 56.52% is based on personnel retention history for persons in this class of participants by AXIS Consultants Pty Ltd.

The total value of the outstanding unvested options at December 31, 2008 including employee retention factor equates to A$9,579 (US$7,970) and is being amortised over the vesting periods.

For 2008, the amortization amounted to A$17,086 (US$14,215).

(iii)
Effective September 10, 2007, the Company issued 300,000 options over shares of Common Stock to employees under the 2006 Equity Incentive Plan that has been adopted by the Directors of the Company. The options will vest 1/3 after 12 months, 1/3 after 24 months and the balance of 1/3 after 36 months. The exercise price of the options is US$0.444 for 50% of the options and US$1.00 for the balance of 50% of the options. The latest exercise date for the options is September 10, 2017.

The Company has accounted for all options issued based upon their fair market value using the Binomial pricing model.

An external consultant has calculated the fair value of the 300,000 options using the Binomial valuation method using the following inputs:

Grant date	Sept 10, 2007	Sept 10, 2007	Sept 10, 2007	Sept 10, 2007	Sept 10, 2007	Sept 10, 2007
Grant date share price	US$1.25	US$1.25	US$1.25	US$1.25	US$1.25	US$1.25
Vesting date	Sept 10, 2008	Sept 10, 2008	Sept 10, 2009	Sept 10, 2009	Sept 10, 2010	Sept 10, 2010
Expected life in years	5.50	5.50	6.00	6.00	6.50	6.50
Risk-free rate	4.637%	4.637%	4.637%	4.637%	4.637%	4.637%
Volatility	60%	60%	60%	60%	60%	60%
Exercise price	US$0.444	US$1.00	US$0.444	US$1.00	US$0.444	US$1.00
Call option value	US$0.98	US$0.79	US$1.00	US$0.81	US$1.01	US$0.83

	Options	Option Price Per Share US$	Weighted Average Exercise Price US$
Outstanding at January 1, 2007	-	-	-
Granted	300,000	0.444-1.00	0.69
Forfeited	-	-	-
Outstanding at December 31, 2007	300,000	0.444-1.00	0.69
Granted	-	-	-
Forfeited	-	-	-
Outstanding at December 31, 2008	300,000	0.444-1.00	0.69
Options exercisable at December 31, 2008	100,000	0.444-1.00	0.69

The range of exercise price is US$0.444 to US$1.00 per option. The weighted average per option fair value of options granted during 2007 was US$0.9033 and the weighted average remaining contractual life of those options is 8¾ years The forfeiture rate of 50% in the third year is based on personnel retention history for persons in this class of participants by AXIS Consultants Pty Ltd.

The total value of the outstanding unvested options at December 31, 2008 including employee retention factor equates to A$69,310 (US$57,327) and is being amortised over the vesting periods.

For 2008, the amortization amounted to A$147,415 (US$121,927).

(iv)
Effective December 19, 2007, the Company issued 300,000 options over shares of Common Stock to employees under the 2006 Equity Incentive Plan that has been adopted by the Directors of the Company. The options will vest 1/3 after 12 months, 1/3 after 24 months and the balance of 1/3 after 36 months. The exercise price of the options is US$0.444 for 50% of the options and US$1.00 for the balance of 50% of the options. The latest exercise date for the options is December 19, 2017.

The Company has accounted for all options issued based upon their fair market value using the Binomial pricing model.

An external consultant has calculated the fair value of the 300,000 options using the Binomial valuation method using the following inputs:

Grant date	Dec 19, 2007	Dec 19, 2007	Dec 19, 2007	Dec 19, 2007	Dec 19, 2007	Dec 19, 2007
Grant date share price	US$0.95	US$0.95	US$0.95	US$0.95	US$0.95	US$0.95
Vesting date	Dec 19, 2008	Dec 19, 2008	Dec 19, 2009	Dec 19, 2009	Dec 19, 2010	Dec 19, 2010
Expected life in years	5.50	5.50	6.00	6.00	6.50	6.50
Risk-free rate	4.441%	4.441%	4.441%	4.441%	4.441%	4.441%
Volatility	60%	60%	60%	60%	60%	60%
Exercise price	US$0.444	US$1.00	US$0.444	US$1.00	US$0.444	US$1.00
Call option value	US$0.70	US$0.54	US$0.71	US$0.56	US$0.72	US$0.58

	Options	Option Price Per Share US$	Weighted Average Exercise Price US$
Outstanding at January 1, 2007	-	-	-
Granted	300,000	0.444-1.00	0.69
Forfeited	-	-	-
Outstanding at December 31, 2007	300,000	0.444-1.00	0.69
Granted	-	-	-
Forfeited	-	-	-
Outstanding at December 31, 2008	300,000	0.444-1.00	0.69
Options exercisable at December 31, 2008	100,000	0.444-1.00	0.69

The range of exercise price is US$0.444 to US$1.00 per option. The weighted average per option fair value of options granted during 2007 was US$0.6350 and the weighted average remaining contractual life of those options is 9 years. The forfeiture rate of 50% in the third year is based on personnel retention history for persons in this class of participants by AXIS Consultants Pty Ltd.

The total value of the outstanding unvested options at December 31, 2008 including employee retention factor equates to A$60,441 (US$51,955) and is being amortised over the vesting periods.

For 2008, the amortization amounted to A$119,374 (US$102,614).

(v)
Effective December 28, 2007, the Company issued 4,787,500 options over shares of Common Stock to employees under the 2006 Equity Incentive Plan that has been adopted by the Directors of the Company. The options will vest 1/3 after 12 months, 1/3 after 24 months and the balance of 1/3 after 36 months. The exercise price of the options is US$1.00. The latest exercise date for the options is December 28, 2017.

The Company has accounted for all options issued based upon their fair market value using the Binomial pricing model.

An external consultant has calculated the fair value of the 4,787,500 options using the Binomial valuation method using the following inputs:

Grant date	Dec 28, 2007	Dec 28, 2007	Dec 28, 2007
Grant date share price	US$1.09	US$1.09	US$1.09
Vesting date	Dec 28, 2008	Dec 28, 2009	Dec 28, 2010
Expected life in years	5.50	6.00	6.50
Risk-free rate	4.488%	4.488%	4.488%
Volatility	60%	60%	60%
Exercise price	US$1.00	US$1.00	US$1.00
Call option value	US$0.65	US$0.67	US$0.69

	Options	Option Price Per Share US$	Weighted Average Exercise Price US$
Outstanding at January 1, 2007	-	-	-
Granted	4,787,500	1.00	1.00
Forfeited	-	-	-
Outstanding at December 31, 2007	4,787,500	1.00	1.00
Granted	-	-	-
Forfeited	(225,000)	-	-
Outstanding at December 31, 2008	4,562,500	1.00	1.00
Options exercisable at December 31, 2008	1,520,833	1.00	1.00

The exercise price is US$1.00 per option. The weighted average per option fair value of options granted during 2007 was US$0.67 and the weighted average remaining contractual life of those options is 9 years The forfeiture rate of 42.85% in the third year is based on personnel retention history for persons in this class of participants by AXIS Consultants Pty Ltd.

The total value of the outstanding unvested options at December 31, 2008 including employee retention factor equates to A$1,254,470 (US$1,097,787) and is being amortised over the vesting periods.

For 2008, the amortization amounted to A$2,114,307 (US$1,850,230).

(vi)
Effective February 7, 2008, the Company issued 5,000,000 options over shares of common stock to employees under the 2006 Equity Incentive Plan that has been adopted by the Directors of the Company. The options will vest: 1/3 after 12 months, 1/3 after 24 months and the balance of 1/3 after 36 months. The exercise price of the options is US$2.00. The latest exercise date for the options is February 7, 2018.

The Company has accounted for all options issued based upon their fair market value using the Binomial pricing model.

An external consultant has calculated the fair value of the 5,000,000 options using the Binomial valuation method using the following inputs:

Grant date	Feb 7, 2008	Feb 7, 2008	Feb 7, 2008
Grant date share price	US$0.99	US$0.99	US$0.99
Vesting date	Feb 7, 2009	Feb 7, 2010	Feb 7, 2011
Expected life in years	5.50	6.00	6.50
Risk-free rate	4.387%	4.387%	4.387%
Volatility	60%	60%	60%
Exercise price	US$2.00	US$2.00	US$2.00
Call option value	US$0.40	US$0.43	US$0.46

	Options	Option Price Per Share US$	Weighted Average Exercise Price US$
Outstanding at January 1, 2008	-	-	-
Granted	5,000,000	2.00	2.00
Forfeited	-	-	-
Outstanding at December 31, 2008	5,000,000	2.00	2.00
Options exercisable at December 31, 2008	-	-	-

The exercise price is US$2.00 per option. The weighted average per option fair value of options granted during 2008 was US$0.43 and the weighted average remaining contractual life of those options at December 31, 2008 is 9¼ years. No options are currently exercisable. The options were issued to the Company’s CEO and therefore the Company applied a 100% retention rate.

The remaining value of the outstanding options at December 31, 2008 including employee retention factor equates to A$1,117,417 (US$1,001,541) and is being amortised over the vesting periods.

For  2008, the amortization amounted to A$1,281,333 (US$1,148,459).

(vii)
Effective February 19, 2008, the Company issued 400,000 options over shares of common stock to employees under the 2006 Equity Incentive Plan that has been adopted by the Directors of the Company. The options will vest: 1/3 after 12 months, 1/3 after 24 months and the balance of 1/3 after 36 months. The exercise price of the options is US$1.00. The latest exercise date for the options is February 19, 2018.

The Company has accounted for all options issued based upon their fair market value using the Binomial pricing model.

An external consultant has calculated the fair value of the 400,000 options using the Binomial valuation method using the following inputs:

Grant date	Feb 19, 2008	Feb 19, 2008	Feb 19, 2008
Grant date share price	US$1.04	US$1.04	US$1.04
Vesting date	Feb 19, 2009	Feb 19, 2010	Feb 19, 2011
Expected life in years	5.50	6.00	6.50
Risk-free rate	4.422%	4.422%	4.422%
Volatility	60%	60%	60%
Exercise price	US$1.00	US$1.00	US$1.00
Call option value	US$0.61	US$0.63	US$0.65

	Options	Option Price Per Share US$	Weighted Average Exercise Price US$
Outstanding at January 1, 2008	-	-	-
Granted	400,000	1.00	1.00
Forfeited	-	-	-
Outstanding at December 31, 2008	400,000	1.00	1.00
Options exercisable at December 31, 2008	-	-	-

The exercise price is US$1.00 per option. The weighted average per option fair value of options granted during 2008 was US$0.63 and the weighted average remaining contractual life of those options at December 31, 2008 is 9¼ years. No options are currently exercisable. The options were issued to one individual and in that case, the Company applied a 100% retention rate.

The remaining value of the outstanding options at December 31, 2008 equates to A$132,023 (US$120,062) and is being amortised over the vesting periods.

For 2008, the amortization amounted to A$145,082 (US$131,938).

(viii)
Effective May 29, 2008, the Company issued 362,500 options over shares of common stock to employees under the 2006 Equity Incentive Plan that has been adopted by the Directors of the Company. The options will vest: 1/3 after 12 months, 1/3 after 24 months and the balance of 1/3 after 36 months. The exercise price of the options is US$1.00. The latest exercise date for the options is May 29, 2018.

The Company has accounted for all options issued based upon their fair market value using the Binomial pricing model.

An external consultant has calculated the fair value of the 362,500 options using the Binomial valuation method using the following inputs:

Grant date	May 29, 2008	May 29, 2008	May 29, 2008
Grant date share price	US$3.31	US$3.31	US$3.31
Vesting date	May 29, 2009	May 29, 2010	May 29, 2011
Expected life in years	5.50	6.00	6.50
Risk-free rate	4.077%	4.077%	4.077%
Volatility	60%	60%	60%
Exercise price	US$1.00	US$1.00	US$1.00
Call option value	US$2.67	US$2.70	US$2.72

	Options	Option Price Per Share US$	Weighted Average Exercise Price US$
Outstanding at January 1, 2008	-	-	-
Granted	362,500	1.00	1.00
Forfeited	(112,500)	-	-
Outstanding at December 31, 2008	250,000	1.00	1.00
Options exercisable at December 31, 2008	-	-	-

The exercise price is US$1.00 per option. The weighted average per option fair value of options granted during 2008 was US$2.70 and the weighted average remaining contractual life of those options at December 31, 2008 is 9½ years. No options are currently exercisable. The options were issued to two individuals and in that case, the Company applied a 100% retention rate.

The remaining value of the outstanding options at December 31, 2008 equates to A$651,371 (US$625,251) and is being amortised over the vesting periods.

For 2008, the amortization amounted to A$367,007 (US$352,290).

(ix)
Effective July 7, 2008, the Company issued 200,000 options over shares of common stock to employees under the 2006 Equity Incentive Plan that has been adopted by the Directors of the Company. The options will vest: 1/3 after 12 months, 1/3 after 24 months and the balance of 1/3 after 36 months. The exercise price of the options is US$2.00. The latest exercise date for the options is July 7, 2018.

The Company has accounted for all options issued based upon their fair market value using the Binomial pricing model.

An external consultant has calculated the fair value of the 200,000 options using the Binomial valuation method using the following inputs:

Grant date	July 7, 2008	July 7, 2008	July 7, 2008
Grant date share price	US$3.83	US$3.83	US$3.83
Vesting date	July 7, 2009	July 7, 2010	July 7, 2011
Expected life in years	5.50	6.00	6.50
Risk-free rate	3.901%	3.901%	3.901%
Volatility	60%	60%	60%
Exercise price	US$2.00	US$2.00	US$2.00
Call option value	US$2.72	US$2.77	US$2.82

	Options	Option Price Per Share US$	Weighted Average Exercise Price US$
Outstanding at January 1, 2008	-	-	-
Granted	200,000	2.00	2.00
Forfeited	-	-	-
Outstanding at December 31, 2008	200,000	2.00	2.00
Options exercisable at December 31, 2008	-	-	-

The exercise price is US$2.00 per option. The weighted average per option fair value of options granted during 2008 was US$2.77 and the weighted average remaining contractual life of those options at December 31, 2008 is 9¾ years. No options are currently exercisable. A retention rate of 66% is based on personnel retention history for persons in this class of participants by AXIS Consultants Pty Ltd.

The remaining value of the outstanding options at December 31, 2008 equates to A$267,657 (US$257,995) and is being amortised over the vesting periods.

For 2008, the amortization amounted to A$111,677 (US$107,645).

(x)
Effective July 11, 2008, the Company issued 1,000,000 options over shares of common stock to employees under the 2006 Equity Incentive Plan that has been adopted by the Directors of the Company. The options will vest: 1/3 after 12 months, 1/3 after 24 months and the balance of 1/3 after 36 months. The exercise price of the options is US$3.48. The latest exercise date for the options is July 11, 2018.

The Company has accounted for all options issued based upon their fair market value using the Binomial pricing model.

An external consultant has calculated the fair value of the 1,000,000 options using the Binomial valuation method using the following inputs:

Grant date	July 11, 2008	July 11, 2008	July 11, 2008
Grant date share price	US$3.26	US$3.26	US$3.26
Vesting date	July 11, 2009	July 11, 2010	July 11, 2011
Expected life in years	5.50	6.00	6.50
Risk-free rate	3.960%	3.960%	3.960%
Volatility	60%	60%	60%
Exercise price	US$3.48	US$3.48	US$3.48
Call option value	US$1.81	US$1.88	US$1.95

	Options	Option Price Per Share US$	Weighted Average Exercise Price US$
Outstanding at January 1, 2008	-	-	-
Granted	1,000,000	3.48	3.48
Forfeited	-	-	-
Outstanding at December 31, 2008	1,000,000	3.48	3.48
Options exercisable at December 31, 2008	-	-	-

The exercise price is US$3.48 per option. The weighted average per option fair value of options granted during 2008 was US$1.88 and the weighted average remaining contractual life of those options at December 31, 2008 is 9¾ years. No options are currently exercisable. The options were issued to one individual and in that case, the Company applied a 100% retention rate.

The remaining value of the outstanding options at December 31, 2008 equates to A$1,399,657 (US$1,342,831) and is being amortised over the vesting periods.

For 2008, the amortization amounted to A$559,901 (US$537,169).

(xi)
Effective July 21, 2008, the Company issued 150,000 options over shares of common stock to employees under the 2006 Equity Incentive Plan that has been adopted by the Directors of the Company. The options will vest: 1/3 after 12 months, 1/3 after 24 months and the balance of 1/3 after 36 months. The exercise price of the options is US$2.00. The latest exercise date for the options is July 21, 2018.

The Company has accounted for all options issued based upon their fair market value using the Binomial pricing model.

An external consultant has calculated the fair value of the 150,000 options using the Binomial valuation method using the following inputs:

Grant date	July 21, 2008	July 21, 2008	July 21, 2008
Grant date share price	US$3.08	US$3.08	US$3.08
Vesting date	July 21, 2009	July 21, 2010	July 21, 2011
Expected life in years	5.50	6.00	6.50
Risk-free rate	4.044%	4.044%	4.044%
Volatility	60%	60%	60%
Exercise price	US$2.00	US$2.00	US$2.00
Call option value	US$2.06	US$2.11	US$2.15

	Options	Option Price Per Share US$	Weighted Average Exercise Price US$
Outstanding at January 1, 2008	-	-	-
Granted	150,000	2.00	2.00
Forfeited	(150,000)	-	-
Outstanding at December 31, 2008	-	2.00	2.00
Options exercisable at December 31, 2008	-	-	-

The exercise price is US$2.00 per option. The weighted average per option fair value of options granted during 2008 was US$2.11 and the weighted average remaining contractual life of those options at December 31, 2008 is 9¾ years.

During December, 2008, the entire 150,000 options were forfeited by the employee and all amounts previously amortized have been reversed.

(xii)
Effective August 8, 2008, the Company issued 112,500 options over shares of common stock to employees under the 2006 Equity Incentive Plan that has been adopted by the Directors of the Company. The options will vest: 1/3 after 12 months, 1/3 after 24 months and the balance of 1/3 after 36 months. The exercise price of the options is US$1.00. The latest exercise date for the options is August 8, 2018.

The Company has accounted for all options issued based upon their fair market value using the Binomial pricing model.

An external consultant has calculated the fair value of the 112,500 options using the Binomial valuation method using the following inputs:

Grant date	Aug 8, 2008	Aug 8, 2008	Aug 8, 2008
Grant date share price	US$2.08	US$2.08	US$2.08
Vesting date	Aug 8, 2009	Aug 8, 2010	Aug 8, 2011
Expected life in years	5.50	6.00	6.50
Risk-free rate	3.915%	3.915%	3.915%
Volatility	60%	60%	60%
Exercise price	US$1.00	US$1.00	US$1.00
Call option value	US$1.51	US$1.54	US$1.56

	Options	Option Price Per Share US$	Weighted Average Exercise Price US$
Outstanding at January 1, 2008	-	-	-
Granted	112,500	1.00	1.00
Forfeited	-	-	-
Outstanding at December 31, 2008	112,500	1.00	1.00
Options exercisable at December 31, 2008	-	-	-

The exercise price is US$1.00 per option. The weighted average per option fair value of options granted during 2008 was US$1.54 and the weighted average remaining contractual life of those options at December 31, 2008 is 9¾ years. No options are currently exercisable. A retention rate of 50% is based on personnel retention history for persons in this class of participants by AXIS Consultants Pty Ltd.

The remaining value of the outstanding options at December 31, 2008 equates to A$72,083 (US$65,581) and is being amortised over the vesting periods.

For 2008, the amortization amounted to A$22,924 (US$20,856).

(xiii)
Effective August 11, 2008, the Company issued 700,000 options over shares of common stock to employees under the 2006 Equity Incentive Plan that has been adopted by the Directors of the Company. The options will vest: 1/3 after 12 months, 1/3 after 24 months and the balance of 1/3 after 36 months. The exercise price of the options is US$2.00. The latest exercise date for the options is August 8, 2018.

The Company has accounted for all options issued based upon their fair market value using the Binomial pricing model.

An external consultant has calculated the fair value of the 700,000 options using the Binomial valuation method using the following inputs:

Grant date	Aug 11, 2008	Aug 11, 2008	Aug 11, 2008
Grant date share price	US$1.93	US$1.93	US$1.93
Vesting date	Aug 11, 2009	Aug 11, 2010	Aug 11, 2011
Expected life in years	5.50	6.00	6.50
Risk-free rate	3.982%	3.982%	3.982%
Volatility	60%	60%	60%
Exercise price	US$2.00	US$2.00	US$2.00
Call option value	US$1.08	US$1.12	US$1.16

	Options	Option Price Per Share US$	Weighted Average Exercise Price US$
Outstanding at January 1, 2008	-	-	-
Granted	700,000	2.00	2.00
Forfeited	-	-	-
Outstanding at December 31, 2008	700,000	2.00	2.00
Options exercisable at December 31, 2008	-	-	-

The exercise price is US$2.00 per option. The weighted average per option fair value of options granted during 2008 was US$1.12 and the weighted average remaining contractual life of those options at December 31, 2008 is 9¾ years. No options are currently exercisable. The retention rate of 50% is based on personnel retention history for persons in this class of participants by AXIS Consultants Pty Ltd.

The remaining value of the outstanding options to December 31, 2008 equates to A$337,435 (US$300,014) and is being amortised over the vesting periods.

For 2008, the amortization amounted to A$103,460 (US$91,987).

(xiv)
Effective December 4, 2008, the Company issued 962,500 options over shares of common stock to employees under the 2006 Equity Incentive Plan that has been adopted by the Directors of the Company. The options will vest: 1/3 after 12 months, 1/3 after 24 months and the balance of 1/3 after 36 months. The exercise price of the options is US$1.00. The latest exercise date for the options is December 4, 2018.

The Company has accounted for all options issued based upon their fair market value using the Binomial pricing model.

An external consultant has calculated the fair value of the 962,500 options using the Binomial valuation method using the following inputs:

Grant date	Dec 4, 2008	Dec 4, 2008	Dec 4, 2008
Grant date share price	US$0.37	US$0.37	US$0.37
Vesting date	Dec 4, 2009	Dec 4, 2010	Dec 4, 2011
Expected life in years	5.50	6.00	6.50
Risk-free rate	2.55%	2.55%	2.55%
Volatility	70%	70%	70%
Exercise price	US$1.00	US$1.00	US$1.00
Call option value	US$0.15	US$0.16	US$0.17

	Options	Option Price Per Share US$	Weighted Average Exercise Price US$
Outstanding at January 1, 2008	-	-	-
Granted	962,500	1.00	1.00
Forfeited	-	-	-
Outstanding at December 31, 2008	962,500	1.00	1.00
Options exercisable at December 31, 2008	-	-	-

The exercise price is US$1.00 per option. The weighted average per option fair value of options granted during 2008 was US$0.16 and the weighted average remaining contractual life of those options at December 31, 2008 is 10 years. No options are currently exercisable. The retention rate of 80% is based on personnel retention history for persons in this class of participants by AXIS Consultants Pty Ltd.

The remaining value of the outstanding options at December 31, 2008 equates to A$182,938 (US$117,757) and is being amortised over the vesting periods.

For 2008, the amortization amounted to A$8,455 (US$5,443).

(xv)
Effective December 4, 2008, the Company issued 1,050,000 options over shares of common stock to employees under the 2006 Equity Incentive Plan that has been adopted by the Directors of the Company. The options will vest: 1/3 after 12 months, 1/3 after 24 months and the balance of 1/3 after 36 months. The exercise price of the options is US$1.00. The latest exercise date for the options is December 4, 2018.

The Company has accounted for all options issued based upon their fair market value using the Binomial pricing model.

An external consultant has calculated the fair value of the 1,050,000 options using the Binomial valuation method using the following inputs:

Grant date	Dec 4, 2008	Dec 4, 2008	Dec 4, 2008
Grant date share price	US$0.37	US$0.37	US$0.37
Vesting date	Dec 4, 2009	Dec 4, 2010	Dec 4, 2011
Expected life in years	5.50	6.00	6.50
Risk-free rate	2.55%	2.55%	2.55%
Volatility	70%	70%	70%
Exercise price	US$1.00	US$1.00	US$1.00
Call option value	US$0.15	US$0.16	US$0.17

	Options	Option Price Per Share US$	Weighted Average Exercise Price US$
Outstanding at January 1, 2008	-	-	-
Granted	1,050,000	1.00	1.00
Forfeited	-	-	-
Outstanding at December 31, 2008	1,050,000	1.00	1.00
Options exercisable at December 31, 2008	-	-	-

The exercise price is US$1.00 per option. The weighted average per option fair value of options granted during 2008 was US$0.16 and the weighted average remaining contractual life of those options at December 31, 2008 is 10 years. No options are currently exercisable. The options were issued to non-executive directors of the Company and in that case, the Company applied a 100% retention rate.

The remaining value of the outstanding options at December 31, 2008 equates to A$249,461 (US$160,578) and is being amortised over the vesting periods.

For 2008, the amortization amounted to A$11,530 (US$7,422).

(xvi)
Effective December 4, 2008, the Company issued 562,500 options over shares of common stock to employees under the 2006 Equity Incentive Plan that has been adopted by the Directors of the Company. The options will vest: 1/3 after 12 months, 1/3 after 24 months and the balance of 1/3 after 36 months. The exercise price of the options is US$1.00. The latest exercise date for the options is December 4, 2018.

The Company has accounted for all options issued based upon their fair market value using the Binomial pricing model.

An external consultant has calculated the fair value of the 562,500 options using the Binomial valuation method using the following inputs:

Grant date	Dec 4, 2008	Dec 4, 2008	Dec 4, 2008
Grant date share price	US$0.37	US$0.37	US$0.37
Vesting date	Dec 4, 2009	Dec 4, 2010	Dec 4, 2011
Expected life in years	5.50	6.00	6.50
Risk-free rate	2.55%	2.55%	2.55%
Volatility	70%	70%	70%
Exercise price	US$1.00	US$1.00	US$1.00
Call option value	US$0.15	US$0.16	US$0.17

	Options	Option Price Per Share US$	Weighted Average Exercise Price US$
Outstanding at January 1, 2008	-	-	-
Granted	562,500	1.00	1.00
Forfeited	-	-	-
Outstanding at December 31, 2008	562,500	1.00	1.00
Options exercisable at December 31, 2008	-	-	-

The exercise price is US$1.00 per option. The weighted average per option fair value of options granted during 2008 was US$0.16 and the weighted average remaining contractual life of those options at December 31, 2008 is 10 years. No options are currently exercisable. The retention rate of 60% is based on personnel retention history for persons in this class of participants by AXIS Consultants Pty Ltd.

The remaining value of the outstanding options at December 31, 2008 equates to A$80,184 (US$51,614) and is being amortised over the vesting periods.

For 2008, the amortization amounted to A$3,706 (US$2,386).

(xvii)
Effective December 4, 2008, the Company issued 500,000 options over shares of common stock to employees under the 2006 Equity Incentive Plan that has been adopted by the Directors of the Company. The options will vest: 1/3 after 12 months, 1/3 after 24 months and the balance of 1/3 after 36 months. The exercise price of the options is US$1.00. The latest exercise date for the options is December 4, 2018.

The Company has accounted for all options issued based upon their fair market value using the Binomial pricing model.

An external consultant has calculated the fair value of the 500,000 options using the Binomial valuation method using the following inputs:

Grant date	Dec 4, 2008	Dec 4, 2008	Dec 4, 2008
Grant date share price	US$0.37	US$0.37	US$0.37
Vesting date	Dec 4, 2009	Dec 4, 2010	Dec 4, 2011
Expected life in years	5.50	6.00	6.50
Risk-free rate	2.55%	2.55%	2.55%
Volatility	60%	60%	60%
Exercise price	US$1.00	US$1.00	US$1.00
Call option value	US$0.15	US$0.16	US$0.17

	Options	Option Price Per Share US$	Weighted Average Exercise Price US$
Outstanding at January 1, 2008	-	-	-
Granted	500,000	1.00	1.00
Forfeited	-	-	-
Outstanding at December 31, 2008	500,000	1.00	1.00
Options exercisable at December 31, 2008	-	-	-

The exercise price is US$1.00 per option. The weighted average per option fair value of options granted during 2008 was US$0.16 and the weighted average remaining contractual life of those options at December 31, 2008 is 10 years. No options are currently exercisable. The retention rate of 100% is based on personnel retention history for persons in this class of participants by AXIS Consultants Pty Ltd.

The remaining value of the outstanding options at December 31, 2008 equates to A$118,790 (US$82,049) and is being amortised over the vesting periods.

For 2008, the amortization amounted to A$7,687 (US$4,948).

As of December 31, 2008, 4,814,522 options over shares were available for future grants under the Stock Plan.

8.             SHORT-TERM ADVANCE – AFFILIATE

During 2007, the Company repaid the amount owing to Astro Diamond Mines N.L. for costs incurred on mining tenements acquired in 2006, including interest charged for 2007 of A$16,744. Astro charged interest at the rate of between 9.85% and 10.10%, being the “reference rate” of the ANZ Banking Group Ltd.

During June 2007, the Company paid AXIS Consultants Pty Ltd amounts owing under the Service Agreement (refer footnote 6 for further information). The amount of A$2,432,687 included an interest charge of A$14,683.

During March 2007, the Company paid the amount owing to Joseph Gutnick, President and Chief Executive Officer of Legend International Holdings, Inc. of $1,303, less expenses incurred of A$472. No interest was incurred.

9.              RECLAMATION AND REHABILITATION

December 31, 2008 A$	December 31, 2007 A$
The Company’s exploration activities are subject to various federal and state laws and regulations governing the protection of the environment. These laws and regulations are continually changing and are generally becoming more restrictive. The Company conducts its operations so as to protect the environment and believes its operations are in compliance with applicable laws and regulations in all material respects. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations, but cannot predict the full amount of such future expenditures. Estimated future reclamation costs are based principally on legal and regulatory requirements.
206,192	90,000

10.             LEASE LIABILITY

A$
The Company entered into capital finance lease agreements for motor vehicles . The leases are non-cancellable and require total monthly repayments of A$21,016 (2007 A$20,954) and expire at various dates from 2008 to 2012.Future minimum payments due for the remaining term of the leases as of December 31, 2008 are as follows:

2009	247,019
2010	247,710
2011	305,836
2012	23,655
824,220
Less amounts representing interest	100,427
723,793

Current liability	186,785
Non-current liability	537,008
723,793

At December 31, 2008 the net book value of the motor vehicles under capital leases amounts to:	677,125

11.           TRADING SECURITIES

Management determines the appropriate classification of its investments in marketable equity securities at the time of purchase and re-evaluates such determinations at each reporting date. The Company accounts for its equity security investments as trading securities in accordance with Financial Accounting Standards Board Statement (“FAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities.”

On January 1, 2008, the Company partially adopted SFAS No. 157, which, among other things, defines fair value, establishes a consistent framework for measuring fair value and expands disclosure for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. The Company did not adopt the SFAS No. 157 fair value framework for nonfinancial assets and liabilities, except for items that are recognized or disclosed at fair value in the financial statements at least annually. SFAS 157 clarifies that fair value is an exit price, representing the amount that would either be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, SFAS No. 157 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1. Observable inputs such as quoted prices in active markets for identical assets or liabilities;

Level 2. Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3. Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

 Investment Measured at Fair Value on a Recurring Basis:

Fair Value Hierarchy	Fair Value at December 31, 2008
Level 1	$780,946

The trading securities held at December 31, 2008 are investments in companies in the phosphate industry that are listed on either a US stock exchange or the Australian Stock Exchange. For trading securities in companies listed on a US stock exchange, the cost of the investments was A$381,481, the fair market value at December 31, 2008 was A$446,348 and the unrealized gain was A$64,867. For trading securities in companies listed on the Australian Stock Exchange, the cost of the investments was A$328,591, the fair market value at December 31, 2008 was A$334,598 and the unrealized gain was A$6,007. The total unrealized gain of A$70,874 has been taken up in the Statement of Operations.

12.           AFFILIATE TRANSACTIONS

In December 2004, the Company issued to Renika, a company associated with Mr J I Gutnick, 20,250,000 options to be converted into 20,250,000 shares of Common Stock, at an exercise price of 5 cents and a latest exercise date of December 2009 for services to be rendered to the Company. The Company undertook a Black and Scholes valuation of these options using a 2.22 cent exercise price, 2.22 cent market price, 5 year life, risk free interest rate of 5.155% and a volatility of 16.7%. The Company valued the 20,250,000 options at A$160,672 (US$123,300) or A$0.0178 (US$0.0137) each. In September 2005, Renika exercised the 20,250,000 options using the cashless exercise feature and were issued 17,085,937 shares of Common Stock.

In December 2004, the Company entered into an agreement with AXIS Consultants Pty Ltd to provide geological, management and administration services to the Company.  AXIS is affiliated through common management.  The Company is one of four affiliated companies. Each of the companies has some common Directors, officers and shareholders.  In addition, each of the companies is substantially dependent upon AXIS for its senior management and certain mining and exploration staff. A number of arrangements and transactions have been entered into from time to time between such companies.  It has been the intention of the affiliated companies and respective Boards of Directors that each of such arrangements or transactions should accommodate the respective interest of the relevant affiliated companies in a manner which is fair to all parties and equitable to the shareholders of each. Currently, there are no material arrangements or planned transactions between the Company and any of the other affiliated companies other than AXIS.

AXIS is a company owned by its public companies (including Legend) and any profits generated by AXIS are returned to its shareholders in the form of dividends.

AXIS is paid by each company for the costs incurred by it in carrying out the administration function for each such company. Pursuant to the Service Agreement, AXIS performs such functions as payroll, maintaining employee records required by law and by usual accounting procedures, providing insurance, legal, human resources, company secretarial, land management, certain exploration and mining support, financial, accounting advice and services.  AXIS procures items of equipment necessary in the conduct of the business of the Company.  AXIS also provides for the Company various services, including but not limited to the making available of office supplies, office facilities and any other services as may be required from time to time by the Company as and when requested by the Company.

The Company is required to reimburse AXIS for any direct costs incurred by AXIS for the Company. In addition, the Company is required to pay a proportion of AXIS’s overhead cost based on AXIS’s management estimate of our utilisation of the facilities and activities of AXIS plus a service fee of not more than 15% of the direct and overhead costs. Amounts invoiced by AXIS are required to be paid by us.  The Company is also not permitted to obtain from sources other than AXIS, and we are not permitted to perform or provide ourselves, the services contemplated by the Service Agreement, unless we first requests AXIS to provide the service and AXIS fails to provide the service within one month.

The Service Agreement may be terminated by AXIS or us upon 60 days prior notice.  If the Service Agreement is terminated by AXIS, the Company would be required to independently provide, or to seek an alternative source of providing, the services currently provided by AXIS.  There can be no assurance that the Company could independently provide or find a third party to provide these services on a cost-effective basis or that any transition from receiving services under the Service Agreement will not have a material adverse effect on us.  The Company’s inability to provide such services or to find a third party to provide such services may have a material adverse effect on our operations.

In accordance with the Service Agreement AXIS provides the Company with the services of the Company’s Chief Executive Officer, Chief Financial Officer, geologists and clerical employees, as well as office facilities, equipment, administrative and clerical services. We pay AXIS for the actual costs of such facilities plus a maximum service fee of 15%.

During 2007, AXIS charged the Company A$1,126,311 in management fees and administration services including salaries incurred in relation to AXIS staff that provided services to the Company, A$834,552 for exploration services, A$151,800 for asset usage, A$14,683 in interest on the outstanding balance and the Company repaid A$2,432,687. AXIS charged interest at a rate of 10.10% until June 2007. The amount owed to AXIS at December 31, 2007 was $6,912 which is included in accounts payable. During 2008, AXIS charged the Company A$5,413,203 in management and administration services including salaries incurred in relation to AXIS staff that provided services to the Company; A$2,224,638 for exploration services provided to the Company; and AXIS charged interest of A$7,762 for 2008. The Company placed on deposit with AXIS funds amounting to A$699,638 to acquire two properties in Mt Isa, which is the base for the Company’s phosphate project, to be used to accommodate AXIS employees and consultants when working in Mt Isa and relocating to the field operations. The Company has entered into a rental agreement with AXIS for one rental property (refer note 14). The Company also purchased a lear jet owned by AXIS (at cost to AXIS) amounting to A$1,210,000 which includes 10% GST and was based on an independent valuation, to utilize in its field operations; and a residential property at a value of A$900,000 (cost to AXIS) used to accommodate AXIS employees when visiting field operations.  The Company paid A$10,551,866 which includes the cost of the lear jet, the three properties and an advance for 2009 charges and ongoing operations.  The Company charged AXIS interest of A$42,168 at the rate between 10.35% to 11.75%.The amount owed by AXIS at December 31, 2008 was A$1,552,919 of which A$991,251 and A$555,668 is included in current and non-current receivables in the accompanying Balance Sheet, respectively.

Mr Joseph Gutnick, the President of the Company advanced the Company the initial deposit on opening a US Dollar bank account. In March, 2007, the balance of A$831, owing of the initial advance of A$1,303 (US$1,000) less expenses incurred of A$472, was repaid.

Effective as of March 3, 2006, Legend entered into a Contract for the Sale of Mining Tenements (“Contract”) with Astro Diamond Mines N.L. (“Astro”) an Australian company pursuant to which the Company acquired certain diamond mining tenements in Northern Australia from Astro. The consideration payable by Legend to Astro was A$1.5 million and Legend was also required to pay to Astro any costs incurred on the tenements after February 1, 2006. Astro provided commercial warranties which are usual for a transaction of this nature in favour of Legend. Under Australian law, Astro was required to provide an independent experts report to shareholders for this transaction. In order to prepare the independent experts report, a mineral valuation was prepared on behalf of Astro which indicated that the preferred value for the tenements that are the subject of the transaction was A$1.5 million. This formed the basis of the consideration agreed by the parties. The President and Chief Executive Officer of the Company, Mr. J. I. Gutnick, was Chairman and Managing Director of Astro and Dr DS Tyrwhitt, an independent Director of the Company is also a Director of Astro. The tenements are located in the Northern Territory of Australia and are prospective for all minerals. Astro incurred costs on the mining tenements from February 1, 2006 which at settlement Legend was required to pay. However, Astro had not quantified the amount at the date of settlement and it was only finally quantified in November 2006. At December 31, 2006, the Company owed Astro A$942,433 for these costs including interest of A$21,302. During 2007, the amount was repaid in full including interest charge for 2007 of A$16,774. Astro charged interest at a rate of 10.10%.

The consideration and all related acquisition costs, costs incurred by Astro since February 1, 2006 and exploration expenditure incurred by the Company is shown in the Statement of Operations as Exploration Expenditure.

13.           INCOME TAXES

The Company has adopted the provisions of SFAS No. 109 "Accounting for Income Taxes". SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

The Company has operations in both the USA and Australia and the Company is subject to taxation in both jurisdictions on the operations in each respective jurisdiction.

At December 31, 2008 and 2007 deferred taxes consisted of the following:

	USA 2008 A$	Australia 2008 A$	Total 2008 A$
Deferred tax assets

Net operating loss carry-forward	5,336,889	5,748,076	11,084,965
Less valuation allowance	(5,336,889)	(5,748,076)	(11,084,965)
Net deferred taxes	-	-	-

	USA 2007 A$	Australia 2007 A$	Total 2007 A$
Deferred tax assets

Net operating loss carry-forward	2,661,999	2,460,476	5,122,475
Less valuation allowance	(2,661,999)	(2,460,476)	(5,122,475)
Net deferred taxes	-	-	-

The valuation allowance offsets the net deferred tax asset for which there is no assurance of recovery. The valuation allowance will be evaluated at the end of each year, considering positive and negative evidence about whether the deferred tax asset will be realized.

At that time, the allowance will either be increased or reduced; reduction could result in the complete elimination of the allowance if positive evidence indicates that the value of the deferred tax assets is no longer impaired and the allowance is no longer required.

As a result of the ownership change that occurred in November 2004 (see note 1), Internal Revenue Code Section 382 limits the use of available operating loss carryforwards for losses incurred prior to the ownership change.  In addition, the Company will need to file a tax return for 2007 to establish the tax benefits of the net operating loss carry forwards. Future net operating losses will be fully available to offset future taxable income.  Total available net operating loss carryforwards, which are subject to limitations, amount to approximately A$34,856,984, at December 31, 2008 and expire in years 2022 through 2028.

14.           COMMITMENTS

During August 2008, the Company entered into a lease agreement for the rental of office premises which expires in 2010. The lease agreement has a monthly payment amount of A$3,194 (as adjusted by the increase in the consumer price index in Australia annually).

The Company has entered into a rental agreement with AXIS for one rental property used by AXIS staff when conducting field operations for the Company. The rental agreement is for the period October 1, 2008 to September 30, 2009. The remaining commitment is A$18,720.

During November 2008, the Company entered into a lease agreement for the rental of office premises which expires in April 2010. The lease agreement has a monthly repayment amount of A$14,527 (as adjusted by a factor of 105% in year two of the lease).

Total rent expenses incurred by the Company amounted to A$30,349 and A$27,457 in 2008 and 2007, respectively.

A$
Future minimum lease payments under the Company’s non-cancellable operating leases which expire between 2008 and 2010 are as follows:.

2009	202,378
2010	75,118
277,496

The Company entered into an agreement for drilling on its Queensland phosphate project whereby the Company guaranteed to drill a set number of metres. If those metres were not drilled, the Company was required to make a payment for the metres that had not been drilled. At December 31, 2008, the value of the commitment was A$4,050,000 (US$2,797,333).

In December 2008, the Company entered into an agreement to purchase certain mining tenements adjacent to its Queensland phosphate interests and paid a deposit of A$295,000 with the balance of the purchase price of A$605,000 being payable following the receipt of certain regulatory approvals. The regulatory approvals were received in February 2009 and the balance of the purchase price was paid at that time.

Exploration

The Company has to perform minimum exploration work and expend minimum amounts of money on its tenements. The overall expenditure requirement tends to be limited in the normal course of the Company’s tenement portfolio management through expenditure exemption approvals, and expenditure reductions through relinquishment of parts or the whole of tenements deemed non prospective. Should the company wish to preserve interests in its current tenements the amount which may be required to be expended is as follows:

	2008 A$	2007 A$
Not later than one year	748,755	1,795,000
Later than one year but not later than five years	2,801,013	3,085,000
Later than five years but not later than twenty one years	317,912	115,000
	3,867,680	4,995,000

15.           SUBSEQUENT EVENTS

The Company is increasing its diamond exploration activity in the proximity of the Merlin diamond mine in the Northern territory and is continually sourcing new ground in this region which is one of the most diamond prospective areas in Australia. As part of this strategy, the Company acquired a 14.9% interest in North Australian Diamonds Ltd (“NADL”) at a cost of A$2,368,000 in February 2009. NADL owns the Merlin diamond mine and surrounding tenements. Mr JI Gutnick is Executive Chairman of NADL.

On May 12, 2009, the Company made an on market takeover offer for all of the shares in NADL, an Australian corporation that it did not already own. The takeover offer concluded on August 6, 2009. The Company now holds approximately 55% of the issued and outstanding shares of NADL for a total cost of A$11.6 million (approx. US$9.3 million). As a result, NADL became a subsidiary of the Company post June 30, 2009 and will be consolidated into the financial statements of the Company during the quarter ended September 30, 2009.

In July 2009, the Company took a private placement from Northern Capital Resources Corporation (“NCRC”), a Nevada Corporation. NCRC holds a substantial interest in Golden River Resources Corporation (“GRR”) and GRR holds a 52% interest (increasing to 68.7%) in TSX listed Acadian Mining Corporation, which has significant gold and base metal interests in Canada. The Company acquired 19,441,925 issued and outstanding shares in NCRC at a cost of US$3.9 million.

During the first and second quarters of 2009, the Company sold all of its trading securities and realized a net gain of A$113,739.

Since December 31, 2008, the Company has acquired motor vehicles, trucks and a caravan, all to support field activities at an approximate cost of A$250,000 and has entered into a rental agreement with AXIS for 2 further properties in Mt Isa at a rental amount of A$2,080 per month for a 12 month period.

Appendix A

GLOSSARY

In this Form 10-K, we use certain capitalized and abbreviated terms, as well as technical terms, which are defined below.

ACTINOLITE	A bright to gray-green member of the amphibole mineral family. In addition to silica, it contains calcium, magnesium, and iron.
AG	Chemical symbol for silver.
AIR PHOTO ANALYSIS	Use of aerial photography to determine or estimate geological features.
Al2O3	Chemical symbol for Aluminum Oxide
ALKALI FELDSPAR	Those feldspar minerals composed of mixtures of potassium feldspar (KalSi3O8) and sodium feldspar (NaAlSi3O8) with little or no calcium feldspar (CaAl2Si2O8).
ALTERATION ZONE	An area where bedrock has undergone mineralogical changes as a result of the action of hydrothermal fluids.
AMPHIBOLE	A family of silicate minerals forming prism or needlelike crystals. Amphibole minerals generally contain iron, magnesium, calcium and aluminum in varying amounts, along with water.
AMPHIBOLITE	A rock made up mostly amphibole and plagioclase feldspar.
ANDESITE	Fine-grained, generally dark colored, igneous volcanic rock with more silica than basalt. Commonly with visible crystals of plagioclase feldspar.
ANOMALY	Pertaining to the data set resulting from geochemical or geophysical surveys; a deviation from uniformity or regularity.
ANTICLINE	An upward-curving (convex) fold in rock that resembles an arch. The central part contains the oldest section of rock.
AQUA REGIA
A very corrosive, fuming yellow liquid made by mixing nitric and hydrochloric acids, usually in the proportion of one part by volume of pure nitric acid with three parts by volume of pure hydrochloric acid.

ARCHEAN	The time interval between 3800-2500 million years ago. The Archean is one of the Precambrian time intervals.
ARSENOPYRITE	A tin-white or silver-white to steel-grey mineral (FeAsS).
AS	Chemical symbol for arsenic.
ASSAY	To analyze the proportions of metals in a specimen of rock or other geological material. Results of a test of the proportions of metals in a specimen of rock or other geological material.
AU	Chemical symbol for gold.
B HORIZON	A general term for the near surface part of the soil profile which is commonly enriched in iron and other metals, often resulting in a brownish colour.

BACKGROUND	As pertains to geochemical data; the variation in natural abundance of a particular metal or other constituent within a specific geological setting.
BEDDING	The arrangement of a sedimentary or metamorphic rock in beds or layers of varying thickness and character.
BEDDING PLANE FAULT	A fault, the fault surface of which is parallel to the bedding plane of the host rocks.
BEDROCK	A general term for the rock, usually solid, that underlies soil or other unconsolidated superficial material.
BENEFICIATION	The process of sorting material by size most commonly used to remove waste materials from ores.
BIOTITE	A dark brown to dark green or black mica mineral.
BRECCIA
A rock that is composed of larger than sand size angular fragments that are cemented together by a finer grained matrix; in this sense the fragmentation is usually a result of movement on nearby or adjoining fault or fracture zones.

CaO	Chemical Symbol for Calcium Oxide
CHALCOPYRITE	Copper iron sulfide mineral (CuFeS2). Color is brassy yellow.
CHANNEL SAMPLE	A sample composed of pieces of vein or mineral deposit that have been cut out of a small trench or channel, usually about one inch deep and 4 inches wide.
CHIP SAMPLE
A sample of a vein or other mineralized structure that is collected by way of small pieces of rock taken at regular and frequent intervals on a transect across the structure; intended to be a relatively accurate representation of the tenor of mineralization.

CHLORITE	A group of platy, micaceous, usually greenish iron-magnesium alumino-silicates that occur in metamorphic rocks and as alteration products of ferromagnesium minerals in volcanic and igneous rocks.
CLAIM POST	In Yukon Territory, a 4 inch square, four foot long wooden post that establishes the legal location of a mineral claim. Two posts, an Initial Post and a Final Post are required.
CLAIM TAG
In Yukon Territory, a set of small metal tags are issued by the government, each pair with a unique grant number assigned for the claim after the location is recorded. The tags are legally required to be permanently affixed to the Initial and Final claim posts at the first reasonable opportunity after issue of the tags.

COLLAR	The start or beginning of a drill hole or the mouth of an underground working entrance.
COMMINUTION	Particle size distribution into a range of finer particle sizes.
CRATON	The relatively stable nucleus of a continent. Cratons are made up of a shield-like core of Precambrian Rock and a buried extension of the shield.
CU	Chemical symbol for copper.
DELETERIOUS ELEMENTS	Elements that are not considered economic that occur in ores.

DIKE	A sheet-like or tabular-shaped igneous intrusion that cuts across the sedimentary laering, metamorphic foliation, or other texture of a pre-existing rock.
DISSEMINATED	Fine grain particles of minerals that occur within the rock
DYKE	A tabular igneous intrusion that cuts across the bedding or foliation of the country rock.
EM	Electromagnetic geophysical survey
FACIES	A term applied to sedimentary units and the rocks that belong to them
FAULT	A fracture or fracture zone in rock along which there has been displacement of the two sides relative to each other and parallel to the fracture plane.
FE/Fe2O3	Chemical symbol for iron.
FLOATATION	The process of using chemicals to move fine grain particles in a solution, one process used in beneficiation
FOLIATED	A general term for a planar arrangement of mineralogical, textural or structural features in a rock.
FOLIATION	Aligned layers of minerals characteristic of some metamorphic rocks.
FRACTURE	A general term for any break in a rock, whether or not it causes displacement.
GABBRO	A dark, coarse-grained intrusive igeneous rock. Gabbro is made of calcium-rich plagioclase, with amphibole and/or pyroxene, and is chemically equivalent to basalt.
GEOCHEMICAL SAMPLING	The collection of soil, silt, vegetation or rock samples for analysis as a guide to the presence of areas of anomalous mineral of metal content in bedrock.
GEOLOGICAL MAPPING	In mineral exploration, the collection of geological data such as the description and orientation of various types of bedrock.
GEOPHYSICAL SURVEY	In mineral exploration, the collection of seismic, gravitational, electrical, radiometric, density or magnetic data to aid in the evaluation of the mineral potential of a particular area.
GLACIAL TILL
Dominantly unsorted and unstratified and generally unconsolidated material deposited directly by and underneath a glacier without subsequent reworking by water, and consisting of a heterogeneous mixture of clay, silt, sand, gravel, and boulders ranging widely in size and shape.

GRAB SAMPLE
A specimen of mineralized bedrock or float, usually about fist-sized, that may be collected as a representation of the mineralized zone as a whole. Because of bias, either unintended or otherwise, and because of the generally high natural variability typical of gold-silver vein mineralization, grades of grab samples should not be considered as a reliable estimation of a mineralized zone as a whole but they nonetheless serve to establish the presence of mineralization with grades of economic interest.

GRANITE
A coarse grained intrusive igneous rock with at least 65% silica.  Quartz, plagioclase feldspar and potassium feldspar make up most of the rock and give it a fairly light color.  Granite has more potassium feldspar than plagioclase feldspar.

GRANODIORITE
A coarse grained igneous plutonic rock intermediate in composition between quartz diorite and quartz monzonite; containing quartz, plagioclase, and potassium feldspar, with biotite and hornblende as the dominant mafic components.

GRAPHITIC	Containing graphite.
GRAVITY SURVEY	Geophysical survey used to study the variations in gravity
GREENSTONE	A metamorphic rock derived from basalt or chemically equivalent rock such as gabbro. Greenstones contain sodium-rich plagioclase feldspar, chlorite, and epidote, as well as quartz.
GPT	Abbreviation for gram per tonne; equivalent to one part per million (ppm).
HAND TRENCHING	A method of exposing bedrock by hand excavation.
HYDROTHERMAL
Of or pertaining to hot water, to the action of hot water, or to the products of this action, such as a mineral deposit precipitated from a hot aqueous solution, with or without demonstrable association with igneous processes.

IGNEOUS	Said of a rock or mineral that solidified from molten or partly molten material; also applied to processes leading to, or resulting from the formation of such rocks.
IGNEOUS	petrology The occurrence, structure, composition and character of an igneous rock.
ICP-AES
Abbreviation for Inductively Coupled Plasma Emission Spectroscopy - Atomic Emission Spectroscopy; an analytical technique in which a sample solution is introduced into an argon plasma at very high temperature where individual elements emit light at specific wavelengths. The light is collected by the spectrometer and the wavelength is analyzed to yield individual elemental concentrations by comparison against standard solutions with calibrated elemental concentrations.

INTRUSION	Emplacement of magma (molten rock) into pre-existing rock. Dikes, sills and batholiths are intrusions.
IP	A type of geophysical survey method called Induced Polarisation.
IRON FORMATION	A chemical sedimentary rock containing at least 15% iron and commonly containing chert. The iron may be present as oxide, silicate, carbonate, or sulfide.
KARST	Topography formed by weathered limestone
KOMATIITE	An igneous suite of basaltic and ultramafic lavas.
LITHOLOGY	The character of a rock described in terms of its structure, colour, mineral composition, grain size and arrangement of its component parts.

MAFIC	Pertaining to or composed dominantly of the ferromagnesian rock forming silicates; said of some igneous rocks and their constituent minerals.
MAGNETITE	Iron oxide mineral (Fe3O4). Usually tiny black, metallic crystals. Magnetite will attract a magnet.
MASSIVE	Said of a stratified rock that occurs in very thick, homogenous beds.
METADIORITE	A general term for a metamorphosed diorite; also greenstone.
METAGABBRO	A general term for a metamorphosed gabbro; also greenstone.
METALLIC	A mineral chiefly composed of, or containing, one or more metals as a primary constituent.
METALLURGICAL TEST	A general term for a number of mechanical or chemical processes that are employed to test the amenability of separating metals from their ores.
METAMORPHOSED	Rock or mineral that has undergone mineralogical and/or structural change in response to elevated pressures, temperatures or changes in chemical conditions.
MgO/Mg	Chemical symbol for Magnesium oxide/Magnesium
MICROSPHORITE	Very fine grained phosphorite (phosphate rich rock)
MINERALIZATION	The process or processes by which a mineral or minerals are introduced into a rock, resulting in an enriched deposit; or the result of these processes.
MINERALIZED	Rock that has undergone the process of mineralization.
Mo	Chemical symbol for Molybdenum
MMI	Mobile Metal Ion, sampling technique used to detect extremely low levels of certain elements in soil samples
NET SMELTER
RETURN ROYALTY
A general term for a residual benefit that is a percentage of the value for which a smelter will reimburse the provider of ore to the smelter, after deduction for various smelting fees and penalties and, often after cost of transportation has been deducted.

Ni	Chemical symbol for Nickel
ORE	The naturally occurring material from which a mineral or minerals of economic value can be extracted profitably or to satisfy social or political objectives.
ORE SHOOT	an elongate pipelike, ribbonlike, or chimneylike mass of ore within a deposit (usually a vein), representing the more valuable part of the deposit.
ORTHOCLASE	A member of the feldspar group of minerals (KAlSi3O8).
OUTCROP	The part of a rock formation that appears at the surface of the ground.

OXIDATION	The conversion of sulphide mineral (especially metallic mineral) species to oxide, sulphate or hydoxide minerals, typically by the processes of near surface weathering.
OXIDE MINERAL	A mineral formed by the union of an element with oxygen.
OVERBURDEN	Loose soil, sand, gravel, broken rock, etc. that lies above the bedrock.
OZ/TON	Abbreviation for troy ounce per ton.
P2O5	Chemical symbol for Phosphate
PATHFINDER
In geochemical exploration, a relatively mobile element or gas that occurs in association with an element or commodity being sought, but can be more easily found because it forms a broader halo or because it can be detected more readily by analytical methods.

Pb	Chemical symbol for lead
PERMAFROST	A permanently frozen layer of soil or subsoil, or even bedrock, which occurs to variable depths below the Earth's surface in arctic or subarctic regions.
PETROLOGY	See igneous petrology.
PHOSPHORITE	Phosphate rock, or a rock with high concentrations of phosphate.
PLAGIOCLASE	A member of the feldspar group of minerals ((Na,Ca)Al(Si,Al)2O6).
PLUTON	A body of medium to coarse grained igneous rock that formed beneath the Earth's surface by crystallization of a magma.
PLUTONIC SUITE	A group of igneous bodies that are linked by virtue of similarities in age, petrology, etc.
PLUTONISM	A general term for the phenomena associated with the formation of plutons.
POTASSIUM FELDSPAR	See orthoclase.
PPB	Abbreviation for part per billion.
PPM	Abbreviation for part per million.
PRECAMBRIAN	A period of geologic time earlier than 544 million years before present.
PROSPECTING	Pertaining to the search for outcrops or surface exposures of mineral deposits, primarily by nonmechanical methods.
PROXIMAL MINERALIZATION	Refers to the relative distance of mineralization from a pluton thought to be related to or responsible for the deposit. Proximal deposits form near to the mineralizing pluton.
PYRITE	Iron sulfide mineral (FeS). Forms silvery to brassy metallic cubes or masses.
QUARTZ	A glassy silicate and common rock forming mineral (SiO2).

QUARTZ DIORITE	A group of plutonic rocks having the composition of diorite but with appreciable quartz and feldspar, i.e. between 5 and 20%.
QUARTZ GABBRO	A group of plutonic rocks having the composition of gabbro but with appreciable quartz.
QUARTZ MONZONITE	A medium to coarse grained plutonic rock containing major plagioclase, orthoclase and quartz with minor biotite and hornblende.
QUARTZITE	A metamorphosed sandstone or rock composed of quartz grains so completely cemented with secondary silica that the rock breaks across or through the grains rather than around them.
RADIOMETRIC SURVEY	Geophyisical survey looking at the emission of radiation from rocks at very low levels. Used as an exploration tool.
RC DRILLING	Reverse Circulation (RC). Drilling technique used which has a double tube to pass the air down between the inner tube and outer tube, with the sample returned up the inner tube.
REPLACEMENT	Pertaining to a type of mineral deposit that forms by partial or complete replacement of bedrock constituents by new minerals, generally by the action of hydrothermal fluids.
RESERVE	An estimate within specified accuracy limits of the valuable metal or mineral content of known deposit that may be produced under current economic conditions and with present technology.
RESOURCE	Pertaining to the quantity or bulk of mineralized material without reference to the economic viability of its extraction (see reserve).
SEDIMENT
Fragmental material that originates from weathering of rocks and that is transported by air, water, ice or other natural agents, and that forms in layers on the Earth's surface at ordinary temperatures in a loose, unconsolidated form; e.g. silt, sand, gravel, etc.

SEDIMENTARY ROCK	A rock resulting from the consolidation of loose sediment.
SELECTED SAMPLE	A specimen of a mineralized zone that is not intended to be representative of the deposit as a whole.
SCHIST	A strongly foliated rock, formed by dynamic metamorphism, that can be split into thin flakes or slabs due to well developed parallelism of more than 50% of the minerals.
SHEARED	A descriptive term for rock that is deformed as a result of stresses that cause or tend to cause parts of a body to slide relative to each other along their plane of contact.
SILICA/SiO2	A generic term for silicon dioxide (SiO2), the most common form of which is quartz.
SILL	A concordant sheet of igneous rock lying parallel, or nearly so, to bedding or other planar fabric in the country rock.
SOIL SAMPLING	(see geochemical sampling).
SPLIT
A portion of a rock or soil sample that is separated from the bulk of the original before the analytical process so as to provide material for re-analysis as a check of the accuracy of the original procedure should it be required.

STAIN	as in scorodite stain; a thin film of a mineral deposited as part of the weathering process.
STOCK	An igneous intrusion with less than 40 sq. mi. (100 sq. km.) in surface exposure, usually but not always discordant with respect to country rock.
STOCKWORK	An intersecting three-dimensional network of veins or veinlets.
SPHALERITE	A varicoloured sulphide mineral (ZnS), the most important source of zinc.
STRATA	Beds or layers of rock.
STRIKE	The course or bearing of the outcrop of an inclined bed, vein or fault plane on a level surface; the direction of a horizontal line perpendicular to the dip.
STRINGER	A mineral veinlet or veinlets that occur in a discontinuous subparallel pattern in the host rock.
STRUCTURAL MAPPING
Geological mapping that focusses in collection of data pertaining to the orientation of beds, faults and fractures as well as other structures that modify the distribution of bedrock and mineralized zones.

SULPHIDE MINERAL	A mineral compound characterized by the linkage of sulphur with a metal or semimetal.
SURFICIAL GEOLOGY	The study or geological mapping of surficial, unconsolidated materials.
TALUS	Rock fragments of any size or shape (usually coarse and angular), derived from a steep rocky slope chiefly by gravitational falling, rolling or sliding.
THRESHOLD	The level, whether determined statistically or arbitrarily, at which a separation is made between anomalous and background geochemical values for a particular data set.
THRUST FAULT	A fault with a dip of 45 degrees or less over much of its extent, on which the hanging wall appears to have moved upward relative to the footwall.
TRACE	Pertaining to assay values; as used in this report, this term refers to gold grades of less than 0.01 oz/ton (0.3 g/t).
TRANSVERSE FAULT	A fault that strikes obliquely or perpendicular to the general structural trend of the region.
TRANSVERSE VEIN	A vein that strikes obliquely or perpendicular to the general structural trend of the region.
TRUEWIDTH	The width of a vein or other structure measured orthogonal to its strike and dip.
ULTRAMAFIC	Igneous rocks made mostly of the mafic minerals hypersthene, augite, and/or olivine.
UPPER PROTEROZOIC	The period of geologic time between about 1000 and 544 million years before present.

VEIN	An epigenetic mineral filling of a fault or other fracture in a host rock, in tabular or sheetlike form, often as a precipitate from a hydrothermal fluid.
VEIN	A term used in the [Keno Hill] mining camp to describe quartz vein material and associated fault gouge that are contained within a fault zone.
VEINLET	A small vein.
VITREOUS	As pertains to minerals, a glassy luster.
VLF-EM	An abbreviation for the Very Low Frequency-Electromagnetic geophysical survey technique.
WALL ROCK	The rock adjacent to, enclosing, or including a vein, layer or dissemination of ore minerals.
WEIGHTED AVERAGE	Value calculated from a number of samples, each of which has been “weighted” by a factor of the individual sample width.
WORKING	A general term for any type of excavation carried out during the course of mining or mining exploration.
XRF	X-Ray Fluorescence, analysis technique used to test for mineral concentrations in rocks and other compounds.
ZN	The chemical symbol for zinc.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our by-laws indemnify each person (including the heirs, executors, administrators, or estate of such person) who is or was a director or officer of Legend to the fullest extent permitted or authorized by current or future legislation or judicial or administrative decision against all fines, liabilities, costs and expenses, including attorney's fees, arising out of his or her status as a director, officer, agent, employee or representative. The foregoing right of indemnification shall not be exclusive of other rights to which those seeking an indemnification may be entitled. Legend may maintain insurance, at its expense, to protect itself and all officers and directors against fines, liabilities, costs and expenses, whether or not Legend would have the legal power to indemnify them directly against such liability.

Costs, charges, and expenses (including attorney's fees) incurred by a person referred to above in defending a civil or criminal proceeding shall be paid by Legend in advance of the final disposition thereof upon receipt of any undertaking to repay all amounts advanced if it is ultimately determined that the person is not entitled to be indemnified by Legend and upon satisfaction of other conditions required by current or future legislation.

If this indemnification or any portion of it is invalidated on any ground by a court of competent jurisdiction, Legend nevertheless indemnifies each person described above to the fullest extent permitted by all portions of this indemnification that have not been invalidated and to the fullest extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Golden River Resources pursuant to the foregoing provisions, or otherwise, be advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth expenses, incurred or expected to be incurred by Legend in connect with the issuance and distribution of the securities being registered. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling security holders will not pay any part of these expenses.

SEC Registration Fee	$2,663
Legal Fees and Expenses*	20,000
Accounting Fees and Expenses*	15,000
Printing	-
Miscellaneous	5,000

TOTAL*	$42,663

Item 26. RECENT ISSUANCE OF SECURITIES

In 2004, a total of 2,004,750 common shares were issued to the Company’s former sole officer and director for services valued at A$58,053 (US$44,550) or A$0.029 (US$0.022) per share.

In December 2004, the Company issued to Renika Pty Limited (“Renika”), a company associated with Mr J I Gutnick, 20,250,000 options to be converted into 20,250,000 shares of Common Stock, at an exercise price of A$0.029 (US$0.022) and a latest exercise date of December 2009 for services to be rendered to the Company.  The Company undertook a Black Scholes valuation of these options using a A$0.029 (US$0.022) exercise price, A$0.029 (US$0.022) market price, 5 year life, risk free interest rate of 5.155% and a volatility of 16.7%.  The 9,000,000 options were valued at A$160,672 (US$123,300) or A$0.008 (US$0.006) each.

The stock options were issued for services rendered, to be rendered and for agreeing to provide financial assistance to the Company (not the actual provision of financial assistance).  The issue of the stock options was not contingent upon any further services or events.  The stock options are not forfeitable if the services or financial assistance are not provided.  Accordingly, the value of the stock options was expensed immediately during 2004.

In September 2005, Renika exercised the 20,250,000 options using the cashless exercise feature and were issued 17,085,937 shares of Common Stock.

Effective as of December 12, 2005, the Board of Directors of Company approved the distribution to all stockholders for no consideration of an aggregate of 36,135,500 non-transferable options, each of which is exercisable to purchase one share of Common Stock of the Company at an exercise price of 25 cents per share with a latest exercise date of December 31, 2012.  The options were issued on a pro-rata basis to all stockholders of record on December 31, 2005 on the basis of two (2) options for every one (1) share of Common Stock owned by a stockholder on the record date. The options may not be exercised (other than pursuant to a cashless exercise feature) until the shares underlying the options are registered under federal and state securities laws.

Effective July 21, 2006, Legend issued 71,730,079 shares of Common Stock to Renika Pty Ltd (“Renika”), a company associated with Mr J I Gutnick, President of Legend, following the cashless exercise of 34,778,220 options. The shares of Common Stock issued are restricted shares.

From September 19, 2006 to November 17, 2006, we entered into subscription agreements with a number of parties pursuant to which we issued to those parties in a private placement transaction shares of Common Stock in Legend at an issue price of US$0.50 per share.

Effective November 17, 2006, Legend issued one (1) new bonus share of Common Stock for every two (2) shares of Common Stock outstanding on the record at that date. The issue of the new bonus shares of Common Stock were on a pro-rate basis to all shareholders. As a result, the Company issued 27,599,722 shares of its Common Stock.The Company has accounted for these bonus issues as a stock split and accordingly, all share and per share data has been retroactively restated.

On November 30, 2006, we issued 112,500 shares of Common Stock and 112,500 options over shares of Common Stock to Pinchas T Althaus.

On December 31, 2006, we entered into a subscription agreement with a party pursuant to which we issued to that party in a private placement transaction shares of Common Stock and options on the basis of one option for every two shares subscribed for with no exercise price in Legend at an issue price of US$0.50 per share. The Company has accounted for these bonus issues as a stock split and accordingly, all share and per share data has been retroactively restated.

Effective December 31, 2006, Legend issued one (1) new bonus share of Common Stock for every two (2) shares of Common Stock outstanding on the record at that date. The issue of the new bonus shares of Common Stock were on a pro-rata basis to all shareholders. As a result, the Company issued 41,934,337 shares of its Common Stock.

From February 19, 2007 to July 31, 2007, we entered into subscription agreements with a number of parties pursuant to which we issued to those parties in a private placement transaction 29,336,824 shares of Common Stock in Legend at an issue price of US$0.25 per share.

From June 15, 2007 to July 31, 2007, we issued an aggregate of 2,150,000 shares of Common Stock as consulting fees in connection with a private placement.

On November 2, 2007, we entered into an agreement with Iron Duyfken Pty Ltd to acquire three (3) project areas in the Georgina Basin of Queensland, Australia. We agreed to pay A$500,000 and issue 500,000 shares of Common Stock as consideration.

On November 22, 2007, we agreed to issue 75,000 shares of Common Stock as a result of the cashless exercise of 90,000 options expiring December 31, 2012.

On November 22 and 24, 2007, we agreed to issue a total of 104,000 shares of Common Stock for investor relations and consulting services.

On December 12, 2007, we entered into a Subscription Agreement with Atticus European Fund Ltd and Green Way Managed Account Series Ltd in respect of its segregated account, Green Way Portfolio D (collectively “Atticus”) pursuant to which the Company issued in a private placement transaction (the ”Private Placement”) to Atticus an aggregate of 18,750,000 shares of Common Stock at a price of US$0.80 per share for an aggregate purchase price of US$15,000,000..

On December 31, 2007, we issued 200,000 shares of Common Stock for services rendered to us and 150,000 shares of Common Stock for consulting services.

Between January 1, 2008 and March 31, 2008, Legend issued a further 132,877 shares of common stock as a result of delays in lodging a registration statement.

Between April 1, 2008 and June 30, 2008, Legend issued a further 324,932 shares of common stock as a result of delays in lodging a registration statement and a further 30,800 shares of common stuck for consulting services.

On June 03, 2008, we entered into an Agency Agreement with BMO Nesbitt Burns Inc. (“BMO”), Wellington West Capital Markets Inc. and BBY Limited (collectively, the “Agents”) pursuant to which the Company issued in a private placement transaction (the ”Private Placement”) an aggregate of 42,000,000 shares of Common Stock at a price of US$2.50 per share for an aggregate purchase price of US$105,000,000 to accredited investors introduced by the Agents.

The securities described above were issued in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act) under Section 4(2) of the Act and/or under Regulation S promulgated under the Act.

Item 27.  EXHIBITS

Incorporated by
Reference to:

Exhibit No.	Exhibit
1.1	Subscription Agreement (1)
3.1	Certificate of Incorporation (1)
3.2	Amended Certificate of Incorporation (2)
3.3	Bylaws (1)
3.4	Specimen Stock Certificate (1)
3.5	Amendment to Certificate of Incorporation (3)
5.1	Opinion of Phillips Nizer LLP (4)
10.1	2006 Incentive Stock Option Plan (5)
10.2	Contract for the Sale of Mining Tenements (6)

10.3	Subscription Agreement dated as of December 12, 2007 (6)
10.4	Agreement with Iron Duketon Pty Limited dated November 2, 2007(7)
10.5	Agreement with Ansett Resources & Industries Pty Ltd. dated November 7, 2007(7)
10.6	Agreement with King Eagle Resources Pty Limited dated December 7, 2007(8)
10.7	Form of Subscription Agreement for BMO Offering (4)
10.8	Agency Agreement dated as of June 3, 2008 (4)
10.9	Registration Rights Agreement dated as of June 3, 2008 (4)
10.10	Form of Broker Warrant (4)
10.11	Share Options Agreement dated July 14, 2008 with Indian Farmers Fertilizer Cooperative Limited (IFFCO)(10)
21.1*	Subsidiaries of the Registrant (4)
23.1	Consent of Phillips Nizer LLP (included in Exhibit 5.1) (4)
23.2	Consent of PKF, Certified Public Accountants, A Professional Corporation (11)

Footnotes:

(1)	Incorporated herein by reference to the Company’s Registration Statement on Form S-1, filed on February 2, 2001, File No. 333-55116, and the amendments thereto.

(2)	Incorporated herein by reference to the Company’s current report on Form 8-K filed on March 21, 2003.

(3)	Incorporated herein by reference to the Company’s annual report on Form 10-KSB for the fiscal year ended December 31, 2006.

(4)	Previously filed.

(5)	Incorporated by reference to the Appendix to the Company’s Proxy Statement filed on October 19, 2006.

(6)	Incorporated herein by reference to the Company’s Current Report on Form 8-K filed on December 19, 2007.

(7)	Incorporated herein by reference to the Company’s Current Report on Form 8-K filed on December 28, 2007.

(8)	Incorporated herein by reference to the Company’s Current Report on Form 8-K filed on December 28, 2007.

(9)	Intentionally Omitted.

(10)	Incorporated herein by reference to the Company’s Current Report on From 8-K filed on July 16, 2008.

(11)	Filed herewith

Item 28.  UNDERTAKINGS

(a) The undersigned registrant hereby undertakes that it will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of or used or referred to by the undersigned;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned or its securities provided by or on behalf of the undersigned; and

(iv)	Any other communication that is an offer in the offering made by the undersigned to the purchaser.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(6) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and  contained in a form of prospectus filed by the registrant pursuant to Rule 424 (b)(1) or (4), or 497(h) under the Securities Act of 1933, shall be deemed to be part of this registration statement as of the time it was declared effective.

(7) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of those securities.

(8) For the purpose of determining liability under the Securities Act to any purchaser:

(i)
Each prospectus filed pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus is deemed part of and included in this registration statement;

(ii)
Each prospectus require to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in this registration statement as of the earlier date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement shall be made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(iii)
Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in any document incorporated or deemed incorporated by reference into the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the State of Victoria, Australia on October 5 , 2009.

LEGEND INTERNATIONAL
HOLDINGS, INC.

By:	Peter Lee
Name:	Peter Lee
Title:	CFO & Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter Lee and Brian Brodrick and each of them, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign this Registration Statement and any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue thereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

/s/ J.I. Gutnick	President, Chairman of the Board and Chief Executive Officer	October 5, 2009
Joseph I Gutnick

/s/ David Tyrwhitt	Director	October 5, 2009
David Tyrwhitt

/s/ Peter Lee	Secretary, Chief Financial Officer and Principal Accounting Officer	October 5, 2009
Peter Lee

/s/ U.S. Awasthi	Director	October 5, 2009
U.S. Awasthi

/s/ Manish Gupta	Director	October 5, 2009
Manish Gupta

/s/ Allan Trench	Director	October 5, 2009
Dr Allan Trench

/s/ Henry Herzog	Director	October 5, 2009
Henry Herzog